Exhibit 10.1

DATED AS OF JUNE 5, 2021
CF TROY HOLDINGS LLC COLONY CAPITAL OPERATING COMPANY, LLC EXISTING GPS (AS DEFINED HEREIN) AND EXISTING MANAGERS (AS DEFINED HEREIN)
PURCHASE AGREEMENT

TABLE OF CONTENTS
Page

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EXHIBITS
Exhibit A    Equity Commitment Letter
Exhibit B    Transition Services Agreement: Certain Terms
Exhibit C    List of Fund Document Amendments
Exhibit D    Fortress Clawback Guarantee
Exhibit E    European Representations and Warranties

SCHEDULES
Accounting Principles Schedule
Schedule 1.1(b)(iii)
Asset Reference Schedule
Allocation Schedule
Required Consents Schedule

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Tax Classification Schedule
Schedule 7.16(a)(ii)(A)
Business Employees Schedule
Disclosure Schedule

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2021, is entered into by and among Colony Capital Operating Company, LLC, a Delaware limited liability company (“CCOC”), the Existing GPs (as defined herein), and the Existing Managers (as defined herein) (the Existing GPs, the Existing Managers, and together with CCOC, the “Sellers,” and each, a “Seller”) and, CF Troy Holdings LLC a Delaware limited liability company (the “Buyer”). All capitalized terms used but not defined herein shall have the meanings specified in Article I.
R E C I T A L S:
WHEREAS, Sellers own, directly or indirectly through their Subsidiaries, the percentage of equity interests in the Transferred Entities set forth in Section 4.5(b) of the Disclosure Schedule attached hereto (the “Transferred Equity Interests”).
WHEREAS, Sellers own, directly or indirectly through their Subsidiaries, the right to control the business, operations, and affairs of the Fund Vehicles by holding (x) to the extent not owned directly or indirectly by Colony Management Participants, all of the issued and outstanding interests in the Existing GPs, including entitlements to receive distributions of carried interest attributable to the Fund Vehicles (if applicable); and (y) all of the issued and outstanding interests in the Existing Managers, including all entitlements to receive management fees in respect of the Fund Vehicles; and
WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, in exchange for the Closing Cash Consideration (subject to adjustment hereunder), the Assets.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1.    Certain Definitions. As used in this Agreement (including the recitals and Schedules hereto), the below terms have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“3% Annual Tax”  means the French 3% tax provided for by Articles 990 et seq. of the French Tax Code and real estate tax provided for by articles 990 D, 990 E, 990 F and 990 G of the French Tax Code.
“3% Tax Escrow Agreement” means, if applicable, the agreement to be entered into on or about the Closing Date between Sellers, Buyer, the relevant target entities and the escrow agent thereunder.

“Accounting Arbitrator” has the meaning set forth in Section 2.5(c).
“Accounting Principles” means those principles set forth in the Accounting Principles Schedule attached hereto.
“Accrued PTO Allowance” has the meaning set forth in Section 7.17(a)(vi).
“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Buyer or its Affiliates for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Transferred Entities, or (b) the acquisition in any manner, directly or indirectly, of all or a portion of the Assets, or consolidated total assets of the Transferred Entities, in each case, other than (x) the transactions contemplated hereby or any other transaction with Buyer or its Affiliates that is consistent with the transactions contemplated hereby, and (y) the sale or recapitalization of any of the portfolio investments managed by the Colony Fund Entities.
“Affiliate” has the meaning set forth in the Exchange Act; provided that for purposes of Section 10.2(a)-(d) and Section 10.2(f), the Transferred Entities and Fund Vehicles and their respective Subsidiaries shall not be Affiliates of Buyer; provided, further, that for purposes of this Agreement, SoftBank Group Corp., its Subsidiaries, and their respective portfolio companies and Affiliates (other than Fortress Investment Group LLC, its Subsidiaries, their respective managed accounts, any investment funds managed by any of the foregoing, and any portfolio companies of such investment funds) shall not constitute an Affiliate of Buyer or any of its Affiliates.
“Affiliate Agreement” has the meaning set forth in Section 4.17.
“Affiliate Agreement List” has the meaning set forth in Section 4.17.
“Agreement” has the meaning set forth in the preamble hereto.
“AIFM” means an alternative investment fund manager, duly appointed by a Fund Vehicle or a Transferred Entity as an alternative investment fund manager for the purpose of the Directive.
“Allocated Values” has the meaning set forth in Section 2.4.
“Allocation Schedule” has the meaning set forth in Section 2.4.
“Antitrust Laws” means the HSR Act, the Sherman Act of 1890, the Clayton Act of 1914, and any other federal, state, or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Armonia Fund” has the meaning set forth in Section 7.22.
“Asset Reference Schedule” has the meaning set forth in Section 2.2 of the Disclosure Schedule.
“Assets” means the Interests and the Management Rights, collectively.

“Attorney-Client Communications” means any privileged communication occurring on or prior to the Closing between Clifford Chance, on the one hand, and Sellers, the Transferred Entities or any of their respective Affiliates, on the other hand, relating to the transactions contemplated hereby (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby), the attorney-client privilege and all other rights to any evidentiary privilege (to the extent occurring on or prior to the Closing and solely to the extent relating to the representation of Clifford Chance with respect to this Agreement and the transactions contemplated hereby).
“Benefit Plan” means each employment, consulting, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, salary continuation, change-in-control, retention, severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which a Transferred Entity is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, repatriation, restrictive covenant, clawback, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding instrument therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), in each case, (i) under which any Business Employee (or any dependent or beneficiary thereof) has any present or future right to compensation or benefits and (ii) that is maintained, sponsored or contributed to by a Transferred Entity, or with respect to which the Transferred Entity has any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Transferred Entity has any direct or indirect Liability, whether contingent or otherwise.
“Books and Records” means, with respect to any Person, originals (or, if originals are not available, copies) of all of such Person’s books and records, documents, data and databases, administrative records, complaint logs, policy forms and files, sales records and files, investor reporting and other correspondences, records relating to regulatory matters, customer lists, policy information, correspondence with Governmental Entities, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer-generated, recorded or stored) relating to the assets, properties, business, conduct and operations of such Person, including all such items relating to such Person’s legal existence, stock ownership, corporate management or other such corporate records.
“Business Day” means a day other than a Saturday, Sunday, federal holiday, international holiday or other day on which banks in the United Kingdom, European Union, or New York, New York are required or authorized to close.
“Business Employees” means either US Business Employees or Lux Business Employees, as the case may be, as set forth in Section 7.17(a)(i).

“Business Principals” means Noah Shore, David Hammerman, Richard Fleming, Jacky Wu, Jonathan Grunzweig and Ron Sanders, in each case for so long as such individual remains employed by an Affiliate of CCOC or Buyer, as the case may be.
“Buyer” has the meaning set forth in the preamble hereto.
“Buyer 401(k) Plan” has the meaning set forth in Section 7.17(a)(vii).
“Buyer Taxes” means (i) any Taxes imposed on any Controlled Transferred Entity, Fund Vehicle, or Non-Controlled Transferred Entity for a Tax period beginning after the Closing Date or for a Post-Closing Straddle Period, in each case, to the extent attributable to the direct or indirect ownership by Buyer or its Affiliates of an Interest in such Controlled Transferred Entity, Fund Vehicle, or Non-Controlled Transferred Entity during such period (other than any Taxes which are treated as Excluded Taxes pursuant to clause (ii) or (iii) of the definition of “Excluded Taxes” or arise as a result of the breach of any covenant of Sellers contained in Section 7.3 (Prohibited Transactions) of this Agreement), (ii) Taxes resulting from a breach of Section 7.15(n) (and for purposes of this clause (ii) and the definition of “Buyer Taxes,” clause (v) of Section 7.15(n) shall be read without regard and without giving effect to the phrase “that would be reasonably expected to increase Taxes of Sellers or their Affiliates” (as if such phrase had not been included in Section 7.15(n)); and, (iii) Transfer Taxes to be borne by Buyer pursuant to Section 7.15(a). For avoidance of doubt, in the case of Taxes described in clause (i) or (ii) of the preceding sentence that are imposed on or borne by a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity, the portion of such Taxes that are Buyer Taxes shall be limited to the amount of such Taxes that are economically borne by the relevant Seller of the interest transferred at the Closing in the applicable Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity. Buyer Taxes with respect to a Post-Closing Straddle Period shall be determined in accordance with Section 7.15(m).
“Buyer’s Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.1 (Formation; Existence), Section 6.2 (Power and Authority) and Section 6.7 (Brokers’ Fees).
“Capital Account Balance” means, with respect to any Interest, a Seller’s capital account balance in the applicable Transferred Entity with respect to such Interest as determined by the respective general partner or manager of such Transferred Entity and reported on the financial statements of such Transferred Entity, as of the Cut Off Date.
“Capital Commitment” means, with respect to any Interests, the aggregate amount that a Seller or Existing GP, as applicable, has committed to contribute to the applicable Transferred Entity or Fund Vehicle, as applicable, with respect to such Interests (including any Remaining Capital Commitment with respect to such Interests).
“Capital Contribution” means, with respect to any Interests, the aggregate amount that a Seller or Existing GP, as applicable, has contributed to the applicable Transferred Entity or Fund Vehicle, as applicable, with respect to such Interests in accordance with the Organizational Documents of such Transferred Entity or Fund Governance Document of such Fund Vehicle.
“CCOC” has the meaning set forth in the preamble hereto.

“CFI RE Holdco Investments” means the French Portfolio Investments directly or indirectly owned by ColFin CPI Funding, LLC, Col REO Victoria B S.à r.l., and ColFin Lir Funding, LLC.
“Claims Notice” has the meaning set forth in Section 10.4(a).
“CLNC” means Colony Credit Real Estate, Inc.
“Closing” has the meaning set forth in Section 3.1.
“Closing Cash Consideration” has the meaning set forth in Section 2.2.
“Closing Cash Consideration Allocation” has the meaning set forth in Section 7.15(b).
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986.
“Colony Fund Entities” means, collectively, the Existing GPs and the Existing Managers.
“Colony Management Participant” means any Person (or any Affiliate or tax or estate planning vehicle thereof) who is a current or former employee, officer or director of Sellers or their Affiliates and is entitled to receive distributions of carried interest attributable to the Fund Vehicles, which holdings for all such Persons in the aggregate is set forth under the title “Colony Management Participants” in Section 1.1(a) of the Disclosure Schedules, except to the extent such Colony Management Participant remains to be determined in respect of CDCF V in accordance with Section 7.2(c).
“Company Name” has the meaning set forth in Section 7.10(b).
“Comparable Position” has the meaning set forth in Section 7.17(a)(i).
“Confidential Information” means all information of a confidential, non-public or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to Sellers and their Affiliates (including the Colony Fund Entities, the Transferred Entities and the Fund Vehicles) relating to their operation of the business being transferred hereunder by the sale and purchase of the Assets, including, products, services or research or development of Sellers and their Affiliates (including Colony Fund Entities, the Transferred Entities and the Fund Vehicles) or its suppliers, distributors, customers, independent contractors or other business relations in each case in connection therewith. Confidential Information includes, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, Sellers and their Affiliates (including the Colony Fund Entities, the Transferred Entities and the Fund Vehicles) suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) other Intellectual Property.
“Confidentiality Agreement” means the confidentiality agreement entered into by and between Buyer and CCOC, dated as of December 18, 2020.
“Consent Excluded Asset Adjustment” has the meaning set forth in Section 7.1(c).
“Consent Excluded Assets” means the Transferred Equity Interests (or any portion thereof) of Sellers, with respect to which Sellers and Buyer are unable to obtain any Required Consent prior to the Closing Date for the sale, assignment, and transfer to Buyer of such Transferred Equity Interests as contemplated by this Agreement, and therefore, will not transfer to Buyer at the Closing; provided that anything in this Agreement to the contrary notwithstanding, in no case shall any GP Interests or Management Rights associated with any Fund Vehicle become Consent Excluded Assets.
“Consent Solicitation Materials” means such materials provided to the Limited Partners of the Fund Vehicles that the Parties reasonably determine to be necessary or advisable in order to enable such Limited Partners to provide the Limited Partner Consent and any other Required Consent, in each case applicable to each such Fund Vehicle and applicable Limited Partners, and the amendment and restatement of each Existing Limited Partnership Agreement, pursuant to Section 3.2(d) and the transactions contemplated by this Agreement, which for the avoidance of doubt shall include customary conflicts and risk factor disclosure provided in respect of pooled investment funds sponsored by Buyer and its Affiliates.
“Contract” means any legally binding agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, management agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other commitment, instrument or arrangement (whether written or oral).
“Controlled Transferred Entities” means each entity listed in the column titled “Transferred Entities” in Section 1.1(c) of the Disclosure Schedule, with a parenthetical indicating that it is controlled by Sellers.
“Controlled Transferred Entity Tax Proceeding” has the meaning set forth in Section 7.15(g).
“CRC” means, collectively, California Resources Elk Hills, LLC, a Delaware limited liability company, and CRC Marketing, Inc., a Delaware corporation.
“Cut Off Date” means March 31, 2021.
“D&O Indemnified Parties” has the meaning set forth in Section 7.11(a).
“Deductible” has the meaning set forth in Section 10.6(a).

“Directive” means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers, Commission Delegated Regulation (EU) No 231/2013 of 19 December 2012 supplementing Directive 2011/61/EU, any relevant implemented legislation or regulations relating thereto (in particular the Luxembourg law of 12 July 2013 on alternative investment fund managers, as amended from time to time) and any guidance relating thereto issued by the European Securities and Markets Authority from time to time.
“Dispute Statement” has the meaning set forth in Section 10.4(c).
“DOJ” has the meaning set forth in Section 7.5(b).
“DOL” has the meaning set forth in Section 4.14(g).
“Employee Retention Plan” means those certain individual employee retention arrangements of CCOC adopted in connection with the transactions contemplated by this Agreement.
“Environment” means any environmental medium or natural resource, including ambient air, surface water, groundwater, drinking water, sediment and surface and subsurface strata.
“Environmental Claims” means any written claims, notice of noncompliance or violation or legal proceedings by any Governmental Entity or Person alleging material liability arising under any Environmental Law.
“Environmental Laws” means any applicable United States (or other applicable jurisdiction) federal, state, provincial, local or municipal statute, law, rule, regulation, ordinance, code, policy (to the extent such policy is binding on the applicable Governmental Entity) or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment.
“Equity Commitment Letter” means the equity commitment letter attached as Exhibit A hereto, from the equity financing sources specified therein, dated as of the date hereof.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” has the meaning set forth in Section 5.21(e).
“ERISA Partners” has the meaning set forth in Section 5.21(h).
“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement entered into by and among the Escrow Agent, Buyer, and CCOC, dated as of April 14, 2021, as amended and restated on May

12, 2021, and as further amended on May 19, 2021, May 27, 2021 and on May 28, 2021, as may be further amended, restated, supplemented or otherwise modified from time to time.
“Escrow Amount” means $40,000,000, comprised of the Initial Deposit, the Second Deposit, and the Retention Payment.
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Asset” means any Consent Excluded Asset or Transfer Cost Excluded Asset or any Transferred Entity as to which an Intentional MAE has occurred.
“Excluded Obligations” means any Liabilities or obligations relating to (i) any Excluded Asset, (ii) any actions or omissions taken by the Existing GP, Existing Manager or any of their Affiliates or any of their respective Representatives prior to the Closing (including in respect of Taxes, without duplication of Excluded Taxes) for which the relevant Existing GP and/or Existing Manager is not entitled to exculpation pursuant to the Fund Governance Documents of the relevant Fund Vehicle, in effect prior to Closing; provided that to the extent that any such Liabilities or obligations contemplated by this clause (ii) are prohibited by Law, Governmental Order or Contract entered into on or prior to the Closing or, following the Closing, after giving effect to the procedures in Article X, in respect of the Existing GP, Existing Manager or such Affiliate from being borne directly or indirectly by the relevant Fund Vehicle or any of its Subsidiaries, such Liabilities or obligations shall constitute Excluded Obligations, (iii) Intercompany Obligations and Agreements, and (iv) the matters set forth on Section 1.1(d) of the Disclosure Schedule.
“Excluded Taxes” means (i) any Taxes imposed on any Controlled Transferred Entity, Fund Vehicle, or Non-Controlled Transferred Entity to the extent of the portion of the Tax attributable to the interest directly or indirectly acquired, for a Pre-Closing Tax Period or Pre-Closing Straddle Period, in each case, to the extent attributable to the direct or indirect ownership by a Seller or its Subsidiaries of an Interest in such Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity during such PreClosing Tax Period or PreClosing Straddle Period; (ii) without duplication, any Taxes or any out-of-pocket costs or expenses (including reasonable attorneys’ fees) resulting from, in connection with or arising out of a breach of a representation or warranty contained in Section 4.13 (Tax Representations) or Section 5.24 (Tax Representations) (for purposes of this definition of “Excluded Taxes”, each representation and warranty in Section 4.13(h) shall be read without regard and without giving effect to the term “to the Knowledge of”, or similar phrases or qualifiers contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty)); (iii) any Taxes for which a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity is liable as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group prior to the Closing under Treasury Regulation Section 1.1502-6 or comparable provision of U.S. federal, state, or local or non-U.S. Tax law, to the extent of the portion of the Tax borne by such Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity that is attributable to the interest in such Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity directly or indirectly acquired; (iv) Taxes or other payments in respect of or related to Taxes (including any out-of-pocket costs or expenses (including reasonable attorneys’ fees) related to Taxes) required to be paid by a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity to any party under any Tax Sharing Agreement (whether written or not) entered into before the Closing or by reason of being a successor-in-interest or transferee of another entity, in each case with respect to this clause (iv), as a result of an act, transaction or event that occurs before the Closing, to the extent of the portion of such Tax or other payment borne by such Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity that is attributable to the interest in such Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity directly or indirect acquired; and (v) Transfer Taxes to be borne by Sellers pursuant to Section 7.15(a). For avoidance of doubt, in the case of Taxes described in clause (i), (ii), (iii) or (iv) of the preceding sentence that are imposed on or borne by a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity, the portion of such Taxes that are Excluded Taxes shall be limited to the amount of such Taxes that are economically borne by the owner of the interest transferred at the Closing in the applicable Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity (without taking into account any amendments made after Closing to the economic terms of such interest). Notwithstanding the foregoing, Excluded Taxes shall not include Taxes resulting from a breach of Section 7.15(n) (and for purposes of this sentence and the definition of “Excluded Taxes,” clause (v) of Section 7.15(n) shall be read without regard and without giving effect to the phrase “that would be reasonably expected to increase Taxes of Sellers or their Affiliates” (as if such phrase had not been included in Section 7.15(n)). Excluded Taxes with respect to a Pre-Closing Straddle Period shall be determined in accordance with Section 7.15(m). Sellers shall be liable under Article X in respect of Taxes described in the first sentence of this definition only if, and to the extent, such Taxes are Excluded Taxes or Excluded Obligations. In addition, for avoidance of doubt, Excluded Taxes shall not include any Taxes paid by a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity prior to Closing to the extent that liability for such Taxes is discharged as a result of such payment.
“Existing Fund Management Agreement” means any fund management agreement between an Existing Manager and a Fund Vehicle as listed in Section 1.1(a) of the Disclosure Schedule.
“Existing GPs” means each such entity listed in the column titled “Existing GPs” in Section 1.1(a) of the Disclosure Schedule.
“Existing Limited Partnership Agreements” means any limited partnership agreement, limited liability company agreement, or similar operating agreement of each Fund Vehicle.
“Existing Managers” means each such entity listed in the column titled “Existing Managers” in Section 1.1(a) of the Disclosure Schedule.
“Existing Side Letters” means the side letter agreements (or other similar side arrangements) between an Existing GP, as General Partner of the Fund Vehicles, and certain of the Limited Partners, pursuant to which such Limited Partners are entitled to certain additional rights as limited partners of the applicable Fund Vehicle or otherwise modify the obligations of the Limited Partners, including any amendments and/or restatements thereof.
“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Final Allocation Schedule” has the meaning set forth in Section 2.4.
“Final Closing Cash Consideration” has the meaning set forth in Section 2.5(d).
“Financial Statements” has the meaning set forth in Section 5.6(a)(i).
“Fortress Clawback Guarantee” has the meaning set forth in Section 3.2(d)(viii).
“Fortress Fund Entity” or “Fortress Fund Entities” means each New GP and New Manager.
“Fortress Loan” means that certain Loan and Security Agreement, dated as of April 30, 2021, by and among CDCF V Holdco Subsidiary, as borrower, CCOC, CDCF V GP Holdco, LLC, CDCF V, L.P., Colony Capital Credit V, L.P., CDCF V Lux Holdings, SCSP, CDCF V Holdings, SCSP, and CF Troy Finance LLC, as lender and collateral agent.
“Fraud” means that a Party hereto has committed fraud in the making of a representation or warranty contained in Articles IV, V, or VI of this Agreement and requires that: (i) the Party to be charged with such fraud made a false representation of material fact in Articles IV, V, or VI of this Agreement (including any “bringdown” or other confirmation with respect to any such representation or warranty); (ii) such Party had actual Knowledge that such representation was false when made; (iii) the false representation caused the Party to whom it was made, to take or refrain from taking action; and (iv) the Party to whom the false representation was made suffered damage by reason of such reliance.
“French OPCI” has the meaning set forth in Section 7.22.
“FTC” has the meaning set forth in Section 7.5(b).
“Fund Governance Documents” means, with respect to the Fund Vehicles, the Existing Limited Partnership Agreements and other Organizational Documents (including any and all subscription agreements, shareholders’ agreements, Existing Side Letters, management agreements, investment advisory agreements or other similar agreements).
“Fund Intellectual Property” has the meaning set forth in Section 5.14(a).
“Fund Transactions” means the transactions described in Section 3.2(d).
“Fund Vehicle Tax Proceeding” has the meaning set forth in Section 3.2(d).
“Fund Vehicles” means each entity listed in the column titled “Fund Vehicles” in Section 1.1(a) of the Disclosure Schedule, which shall include, for the avoidance of doubt, any arrangements pursuant to which partners or members of such Fund Vehicles invest directly in one or more investments of such Fund Vehicles, but shall exclude all Transferred Entities.
“Fundamental Representations” means, collectively, Buyer’s Fundamental Representations and Sellers’ Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, consistently applied.
“General Partner” means, in the case of a Fund Vehicle, the general partner or managing member of (or owner of a similar or corresponding interest in) such Fund Vehicle.
“Government Consents” means any consents required to be obtained from any Governmental Entity in order to consummate the transactions contemplated hereby, including the expiration or termination of any applicable waiting period under the HSR Act or approval or clearance under any other Antitrust Law.
“Governmental Entity” means any foreign, domestic, federal, territorial, state, county, regional, local, or other governmental authority, quasi-governmental authority, or instrumentality, or any regulatory, arbitrator, arbitration panel, administrative, or other agency, or any political or other subdivision, department, or branch of any of the foregoing.
“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, directive, assessment, subpoena, verdict, determination or award issued, promulgated or entered, whether preliminary or final, by or with any Governmental Entity of competent jurisdiction, including arbitration awards.
“GP Interests” means the general partnership or managing member interests held by the Existing GPs in a Fund Vehicle, as listed in Section 1.1(a) of the Disclosure Schedule, which for the avoidance of doubt shall exclude the portion of such interests that are indirectly held by Colony Management Participants that shall be converted into special limited partner interests in the applicable Fund Vehicles in accordance with Section 3.2(d).
“Hazardous Substance” means any toxic substance, hazardous material, dangerous substance, pollutant, contaminant, petroleum, petroleum based substance, asbestos containing material or PCBs, including any substance defined as a toxic or hazardous substance by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any state or local equivalents thereof.
“HP Entities” has the meaning set in Section 5.6(e).
“HP Funded Amounts” has the meaning set in Section 5.6(e).
“HP Protocol” has the meaning set in Section 5.6(e).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“ICE” has the meaning set forth in Section 4.14(g).

“Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including (a) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (d) all obligations under leases that have been (or must be, in accordance with GAAP) recorded as capital leases in respect of which such Person is liable as lessee, (e) any Liability of such Person in respect of banker’s acceptances or letters of credit, (f) all obligations of the Person to pay the deferred purchase price of business, asset, securities, property or services, whether contingent or otherwise (including holdbacks, amounts owed under any earn-out or similar performance payment, at the maximum value, or any seller notes or post-closing true-up obligations), other than ordinary course trade payables, to the extent not otherwise included pursuant to clause (g), (g) trade payables more than ninety (90) days past due, (h) all interest, fees, prepayment premiums, collection costs, and other expenses owed with respect to the indebtedness referred to above and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Indemnitee” has the meaning set forth in Section 10.4(a).
“Indemnitor” has the meaning set forth in Section 10.4(a).
“Initial Deposit” means $10,000,000 deposited into the Escrow Account on April 14, 2021.
“Intellectual Property” means all United States and foreign intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, brand names, corporate names and other source identifiers, and registrations, applications for registration and renewals thereof and all goodwill related thereto, (iii) copyrightable works, copyrights, registrations, applications for registration and renewals thereof, (iv) confidential and proprietary information, including trade secrets and know-how, (v) computer software programs, including all source code and object code, and (vi) similar intellectual property or proprietary rights.
“Intentional MAE” means, with respect to any Transferred Entity or any of its respective assets, a Material Adverse Effect on such Transferred Entity or its applicable Portfolio Investments that arose out of, resulted from, or is attributable to Fraud, willful misconduct, bad faith or gross negligence of a Seller or any Person acting on its behalf or at its direction.
“Intercompany Obligations and Agreements” has the meaning set forth in Section 7.9.
“Interests” means the GP Interests and the Transferred Equity Interests, collectively.
“Interests Distributions” means, with respect to any Interests and Portfolio Investments (as applicable), without duplication, (i) all proceeds from the sale, assignment, transfer,

conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of such Interests actually received by Sellers after as of the Cut Off Date and prior to the Closing Date and (ii) all other distributions, dividends, interest and payments of cash, securities after as of the Cut Off Date and prior to the Closing Date or other property paid or made with respect to or in connection with such Interests actually received by Sellers.
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“Investment Company Act” means the Investment Company Act of 1940.
“Investment Loan Files” has the meaning set forth in Section 5.20.
“Investment Loans” has the meaning set forth in Section 5.20.
“Investment Notes” has the meaning set forth in Section 5.20.
“Investment Vehicle” means, with respect to any Person, any other Person in which the first Person owns, directly or indirectly, an equity or debt interest and which is not a controlled Affiliate of the first Person.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, as to a particular matter, the actual knowledge, after reasonable inquiry, with respect to (i) Sellers, of any of those Persons identified on Section 1.1(b)(i) of the Disclosure Schedule, (ii) the Colony Fund Entities, of any of those Persons identified on Section 1.1(b)(ii) of the Disclosure Schedule, and (iii) Buyer, of any of those Persons identified on Section 1.1(b)(iii) of the Disclosure Schedule; provided, however, that solely for purposes of the representations and warranties in Article IV and Article V relating to a Non-Controlled Transferred Entity or its Portfolio Investment(s), which are qualified by “Knowledge,” “after reasonable inquiry” shall mean after discussion with the applicable internal portfolio manager responsible for such asset, as a reasonably prudent person would deem necessary, assuming the reasonable discharge of such Person’s professional duties in a professional manner.
“Latest Balance Sheet Date” means December 31, 2020.
“Law” means any constitutions, laws (including common laws), statutes, regulations, ordinances, codes, rules, standards, and Governmental Orders.
“Leased Real Property” means the real property and improvements which are subject of the Real Property Leases.
“Legal Proceeding” means any charge, complaint, claim, demand, cause of action, action, demand, prosecution, contest, inquest, suit, settlement, litigation, proceeding, arbitration, other alternative dispute resolution proceeding, audit, hearing, investigation, enforcement, inquiry or other proceeding (whether legal, judicial, arbitration, civil, commercial, administrative, criminal, investigative, formal or informal) by or before any Governmental Entity (including any arbitrator, mediator or similar dispute resolution body).

“Lessor Real Estate Leases” means all leases, subleases, licenses, or other agreements pursuant to which the Fund Vehicles, Transferred Entities or Portfolio Investments authorize or permit the use or occupancy of a Property and use of related improvements or portion thereof and are entitled to receive payment for such use and occupancy.
“Letter of Intent” means that certain amended and restated Letter of Intent, by and between Buyer and CCOC, dated as of May 10, 2021, as further amended on May 27, 2021 and May 28, 2021, as may be further amended, restated, supplemented or otherwise modified from time to time.
“Liability” means any and all direct or indirect Indebtedness, Taxes, liabilities, obligations, claims, Losses, royalties, deficiencies or responsibilities (whether known or unknown, asserted or unasserted, accrued or fixed, liquidated or unliquidated, due or to become due, absolute or contingent, matured or unmatured, or secured or unsecured, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including any claims under any Benefit Plan or compensatory plan, agreement, program or arrangement of Sellers or any of their Subsidiaries, but excluding any claims under the Employee Retention Plan).
“Licensed Intellectual Property” has the meaning set forth in Section 5.14(a).
“Lien” means any mortgage, deed of trust, claim, option, assignment, hypothecation, title retention, easement, right of occupation, right-of-way, covenant, conditional sale, pledge, security interest, restriction on transfer (including any right of first offer or right of first refusal), preemptive right, encumbrance, lien, charge of any kind or any other security agreement, arrangement or encumbrance, whether written or oral, to create any of the foregoing (including, but not limited to, any conditional sale or other title retention agreement any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law or any jurisdiction in connection with such mortgage, deed of trust, claim, option, assignment, hypothecation, title retention, easement, right of occupation, right-of-way, covenant, conditional sale, pledge, security interest, restriction on transfer, preemptive right, encumbrance, lien, charge of any kind or any other security agreement, arrangement or encumbrance).
“Limited Partner Consent” means the consent of the applicable Limited Partners to the transactions contemplated by this Agreement with respect to each Fund Vehicle, to the extent such consent is required by the Fund Governance Documents and/or applicable Law or regulations, in form and substance reasonably acceptable to Buyer and Sellers and, if such consent is required by applicable Law and/or regulations or the Fund Governance Documents, in form and substance required by such Law and/or regulations or the Fund Governance Documents, as applicable.
“Limited Partners” means the Persons who are limited partners of (or, in the case of a Fund Vehicle that is not a limited partnership, hold interests corresponding or similar to limited partnership interests in) a Fund Vehicle.
“Loan Information” means, with respect to any Investment Loan and any Third Party Loan, (i) customer identification number, name and address, (ii) loan commencement date, (iii) loan term, (iv) original loan amount; (v) monthly payment amount, (vi) terminal payment amount (if any), (vii) remaining outstanding balance, and (viii) description of security (if any).

“Loss” or “Losses” means all Taxes and other losses, damages, Liabilities, deficiencies, claims, demands, settlements, judgments, fines, actions, interest, awards, judgments, penalties, charge, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) actually suffered or incurred, and excluding any (a) punitive damages or (b) special, incidental, indirect, or consequential loss or any direct or indirect loss of profit, or loss of goodwill or possible business, and reputational harm, except, in the case of the foregoing clause (b), to the extent such Losses are a reasonably foreseeable result of the event that gave rise thereto or the matter for which recovery is sought hereunder, regardless of the form of action through which such Losses are sought, and except in the case of the foregoing clauses (a) and (b), to the extent any such Losses are payable as part of a third party claim or settlement for which the Indemnitee is entitled to indemnification under this Agreement.
“Lux Business Employees” has the meaning set forth in Section 7.17(a)(i).
“Management Rights” means the management rights of the Existing Managers with respect to the Fund Vehicles pursuant to the Existing Fund Management Agreements and/or Fund Governance Documents, including all entitlements to receive management fees in respect of the Fund Vehicles.
“Maranatha HP Data Tape” has the meaning set in Section 5.6(e).
“Maranatha Plans Documents” has the meaning set in Section 5.6(e).“Marked Materials” has the meaning set forth in Section 7.10(a).
“Material Adverse Effect” means,
(i)    with respect to the Colony Fund Entities, Transferred Entities, Portfolio Investments or the Fund Vehicles, as the case may be:
(A)    a material adverse effect on the ability of the Colony Fund Entities, Transferred Entities, the Fund Vehicles, or Sellers to consummate the transactions contemplated hereby; or
(B)    (x) a material adverse effect on the business, condition (financial or otherwise), assets, properties, regulatory or compliance status, or results of operations of the Colony Fund Entities, Transferred Entities, the Fund Vehicles or the Portfolio Investments, as the case may be, taken as a whole or (y) a material adverse effect on the ability of a New Manager or a New GP to perform its obligations under the New Limited Partnership Agreements or New Fund Management Agreements, in each case, assuming the New Manager or New GP performed such obligations as of the Closing in the same manner as conducted immediately prior to Closing or otherwise have a material adverse effect on the regulatory or compliance status of the New Manager or New GP at Closing (assuming each New Manager or New GP has obtained or shall obtain all necessary licenses and regulatory approvals in order to consummate the transactions set forth in this Agreement); provided that any adverse effect arising out of, resulting from, or attributable to any of the following will not constitute or be deemed to contribute to a Material Adverse Effect pursuant to this clause (B) with respect to the Colony Fund Entities, Transferred Entities, the Fund Vehicles or the Portfolio Investments, as the case may be, and will not be taken into account in determining whether a Material Adverse Effect with respect to the Colony Fund Entities, Transferred Entities, the Fund Vehicles or the Portfolio Investments, as the case may be, has occurred or may occur:
(1)    any event(s) or circumstances affecting the United States, Europe, or global economy or capital or financial markets generally, including changes in interest or exchange rates;
(2)    social or political conditions or civil unrest;
(3)    the negotiation, execution, or announcement of, the consummation of the transactions contemplated by, or the performance of the obligations under, this Agreement (other than Section 7.1(a), Section 7.2, Section 7.3, Section 7.5 and Section 9.8) or the transactions contemplated by this Agreement or this Agreement or the pendency of the transactions contemplated by this Agreement becoming publicly known either generally or in the industries in which the Colony Fund Entities, Transferred Entities, the Fund Vehicles or the Portfolio Investments, as the case may be, operate;
(4)    any changes in applicable Law (other than any Governmental Order not of general applicability issued in respect of the Colony Fund Entities, Transferred Entities, the Fund Vehicles or the Portfolio Investments, or their respective operations) or GAAP or the enforcement or interpretation thereof, in each case first arising after the date hereof;
(5)    effects of any action taken by Buyer or any of its Affiliates;
(6)    any acts of God, foreign or domestic hostilities, acts of war (regardless of whether declared), sabotage, terrorism, or military or police actions, or any escalation or worsening of any of these;
(7)    any infectious disease, epidemic, or pandemic (including COVID-19 and any mutations or other variations thereof) or other public-health crisis, or any action (whether mandatory, advisory, or otherwise) of any Governmental Entity relating thereto, or any escalation or worsening of any of these, and any actions reasonably taken in response to the foregoing;
(8)    any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that, subject to the other provisions of this definition, the underlying causes of such failures will not be excluded);

provided, however, that, in the case of clauses (1), (2), (6) and (7), any such event, occurrence, fact, circumstance, development, condition, change or effect may be taken into account in determining whether there has been a Material Adverse Effect to the extent such event, occurrence, fact, circumstance, development, condition, change or effect adversely affects the operations or financial condition of the business of the Colony Fund Entities, Transferred Entities, Portfolio Investments or Fund Vehicles, taken as a whole, in a disproportionate manner relative to other participants in the industry in which the Colony Fund Entities, Transferred Entities, Portfolio Investments or Fund Vehicles operate;
(ii)    with respect to Sellers, a material adverse effect on or that would reasonably be expected to prevent or materially delay or impair the ability of Sellers to consummate the sale of the Assets pursuant to this Agreement;
(iii)    with respect to Buyer, a material adverse effect on or that would reasonably be expected to prevent or materially delay or impair the ability of Buyer to consummate the purchase of the Assets pursuant to this Agreement.
“Material Contract” has the meaning set forth in Section 5.18(a).
“Material Contract List” has the meaning set forth in Section 5.18(a).
“Negative Adjustment” has the meaning set forth in Section 2.6(a).
“New Fund Management Agreement” has the meaning set forth in Section 3.2(d)(iii).
“New GP” has the meaning set forth in Section 3.2(d)(ii).
“New Limited Partnership Agreements” has the meaning set forth in Section 3.2(d)(ii).
“New Manager” has the meaning set forth in Section 3.2(d)(iii).
“New Marks” has the meaning set forth in Section 7.11(e).
“Non-Controlled Transferred Entities” means (i) each entity listed in the column titled “Transferred Entities” in Section 1.1(c) of the Disclosure Schedule, with a parenthetical indicating that it is not controlled by Sellers and (ii) (wherever the term “Non-Controlled Transferred Entities” is used in the definition of “Excluded Taxes,” “Buyer Taxes,” and Section 7.15) any entity (which is not a Transferred Entity or Fund Vehicle) in which any Transferred Entity or Fund Vehicle owns a direct or indirect equity interest (including any interest that is treated as an equity interest for U.S. federal income Tax purposes).
“Non-Controlled Transferred Entity Tax Proceeding” has the meaning set forth in Section 7.15(h).
“Non-TRC Entity Tax Return Consent Rights” has the meaning set forth in Section 7.15(e).
“Non-TRC Entities” has the meaning set forth in Section 4.13(n).

“OFAC” has the meaning set forth in Section 4.9.
“Offering Document” in respect of any Fund Vehicle, any private placement memoranda or other offering documents delivered to Limited Partners in such Fund Vehicle in connection with the offering of securities by such Fund Vehicle; provided that any references herein to “Offering Documents” shall be deemed to refer to such documents as qualified, modified or supplemented by the Fund Governance Documents of such Fund Vehicle; provided, further, that any statements as to compliance with any Offering Documents shall not be construed so as to import an obligation on any Person to update the disclosure set forth therein to reflect any material facts or changes subsequent to the currency date for the information contained therein.
“ordinary course,” when used with reference to the businesses of the Transferred Entities, means in the ordinary course of their businesses consistent with past practices, provided that actions reasonably taken or omitted to be taken after the date of this Agreement by reason of or in response to the actual or anticipated effects on the Transferred Entities of any infectious disease, epidemic, or pandemic (including COVID-19 and any mutations or other variations thereof) or other public-health crisis, or any action (whether mandatory, advisory, or otherwise) of any Governmental Entity relating thereto will not be deemed to be other than in the ordinary course of business.
“Organizational Documents” means, with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, including the Existing Limited Partnership Agreements; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter declaration of trust or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, subscription agreements, shareholders’ agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing, including any side letter agreements or other similar agreements entered into with one or more parties to any of the foregoing documents which purport to modify or vary the terms thereof or grant additional rights to such Persons, including Existing Side Letters, management agreements, investment advisory agreements or other similar agreements. For purposes of Article IV, Article V and Article VII of this Agreement, references to “Organizational Documents” shall mean the Organizational Documents of the Colony Fund Entities, the Fund Vehicles, the Transferred Entities and the Portfolio Investments, as the case may be. For the avoidance of doubt, any reference to the Organizational Documents of any Fund Vehicles shall include all Fund Governance Documents of such Fund Vehicles.
“Outside Date” has the meaning set forth in Section 11.1(c).
“Owned Intellectual Property” has the meaning set forth in Section 5.14(a).
“Owned Real Property” has the meaning set forth in Section 5.12(c).

“Parties” means, collectively, Sellers and Buyer and “Party” means any one of Sellers or Buyer.
“Pass-Through Tax Return” means a Tax Return of a Transferred Entity or Fund Vehicle that reports income or losses with respect to such Transferred Entity or Fund Vehicle but with respect to which the direct or indirect beneficial owners of such Transferred Entity or Fund Vehicle, and not any of the Transferred Entities or Fund Vehicles, are required to pay the related Tax on such income or are entitled to the benefit of such loss (including, for the avoidance doubt IRS Form 1065 and any similar U.S. state or local tax form).
“Plan Assets” has the meaning set forth in Section 5.21(h).
“Pension Plans” has the meaning set forth in Section 4.15(a).
“Permit” means any authorization, registration, license, permit, approval, or certificate issued by a Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, and in either case, for which adequate reserves specifically relating to such unmatured or disputed obligations have been established on the Transferred Entities’ Books and Records to the extent required by GAAP, (b) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith, and in either case, for which adequate reserves specifically relating to such unmatured or disputed obligations have been established on the Transferred Entities’ Books and Records, (c) minor irregularities in title to or imperfections on property that do not materially detract from the value of or materially impair the existing use of the property affected by such irregularities or imperfections, (d) Liens relating to deposits made in the ordinary course of business or arise as a matter of Law in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade Contracts or other similar agreements in respect of obligations not yet due and payable or which are being contested in good faith, and in the latter case, for which adequate reserves specifically relating to such unmatured or disputed obligations have been established on the Transferred Entities’ Books and Records to the extent required by GAAP, (e) purchase money Liens on personal property acquired in the ordinary course of business, and (f) any utility company rights, easements and franchises that do not materially detract from the value of or materially impair the existing use of the property affected by such rights, easements or franchises.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), labor union, works council, unincorporated organization, other form of business entity or Governmental Entity.
“Plans” has the meaning set forth in Section 4.15(a).
“Policies” has the meaning set forth in Section 5.17.

“Portfolio Investments” means the (a) Investment Vehicles and/or controlled Affiliates of (1) the Transferred Entities, (2) any Investment Vehicles of the Transferred Entities which are not Fund Vehicles, and (3) Fund Vehicles, and (b) to the extent not covered by the foregoing, (i) any other portfolio investments managed, advised or controlled (whether directly or indirectly) by the Colony Fund Entities and (ii) any entity in which any Transferred Entity, Investment Vehicle or Fund Vehicle owns a direct or indirect equity interest (including any interest that is treated as an equity interest for U.S. federal income Tax purposes).
“Positive Adjustment” has the meaning set forth in Section 2.6(a).
“Post-Closing Statement” has the meaning set forth in Section 2.5(a).
“Post-Closing Straddle Period” means the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Prohibited Person” means a Person, government, country or entity acting, directly or indirectly, in contravention of any applicable money laundering regulations or conventions of the United States or other international jurisdiction, or on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Financial Action Task Force on Money Laundering, the Organization for Economic Cooperation and Development, OFAC, the U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central intelligence Agency, and U.S. Internal Revenue Service, or other similar or successor entities.
“Properties” means, collectively, the Owned Real Properties and the Leased Real Properties.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser Credits” means, except as otherwise provided in Section 7.4 of the Disclosure Schedule, the aggregate amount of net proceeds actually received by Sellers prior to the Closing from any sale or recapitalization of a Transferred Entity, Fund Vehicle or any Portfolio Investment, or any asset of any of the foregoing (including all or any portion of any asset that constitutes real property), including any pre-payment or other payment of principal under any Investment Loan or Investment Note, as applicable, since March 31, 2021, and prior to the Closing, and net proceeds actually received by Sellers shall be determined after taking any Taxes imposed as a result of such sale or recapitalization that were taken into account by the Parties when valuing the Transferred Entity, Fund Vehicle, or Portfolio Investment or asset, as applicable for purposes of determining the Allocated Values. Cash proceeds received by Sellers prior to the Closing that did not result from any sale or recapitalization of a Transferred Entity, Fund Vehicle, Portfolio Investment or any asset of any of the foregoing (including all or any portion of any asset that constitutes real property), each as more fully described in the first sentence of this definition above, shall not be a Purchaser Credit and shall accrue to the benefit of Sellers.

“Real Property Leases” has the meaning set forth in Section 5.12(a).
“Real Property List” has the meaning set forth in Section 5.12(a).
“Reserve Report” has the meaning set forth in Section 5.15.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“REIT Tests” has the meaning set forth in Section 7.15(o).
“Remaining Capital Commitment” means with respect to any Interest, the amount of a Seller’s or Existing GP’s capital commitment to the applicable Transferred Entities or Fund Vehicles pursuant to their Organizational Documents or Fund Governance Documents with respect to such Interest that may be required to be funded by such Seller or its Subsidiaries to such Transferred Entity or Fund Vehicle as of the Cut Off Date, as calculated in accordance with the applicable Organizational Documents and Fund Governance Documents.
“Representatives” means, as to any Person (a) its Affiliates and its and their respective equity holders, officers, directors, managers, employees and potential financing sources and (b) counsel, accountants, advisers, consultants, representatives and agents of any of the foregoing in clause (a).
“Required Consents” means all consents, notices, legal opinions, filings, assignments, amendments, modifications, waivers, or approvals from any Persons or Governmental Entities (including any Limited Partner Consents or other consents pursuant to the Fund Governance Documents or the Organizational Documents of the Transferred Entities, any Colony Fund Entities or Portfolio Investments), and the waiver of (or expiration without exercise of all applicable periods with respect to) all rights of first refusal, in each case order to permit the Fund Transactions to occur and, in each case, as set forth on the Required Consents Schedule, except for those which relate to any Transferred Equity Interests which become Excluded Assets.
“Retention Payment” means a $10,000,000 deposit, deposited into the Escrow Account no later than two (2) Business Days after the date hereof and in connection with the execution of this Agreement.
“RWI Policy” has the meaning set forth in Section 7.12.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated or restricted persons maintained by a Governmental Entity of the United States (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant jurisdiction; (b) organized, resident or located in a Sanctioned Country; or (c)

in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b).
“Sanctions” means all Laws and orders relating to economic, financial, or trade sanctions administered or enforced by the United States (including by OFAC and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Entity.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Deposit” means a $20,000,000 deposit, deposited into the Escrow Account no later than two (2) Business Days after the date hereof and in connection with the execution of this Agreement.
“Securities Act” means the U.S. Securities Act of 1933.
“Seller 401(k) Plan” has the meaning set forth in Section 7.17(a)(vii).
“Sellers’ Fundamental Representations” means the representations and warranties of Sellers set forth in Section 4.1 (Formation; Existence), Section 4.2 (Power and Authority), Section 4.3(a) (No Conflict), Section 4.4 (Title to Transferred Equity Interests), Section 4.5 (Capitalization), Section 4.7 (List of Interests Distributions, Commitments, etc.) but only with respect to the amount of capital commitments and remaining capital commitments as of the December 31, 2020, Section 4.11 (Brokers’ Fees), Section 5.1 (Formation; Existence), Section 5.2 (Power and Authority), Section 5.3(a) (No Conflicts), Section 5.4 (Title to GP Interests), Section 5.5 (Capitalization), Section 5.20(a) (Loans), and Section 5.23 (Brokers’ Fees).
“Seller Guarantees” has the meaning set forth in Section 7.13.
“Seller Names” has the meaning set forth in Section 7.10(a).
“Seller Trademarks” has the meaning set forth in Section 7.10(a).
“Sellers” has the meaning set forth in the preamble hereto.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares, economic interests or other similar interests, or the sole general partner interest or managing member or similar interest of such second Person.
“Supplemental Disclosure Schedule” has the meaning set forth in Section 7.20(k).
“Tax Authority” means any Governmental Entity responsible for the collection, operation or administration of Taxes.

“Tax Proceeding” has the meaning set forth in Section 7.15(b).
“Tax Proceeding Controlled Entity” means any Transferred Entity or any entity (that is not a Transferred Entity or a Fund Vehicle) in which any Transferred Entity or Fund Vehicle owns a direct or indirect equity interest (including any interest that is treated as an equity interest for U.S. federal income Tax purposes) with respect to which Sellers or their Affiliates are entitled under applicable Contracts or (in the absence of applicable Contracts) under applicable Law to control the conduct of Tax Proceedings.
“Tax Referee” has the meaning set forth in Section 7.15(b).
“Tax Returns” means any return, declaration, report, claim for refund or information return relating to Taxes, including any schedule or attachment thereto.
“Tax Sharing Agreement” has the meaning set forth in Section 4.13(g).
“Taxes” means any and all United States federal, state, local, municipal, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind, including, taxes imposed on, or measured by, net income, gross income, gross receipts, sales, use, value added, goods and services, escheat, ad valorem, non-ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, windfall profits, estimated, capital gains, capital stock, 3% Annual Tax, alternative or add-on minimum tax, as well as any related interest, penalties and additions to tax, in each case, imposed by a Tax Authority.
“Third Party Loan” has the meaning set forth in Section 5.20(b).
“Third Party Loan Files” has the meaning set forth in Section 5.20(b).
“Transfer Cost Excluded Asset” means any Transferred Equity Interest excluded from the transactions contemplated hereby at Sellers’ option in accordance with paragraph 3 of Section 12.3 of the Disclosure Schedule; provided that anything in this Agreement to the contrary notwithstanding, in no case shall any GP Interests or Management Rights associated with any Fund Vehicle become Transfer Cost Excluded Assets.
“Transaction Documents” means this Agreement, the exhibits and schedules hereto and thereto, the Escrow Agreement, and all other agreements, instruments, certificates, and other documents executed or to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing. The “Other Agreements” set forth in Section 7.4 shall be considered part of the “Transaction Documents” and the transactions contemplated thereby shall be considered a part of the transactions contemplated by this Agreement.
“Transaction Expenses” means, without duplication, (i) the amount of fees and expenses payable to outside legal counsel, banks, accountants, advisors, brokers, and other third parties payable by any Seller, Transferred Entity or Fund Vehicle that was incurred prior to the Closing and which remains unpaid as of the Closing, (ii) any change of control payment, transaction bonus, discretionary bonus, “stay-put” bonus and any similar payments that are payable to an employee of a Seller or its Subsidiaries or any Transferred Entity and payable solely as a result of the consummation of the sale of the Interests (i.e., single-trigger obligations) (together with the employer portion of any payroll or other employment taxes due in connection with any such payments), in each case other than to the extent such payments are part of and subject to the Retention Payment, (iii) any fees payable pursuant to any management, monitoring or similar agreements (including any accelerated costs or expenses and any termination costs, expenses or similar charges), in each case, to the extent not paid prior to the Closing, and (iv) fifty percent (50%) of the premium, underwriting fee, surplus lines taxes and related fees for the D&O tail run-off policy procured in connection herewith, in each case in connection with the preparation, negotiation, execution, or consummation of this Agreement, any other Transaction Document, or any costs, fees, or other expenses incurred in connection with or relating to, in whole or in part, the transactions contemplated hereby or thereby.
“Transfer Taxes” means all transfer, stamp, documentary, sales, use, registration, value-added, and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the transactions contemplated in this Agreement. For the avoidance of doubt, “Transfer Taxes” shall not include any Taxes determined by reference to income or gains.
“Transferred Entities” means each entity listed in the column titled “Transferred Entities” in Section 1.1(c) of the Disclosure Schedule.
“Transferred Equity Interests” has the meaning set forth in the recitals hereto.
“Transition Services Agreement” means the Transition Services Agreement, to be entered into by and between Buyer and CCOC (or an Affiliate thereof reasonably acceptable to Buyer) at the Closing, in a form reasonably satisfactory to Sellers and Buyer, that shall include the terms set forth on Exhibit B.
“TRC Entities” has the meaning set forth in Section 4.13(n).
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“Welfare Plans” has the meaning set forth in Section 4.15(a).
“US Business Employees” has the meaning set forth in Section 7.17(a)(i).
“USCIS” has the meaning set forth in Section 4.14(g).
Section 1.2.    Other Definitional and Interpretative Provisions. In this Agreement, unless the context otherwise requires:
(a)    The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The word “procure” as used in this Agreement shall mean to exercise voting rights and to use any and all other powers legally vested in them from time to time as a partner, limited or general, or other form of interest holder, including exercising any relevant contractual rights of such Person.
(c)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(d)    References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(e)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
(f)    References to any Law, statute or statutory provision include a reference to that Law, statute, or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date hereof), include subordinate legislation made under the relevant Law, statute, or statutory provision and shall be deemed also to refer to all rules and regulations promulgated under the relevant Law, statute, or statutory provision.
(g)    All pronouns used in this Agreement or any Transaction Document are gender-neutral: The masculine pronoun includes the feminine and the neuter (and vice versa).
(h)    Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(i)    “Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form.
(j)    References to any Person include the successors and permitted assigns of that Person.
(k)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(l)    The terms “Dollars,” “USD,” and “$” mean United States Dollars, the term “pounds” or £ mean the legal currency of the Great Britain, and the terms “euros,” “EUR,” or “€” mean the legal currency of the European Union.
(m)    this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
ARTICLE II

PURCHASE AND SALE
Section 2.1.    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer, and deliver to

Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Liens (other than transfer restrictions under securities Laws), the Assets.
Section 2.2.    Purchase Price. Subject to the terms and conditions of the Agreement (including the adjustments to the Purchase Price described in this Article II), the aggregate purchase price for the Assets will be $519,699,287 (the “Purchase Price”), as adjusted pursuant to Section 2.2 of the Disclosure Schedule and Section 12.3 of the Disclosure Schedule (as so adjusted, the “Closing Cash Consideration”).
Section 2.3.    Pre-Closing Deliveries. Sellers will have delivered to Buyer the following documents:
(a)    No later than five (5) Business Days prior to the Closing Date, Sellers shall cause to be prepared and delivered to Buyer for Buyer’s review and approval a written statement, prepared in accordance with this Agreement and the Accounting Principles, setting forth in reasonable detail together with reasonably detailed supporting calculations, information and documentation, Sellers’ good faith estimation of the Closing Cash Consideration (and each component thereof), as well as wire transfer instructions for the payment of the Closing Cash Consideration (collectively with such attachment, the “Estimated Closing Statement”). During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Estimated Closing Statement and Sellers shall provide Buyer and its Representatives reasonable access to (i)  the properties and Books and Records relating to the Transferred Entities, the Fund Vehicles and Portfolio Investments (to the extent within its control) and to be transferred pursuant to this Agreement, and (ii) the officers and other employees of Sellers and their Affiliates to the extent reasonably necessary to assist Buyer and its Representatives in their review of the Estimated Closing Statement. Sellers shall cooperate with Buyer in good faith to mutually agree upon the Estimated Closing Statement in the event Buyer disputes any item proposed to be set forth on such statement; provided, however, that if Buyer and Sellers are not able to reach mutual agreement prior to the Closing Date and such Estimated Closing Statement is prepared in good faith, then absent manifest error, the amounts set forth in the Estimated Closing Statement provided by Sellers to Buyer, as modified to include any changes agreed to by Sellers and Buyer, shall control for the purposes of determining the Closing Cash Consideration for the Closing, subject to adjustment pursuant to Section 2.5 and Section 2.6 following the Closing.
(b)    Final bills and wire-transfer instructions from each obligee of any Transaction Expenses.
Section 2.4.    Closing Cash Consideration Allocation. The Parties agree that the Closing Cash Consideration shall be allocated among the Assets (the “Allocated Values”) as set forth in the Allocation Schedule.
Section 2.5.    Adjustment Procedure.
(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare in good faith and deliver to Sellers a written statement (the “Post-Closing Statement”) prepared in accordance with this Agreement and the Accounting Principles, setting forth in reasonable detail together with reasonably detailed supporting calculations, information and documentation, Buyer’s good faith calculation of the Closing Cash Consideration (and each component thereof). If Buyer fails to deliver a Post-Closing Statement within this ninety (90) day period, then Sellers’ calculations as shown on the Estimated Closing Statement will be final and binding.
(b)    If Buyer delivers a Post-Closing Statement and Sellers disagree with Buyer’s calculations of the Closing Cash Consideration (and any component thereof), Sellers will notify Buyer in writing of such disagreement within forty five (45) calendar days after delivery of the Post-Closing Statement to Sellers, which notice will describe the nature of any such disagreement in reasonable detail, identify the specific items involved (the “Disputed Items”) and the dollar amount of each such disagreement, and provide reasonable supporting documentation for each such disagreement. If Sellers confirm in writing that they agree with the Post-Closing Statement, or if Sellers fail to deliver such a notice of disagreement within this forty five (45) day period, then Buyer’s calculations as shown on the Post-Closing Statement will be final and binding.
(c)    Each of Buyer and Sellers will provide the other and its Representatives with reasonable access to Books and Records and relevant personnel for purposes of resolving any disagreements that arise under this Section 2.5 and to negotiate in good faith to resolve any such disagreement. If Buyer and Sellers are unable to resolve all disagreements raised by Sellers pursuant to Section 2.5(b) within thirty (30) calendar days after delivery to Buyer of Sellers’ written notice of such disagreement, then such disagreements will be submitted for final and binding resolution to an independent and internationally recognized accounting firm as mutually agreed between the Parties (the “Accounting Arbitrator”). The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to the Disputed Items. The Accounting Arbitrator shall act as an expert and not as an arbitrator. The Accounting Arbitrator shall determine any dispute to the extent relevant to resolving the Disputed Items but the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator’s activities and jurisdiction shall be limited to the Disputed Items. The Accounting Arbitrator’s decision shall be based solely on the written submissions by Sellers and Buyer and their respective Representatives and not by independent review. Parties to instruct Accounting Arbitrator to deliver to Buyer and Sellers, as promptly as practicable after its appointment, but in any event within a period of thirty (30) Business Days following the date on which it was appointed, a written report setting forth the resolution of each such Disputed Item determined in accordance with the Accounting Principles and the terms of this Agreement, which, as to each amount in disagreement, will be an amount no less than the lesser of the amounts claimed by either Buyer or Sellers, and no greater than the greater of the amounts claimed by either Buyer or Sellers. The written decision of the Accounting Arbitrator on the matters will be final and binding on the Parties. The Accounting Arbitrator’s fees and any costs properly incurred in arriving at the determination (including any fees and costs of any advisers appointed by the Accounting Arbitrator) shall be borne by the Parties in inverse proportion to their respective gain and loss positions relative to the Disputed Items. For example, if Sellers challenge the calculation a Disputed Item by an amount of $100,000, but the Accounting Arbitrator determines that Sellers have a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Accounting Arbitrator and Sellers shall bear the other forty percent (40%) of such fees and expenses. Other than such fees and expenses of the Accounting Arbitrator, each of

Buyer and Sellers will be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 2.5.
(d)    The Closing Cash Consideration as finally determined pursuant to Section 2.5(b) or Section 2.5(c), as the case may be, is referred to as the “Final Closing Cash Consideration.” Buyer and Sellers shall prepare an updated version of the Allocation Schedule setting forth the Final Closing Cash Consideration (the “Final Allocation Schedule”). The Final Closing Cash Consideration shall be further allocated among the Assets as set forth in Section 7.15(b).
Section 2.6.    Closing Cash Consideration Adjustment. If following the final determinations pursuant to Section 2.5:
(a)    The Final Closing Cash Consideration is less than the Closing Cash Consideration (the difference between the two being the “Negative Adjustment”), then, no later than the third (3rd) Business Day following the determination of the Final Closing Cash Consideration, Sellers will pay to Buyer an amount equal to the Negative Adjustment, by wire transfer of immediately available cash funds to an account designated in writing by Buyer not less than the second (2nd) Business Day prior to the expiration of the before mentioned three (3) Business Day period.
(b)    If the Final Closing Cash Consideration is greater than, the Closing Cash Consideration (the difference between the two being the “Positive Adjustment”), then no later than the third (3rd) Business Day following the determination of the Final Closing Cash Consideration, Buyer will pay to Sellers an amount equal to the Positive Adjustment, by wire transfer of immediately available cash funds to an account designated in writing by Sellers not less than the second (2nd) Business Day prior to the expiration of the before mentioned three (3) Business Day period.
(c)    If the Final Closing Cash Consideration is equal to the Closing Cash Consideration, then no additional payment shall be necessary.
(d)    The Parties agree to report any Negative Adjustment or Positive Adjustment, as applicable, as an adjustment of the Purchase Price for U.S. federal income tax purposes and any other applicable Tax purposes, unless otherwise required by applicable Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).
Section 2.7.    Withholding Rights. Each Party shall be entitled to deduct and withhold from the Closing Cash Consideration or Final Closing Cash Consideration or other amount otherwise payable pursuant to this Agreement such amounts as such Party is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that, such Party shall use reasonable efforts to provide the Persons to which the applicable payment is to be made with notice at least ten (10) Business Days prior to the date of such payment of any proposed withholding and the Parties shall cooperate and use their reasonable efforts to eliminate or reduce any such withholding obligation. To the extent that such amounts are so withheld by a Party, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by such Party. A Party that deducts and withholds from a payment made pursuant to this Agreement shall promptly deliver or cause to be delivered to the Persons to which such payment is made reasonable evidence that any amount so deducted and withheld has been remitted to the appropriate Tax Authority and that all applicable Tax filings have been made in connection therewith.
ARTICLE III

CLOSING
Section 3.1.    Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Assets (the “Closing”) shall take place remotely by means of facsimile, email, or other electronic transmission and exchange of documents, on the tenth (10th) Business Day following the satisfaction or waiver of each of the conditions to the obligations of the Parties hereto set forth in Article VIII and Article IX (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or on such other date as Sellers and Buyer may mutually agree (the date on which the Closing occurs, the “Closing Date”). Any subsequent closing related to a Consent Excluded Asset shall occur in accordance with Section 7.1(c).
Section 3.2.    Payments and Deliveries at Closing. At the Closing, the Parties hereto shall take the following actions:
(a)    Each of the Parties will deliver or cause to be delivered:
(i)    fully executed copies of the Transition Services Agreement and the “Other Agreements” set forth in Section 7.4; and
(ii)    the payment by the Escrow Agent to Sellers, in cash by wire transfer of immediately available funds, of an amount equal to the Escrow Amount (as adjusted pursuant to the terms of the Escrow Agreement), as set forth in the wire-transfer instructions delivered to Buyer and the Escrow Agent with the Estimated Closing Statement, or as otherwise directed by Sellers to the Escrow Agent in writing at least three (3) Business Days prior to the Closing Date (with the Parties being obliged to issue joint written instructions to the Escrow Agent in sufficient time prior to the Closing Date to cause the foregoing to occur).
(b)    Sellers will:
(i)    deliver to Buyer duly executed instruments of transfer sufficient and appropriate to vest in Buyer (or such Affiliate of Buyer which Buyer designates to Sellers in writing at least three (3) Business Days prior to the Closing), all right, title and interest in the Assets (and each Asset’s interest in any Portfolio Investment), in each case, in form and substance reasonably acceptable to Buyer (it being understood that in connection with any such instruments of transfer, Sellers and their Affiliates and Subsidiaries shall not be required to make any additional representations or warranties, express or implied, not contained in this Agreement or incur any additional Liability beyond what Sellers are otherwise liable for pursuant to the terms of this Agreement); and
(ii)    deliver to Buyer the certificate(s) contemplated in Section 9.1 and Section 9.2.

(c)    Buyer will:
(i)    pay or cause to be paid on behalf of Sellers the Transaction Expenses, if any, to the intended beneficiaries thereof as set forth in the Estimated Closing Statement and wire-transfer instructions delivered by Sellers to Buyer pursuant to Section 2.3(a) and Section 2.3(b);
(ii)    pay or cause to be paid to Sellers in cash by wire transfer of immediately available funds an amount equal to the Closing Cash Consideration minus any Escrow Amount, as set forth in the wire-transfer instructions delivered to Buyer with the Estimated Closing Statement, or as otherwise directed by Sellers in writing at least three (3) Business Days prior to the Closing Date; and
(iii)    deliver to Sellers the certificate(s) contemplated in Section 8.1 and Section 8.2.
(d)    Fund Transactions.
(i)    With respect to each Existing GP, to the extent such Existing GP has made a Capital Commitment (including any Remaining Capital Commitment in respect thereof) that represents an indirect capital commitment by one or more Colony Management Participants to a Fund Vehicle, a portion of the Existing GP’s interest in the Fund Vehicle representing the portion owned indirectly by the Colony Management Participants shall be converted into a special limited partner interest in the applicable Fund Vehicle.  Concurrently therewith, each Existing GP shall assign to a New GP its GP Interest (representing the remainder of its interest in the Fund Vehicle that is not converted into a special limited partner interest and the entirety of such Existing GP’s right to control the business, operations and affairs of such Fund Vehicle) by entering into an assignment and assumption agreement with the applicable New GP.  The Existing GP, in its capacity as a special limited partner, shall thereafter continue to hold the Capital Commitments and entitlements to receive carried interest on behalf of the Colony Management Participants that it held prior to Closing.
(ii)    The Existing Limited Partnership Agreements of each Fund Vehicle shall be amended and restated by and among (1) the applicable Existing GP, as the withdrawing General Partner, (2) Buyer or its designated Affiliate, as the new General Partner (a “New GP”), and (3) the applicable Limited Partners of such Fund Vehicle and any other parties thereto (as amended and restated, the “New Limited Partnership Agreements”) to provide for the amendments attached hereto as Exhibit C and any other matters described in the Consent Solicitation Materials, each as may be modified pursuant to negotiations with Limited Partners to obtain the required Limited Partner Consents.
(iii)    Each Existing Manager shall assign its Management Rights to Buyer or its designated Affiliate (a “New Manager”) by entering into an assignment and assumption agreement with the New Manager in respect of each Existing Fund Management Agreement; provided that if Buyer elects to have Sellers provide advisory services pursuant to the Transition Services Agreement, then each Existing Manager which is an AIFM shall, during such time as it is providing advisory services pursuant to the Transition Services Agreement, provide the service of acting as the AIFM in respect of the Fund Vehicles for which it is providing such advisory services and for which it had acted as an AIFM prior to Closing. In their capacity as such, the applicable Existing Manager(s) shall be responsible for providing risk management, administrative and such other services as may be required pursuant to the Directive, provided that the New Manager shall be responsible for portfolio management, including decisions pertaining to the acquisition or disposition of any investments by such Fund Vehicles, subject to the oversight of the AIFM to the extent required by the Directive. Upon the termination of the Transition Services Agreement, CCOC shall cause such Existing Manager to terminate the provision of such services.
(iv)    Except as contemplated in the foregoing paragraph (iii), each New Manager and the applicable Fund Vehicles shall enter into a fund management agreement (in form and substance mutually agreed by the applicable Fund Vehicle and the New Manager) (the “New Fund Management Agreement”), pursuant to which the New Manager will assume responsibility for the management and administration of each Fund Vehicle (other than the Excluded Obligations), and which shall include all relevant amendments described in Exhibit C and may include any other amendments as described in any applicable Consent Solicitation Materials; provided that the consent of the Existing Manager shall be required in respect of any provisions of a New Fund Management Agreement which impose obligations or liabilities on the Existing Manager (other than the Excluded Obligations).
(v)    The New GPs and New Managers will assume the obligations and Liabilities (including, for the avoidance of doubt, all Remaining Capital Commitments not attributable to Colony Management Participants) of the Existing GPs and Existing Managers with respect to the GP Interests and Management Rights transferred at Closing; provided that the New GPs and New Managers shall not assume and shall not be responsible for, and the Existing GPs and Existing Managers shall remain responsible for any Excluded Obligations.
(vi)    The New GP (and New Manager, if applicable) shall execute an instrument of undertaking and assumption, in form and substance mutually agreed by the Existing GP and the New GP, with respect to the Existing Side Letters of the Limited Partners, whereby the New GP agrees to undertake and assume the obligations set forth therein (subject to the terms and conditions, and as more fully set forth, in each such instrument of undertaking and assumption and excluding the Excluded Obligations). Subject to any restrictions of the Existing Side Letters under applicable Law or pursuant to such Existing Side Letters, the Existing Side Letters may be amended as agreed by and among the New GP and the Limited Partner, each as applicable; provided that the consent of the Existing GP shall be required in respect of any amendments which would impose obligations on, create Liabilities of or materially adversely affect the rights or obligations of the Existing GP or Existing Manager.
(vii)    To the extent a Fund Vehicle has not distributed carried interest or made tax distributions or other similar advances in respect of distributions of carried interest prior to the Closing Date, all guarantees by Sellers (or their Affiliates, but not any Colony Management Participants) of carried interest clawback obligations in respect of such Fund Vehicles shall be terminated.
(viii)    Buyer or an Affiliate thereof reasonably acceptable to Sellers shall execute and deliver a guarantee for the benefit of each of the Fund Vehicles and each of their

Limited Partners to the extent that such a guarantee has been provided by Sellers (or their Affiliates, but not any Colony Management Participants) as required under the applicable Fund Governance Documents, in the form(s) attached hereto as Exhibit D (the “Fortress Clawback Guarantee”).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as disclosed in the Disclosure Schedule, each of the Sellers, severally and not jointly, hereby represents and warrants to Buyer, as to such Seller and not any other Seller, as follows.
Section 4.1.    Formation; Existence. Each Seller, Transferred Entity and Portfolio Investment is duly formed, validly existing and (if applicable) in good standing under the Laws of its respective jurisdiction of organization, and has all necessary power and authority to own, operate, or lease the properties, Interests, and assets now owned, operated, or leased by it as well as all necessary power to own the Interests, and to carry on its business as it has been and is currently conducted and in compliance in all material respects with their respective purpose. No bankruptcy, insolvency or pre-insolvency proceedings are pending with respect to a Seller or a Controlled Transferred Entity, nor are, to the Knowledge of such Seller, such proceedings threatened with respect to such Seller or any Controlled Transferred Entity. To the Knowledge of Sellers, no bankruptcy, insolvency or pre-insolvency proceedings are pending or threatened with respect to any Non-Controlled Transferred Entity or Portfolio Investment.
Section 4.2.    Power and Authority. Each Seller, and to the extent a party to any Transaction Document, each Transferred Entity and Portfolio Investment, and, subject to receipt of the Required Consents each Fund Vehicle, has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of such Seller, Transferred Entity or Portfolio Investment, and, with respect to each Fund Vehicle, will be duly and validly authorized and approved by such Fund Vehicle at Closing upon receipt of the applicable Required Consents, and no other proceeding on the part of such Seller, Transferred Entity, Portfolio Investment or, except for any proceedings necessary in order to obtain any applicable Required Consent, any Fund Vehicle, or any of their respective equityholders is necessary to authorize this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which such Seller, Transferred Entity, Fund Vehicle or Portfolio Investment is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by such Seller, Transferred Entity, Fund Vehicle or Portfolio Investment and (assuming due authorization, execution and delivery by the other parties thereto) constitutes, or in the case of such Transaction Documents will constitute, a legally valid and binding obligation of such Seller, Transferred Entity, Fund Vehicle or Portfolio Investment, enforceable against such Seller, Transferred Entity, Fund Vehicle or Portfolio Investment in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 4.3.    No Conflict.
(a)    Except for the Required Consents set forth on the Required Consents Schedule, and as otherwise set forth in Section 4.3 of the Disclosure Schedule, none of the execution and delivery by such Seller and to the extent a party to any Transaction Document, each Transferred Entity, Fund Vehicle and Portfolio Investment of, this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by such Seller, Fund Vehicle, Portfolio Investment or any Controlled Transferred Entity (including, to Sellers’ Knowledge, as it relates to any Non-Controlled Transferred Entity or Portfolio Investment) with any of the provisions hereof or thereof will (i) conflict with, or result in any breach or violation of any terms or provisions of its or any of the Organizational Documents, (ii) conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, mandatory prepayment or accelerate the performance required by or give rise to an event of default under, or require the consent of or the giving of notice to any Person under the terms of any investment agreement, joint venture agreement, shareholders’ agreement, loan agreement, portfolio agreement to which such Seller, Transferred Entity, Fund Vehicle or any Portfolio Investment is a party or any other contract, agreement or instrument, (iii) give rise to any rights of refusal, rights of first offer, tag-along rights, put option, call option, co-sale rights and other similar rights with respect to the Interests and/or, as applicable, any equity interests in the Transferred Entity, Fund Vehicle or any of the Portfolio Investment, (iv) result in any violation of any Law, or (v) with or without notice or lapse of time (or both), result in any violation of or default under (or give rise to a right of termination, cancellation, vesting, amendment, acceleration, purchase or sale under), result in the suspension or termination of any commitment period or investment period, occurrence of a key person event, or trigger a change of certain management rules disadvantageous for such Transferred Entity or Portfolio Investment, or cause event or other similar occurrence under the Organizational Documents, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien or Liens created by this Agreement) upon any of the properties or assets of such Seller, Fund Vehicle, Portfolio Investment or the Transferred Entities pursuant to, any Contract to which any of them is a party or by which any of them or their properties or assets are bound, including the Organizational Documents, except, in the case of clauses (ii), (iv) and (v), for such conflicts, violations, defaults, terminations or cancellations as would not (x) materially adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or (y) reasonably be expected to be material to the Assets, taken as a whole.
(b)    Except for the Required Consents set forth on the Required Consents Schedule, and as otherwise set forth in Section 4.3 of the Disclosure Schedule, no consent, waiver, approval, order, or Permit of, or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of such Seller, Portfolio Investment or any Controlled Transferred Entity in connection with the execution and delivery by such Seller, any Transferred Entity or their Portfolio Investment of this Agreement or the other Transaction Documents to which it is a party, as applicable, or the consummation by such Seller and to the extent a party to any transaction, each Transferred Entity and their Portfolio

Investment of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings, or notifications, the failure of which to make or obtain would not (i) materially adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or (ii) reasonably be expected to be material to the Assets, taken as a whole.
Section 4.4.    Title to Transferred Equity Interests. Sellers validly own, directly or indirectly through their Subsidiaries, beneficially and of record, all the rights, title, and interests in and to the Transferred Equity Interests and their Portfolio Investments set forth opposite such Seller’s or its Subsidiaries’ name in Section 4.5(b) of the Disclosure Schedule, free and clear of all Liens other than restrictions under applicable Laws, Permitted Liens, and Liens created by this Agreement and the Organizational Documents. Each Seller is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in their respective Transferred Equity Interests and Portfolio Investments to Buyer on the terms set out in this Agreement. No Person has the right (whether contingent or otherwise) to require the Fund Vehicles, the Controlled Transferred Entities or, to Sellers’ Knowledge, the Non-Controlled Transferred Entities (including their respective Subsidiaries) or their Investment Vehicles, to allot, issue, convert, register, sell or transfer, amortize, redeem or repay any share, security, loan capital or other interest in any Portfolio Investment. On the Closing Date, such Seller shall, or shall cause its Subsidiaries to, transfer to Buyer good title to all of such Seller’s, or its Subsidiaries’, respective Transferred Equity Interests and Portfolio Investments, free and clear of all Liens other than restrictions under applicable Laws, Permitted Liens, and Liens created by this Agreement and the Organizational Documents. Except for restrictions under applicable Laws, Permitted Liens, and Liens created by this Agreement and the Organizational Documents, there is no agreement or commitment to create any Liens, and no claim has been made that any person is entitled to any such Lien, with respect to the Transferred Equity Interests and to the Knowledge of Sellers, their Portfolio Investments.
Section 4.5.    Capitalization.
(a)    The Transferred Equity Interests as set forth in Section 4.5(b) of the Disclosure Schedule constitute all of the issued and outstanding equity interests owned, directly or indirectly, by Sellers or their Subsidiaries in the Transferred Entities. All of the Transferred Equity Interests are owned beneficially, legally, and of record directly by Sellers or indirectly by Sellers through their Subsidiaries.
(b)    Section 4.5(b) of the Disclosure Schedule sets forth a list of the Transferred Entities, and with respect to each Transferred Entity (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) the percentage of the issued and outstanding equity interests thereof, owned, directly by Sellers or indirectly through its Subsidiaries. All of the Transferred Equity Interests and any shares or other securities in the Transferred Entities and their related Portfolio Investments owned directly or indirectly by Sellers are validly issued, fully paid and nonassessable, and have been issued in compliance in all material respects with all applicable Laws and not in violation of preemptive or similar rights of any other Person. Other than as contemplated by this Agreement, there are no outstanding rights of first refusal or offer, preemptive rights, tag-along rights, options, warrants, call rights, redemption rights, phantom interests, profits interests, restricted units, other compensatory equity or equity-linked rights, convertible securities, subscription rights, exchange rights or conversion rights, in each case, relating to any securities of the Transferred Entities or, to the Knowledge of Sellers, any of their Portfolio Investments.
(c)    The structure charts set forth in Section 4.5(c) of the Disclosure Schedule are true, correct, and complete structure charts of each Transferred Equity Interest and each Controlled Transferred Entity, Fund Vehicle, Existing GP, and, to Sellers’ Knowledge, each Non-Controlled Transferred Entity and each Portfolio Investment, including (i) all percentage investment ownership information of the Persons set forth thereon (other than the Existing GPs), whether being equity, shareholder loans, or a combination of both, (ii) the name of each such Person, and (iii) the form of organization of each such Person. The Transferred Equity Interests and related interests in any of the Portfolio Investments, set forth on such structure charts constitute all of the issued and outstanding interests owned beneficially, legally and of record, directly or indirectly, by Sellers or their Subsidiaries, whether being equity, shareholder loans, or a combination of both, in the Transferred Entities, Fund Vehicle, and Portfolio Investments. Section 4.5(c) of the Disclosure Schedule sets forth a true, correct and complete list of the bank accounts owned by each Transferred Entity, and to the Knowledge of Sellers, each of their Portfolio Investments.
(d)    Each of the Organizational Documents of the Transferred Entities and Fund Vehicles and, to the Knowledge of Sellers, the Portfolio Investments are in full force and effect, have not been amended or varied from the versions set forth in Section 4.6(a) of the Disclosure Schedule. The Transferred Entities, Fund Vehicles and, to the Knowledge of Sellers, the Portfolio Investments are not in default under or in violation of any provision of its Organizational Documents (and no Seller or Transferred Entity has received written notice alleging any such breach or default), and no event has occurred that (with the giving of notice or the lapse of time or both) would reasonably be expected to constitute a material breach or default under any such Organizational Document by such Person or, to Sellers’ Knowledge, the applicable Portfolio Investment. To the Knowledge of Sellers, where required under the Laws and regulations of the relevant jurisdiction, the Organizational Documents have been duly submitted to the relevant Governmental Entity.
Section 4.6.    Agreements and Commitments.
(a)    Such Seller has made available to Buyer true, correct, and complete copies of all the Organizational Documents of the Transferred Entities, Fund Vehicles and all their Portfolio Investments as of the date hereof or as of the date provided pursuant to Section 7.20(f), as applicable (provided that, to Sellers’ Knowledge, solely with respect to the Non-Controlled Transferred Entities and their Portfolio Investments, such Organizational Documents are in the form provided to such Seller or its Subsidiaries by the applicable general partner or manager of such Person and are, to the Knowledge of Sellers, true, correct and complete copies of all Organizational Documents of such Persons), in each case as set forth in Section 4.6(a) of the Disclosure Schedule or as otherwise provided pursuant to Section 7.20(f). Other than this Agreement and the Organizational Documents set forth in Section 4.6(a) of the Disclosure Schedule, such Seller has not entered into any other Contracts with respect to such Seller’s Transferred Equity Interests in any Transferred Entity or their Portfolio Investment. Each such agreement to which such Seller or any Controlled Transferred Entity (and to the Knowledge of Sellers, each Non-Controlled Transferred Entity or their Portfolio Investment) is a party, as applicable, is valid and binding with respect to such Seller, Transferred Entity or their Portfolio Investment and is enforceable against such Seller, Transferred Entity or their Portfolio

Investment in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)    Each Seller has contributed to the extent required in accordance with the terms of the relevant Organizational Documents to the capital of the Transferred Entities in which Seller owns Transferred Equity Interests, all amounts, including all Capital Contributions due and payable in respect thereof. Each Controlled Transferred Entity, and to the Knowledge of Sellers, each Non-Controlled Transferred Entity has contributed to the capital of its Subsidiaries all amounts, including all Capital Contributions due and payable in respect thereof, in accordance with the terms of the Organizational Documents of such Transferred Entities’ Subsidiaries. Each Seller and each Controlled Transferred Entity, and to the Knowledge of Sellers, each Non-Controlled Transferred Entity, does not have any outstanding Liability with respect to any such Capital Contributions. There have been no Capital Contributions or Interests Distributions since December 31, 2020 to the date of this Agreement other than as disclosed on Section 4.6(b) of the Disclosure Schedule. Each Seller and each Controlled Transferred Entity and to the Knowledge of Sellers, each Non-Controlled Transferred Entity has paid all management fees due and payable by it in accordance with the terms of the Organizational Documents of such Persons. Each of the Sellers and each Controlled Transferred Entity, and to the Knowledge of Sellers, each Non-Controlled Transferred Entity has not made any voluntary Capital Contributions to any Transferred Entity or such Transferred Entity’s Subsidiaries, as applicable, or any Portfolio Investment in which they own an Interest or any other share or other security, nor have any been made on behalf of such Seller or Transferred Entity, as applicable.
(c)    None of any Seller, Controlled Transferred Entity or Fund Vehicle nor, to the Knowledge of Sellers, any of the Non-Controlled Transferred Entities or any of their Portfolio Investments has received written notice of any obligation to return any Interests Distributions or portions of Interests Distributions previously received by it from any of the Transferred Entities, or their Portfolio Investments. Any contractual obligation of a Seller, Fund Vehicle or Controlled Transferred Entity or, to the Knowledge of Sellers, Non-Controlled Transferred Entity or Portfolio Investment to return any Interests Distribution (upon the occurrence of any specified event or otherwise) is set forth on Section 4.6(c) of the Disclosure Schedule. As of the date hereof, none of the Fund Vehicles have made any distributions of carried interest in respect of the GP Interests.
(d)    To the Knowledge of Sellers, all Interests Distributions of the Fund Vehicles, the Transferred Entities and their Portfolio Investments have been made in accordance with the provisions of the relevant Organizational Documents and applicable Laws as to the allocation and order of priority of receipt of such Interest Distributions.
Section 4.7.    List of Interests Distributions, Commitments, etc. Section 4.7 of the Disclosure Schedule sets forth a true, correct and complete list of (i) the date and value of all Interests Distributions in respect of a Transferred Entity; (ii) all funded Capital Commitments and any capital commitments or similar funding obligations to any of the Transferred Entities’ Portfolio Investments, showing the date and amount of each payment since December 31, 2020 until the date of this Agreement; (iii) the amount of the total Capital Commitment and Remaining Capital Commitment (including, separately, any portion thereof attributable to Colony Management Participants), and any such capital commitments or similar funding obligations to any of the Transferred Entities’ Portfolio Investments previously made and remaining, and (iv)

all additional Capital Contributions, capital contributions or other funding obligations funded by such Seller, or any Controlled Transferred Entity and, to the Knowledge of Sellers, any Non-Controlled Transferred Entity or their Portfolio Investments since December 31, 2020 until the date of this Agreement, in each of cases (i) through (iv), for each Seller, Transferred Entity and its Portfolio Investment to the extent applicable (including, separately, any portion thereof attributable to Colony Management Participants).
Section 4.8.    Certain Conduct. From December 31, 2020 until the date of this Agreement, such Seller has not: (i) sold, assigned, transferred, delivered, or otherwise disposed of its Interests in a Transferred Entity; (ii) converted, exchanged, or redeemed any of its Interests in a Transferred Entity; (iii) created or permitted to exist any Lien on any of its Interests in a Transferred Entity, other than (x) the Liens and rights granted under this Agreement or any other Transaction Document and (y) any restriction or limitation pertaining to the sale, assignment, disposition, or transfer of its Interests (including any consents or approvals of transfers, rights of first refusal, and similar rights) arising out of or based on the Organizational Documents of a Transferred Entity or Fund Vehicle as set forth on the Required Consents Schedule; (iv) taken any action or failed to take any action the effect of which would be to cause such Seller to incur a penalty or other specified consequence under the applicable Organizational Documents, including the conversion of an Interest to a fixed obligation; (v) waived any material right with respect to any Transferred Entity, Fund Vehicle or their respective Portfolio Investments, or settled any Legal Proceeding; (vi) consented to any amendment or modification of any Organizational Document or Affiliate Agreement or entered into any new agreement that would constitute one of the foregoing if existing on the date hereof; (vii) made any voluntary Capital Contributions or failed to make any required Capital Contributions with respect to any Transferred Entity or Fund Vehicle in accordance with the terms of the applicable Organizational Document, or otherwise breached in any material respect any of its or its Affiliates’ obligations under any Organizational Documents; (viii) prior to Closing forgiven or released any debt owed by a Portfolio Investment to such Transferred Entity, (ix) taken any action described in Section 7.3(q), or (x) agreed or committed to do any of the foregoing. The Controlled Transferred Entities and, to the Knowledge of Sellers, the Non-Controlled Transferred Entities and their respective Portfolio Investments, do not provide any services to any Person who is not a Subsidiary.
Section 4.9.    Source of Funds. No Seller, Fund Vehicle or Controlled Transferred Entity, nor do any Non-Controlled Transferred Entity, and the respective Portfolio Investment of any of the foregoing Persons’ beneficial owners appear on the Specifically Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or is otherwise a party with which any Person is prohibited from dealing under the Laws of the United States. Such Seller further represents and warrants that the monies used to fund the investments in the Transferred Entities, Fund Vehicles and their Portfolio Investments (either by such Seller or its Affiliates) are not derived from, invested for the benefit of, or related in any way to, the governments of, or Persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Each Controlled Transferred Entity and Fund Vehicle and, to the Knowledge of Sellers, each Non-Controlled Transferred Entity and its Portfolio Investment (A) has conducted due diligence with respect to all of its and their beneficial owners, (B) to Sellers’ Knowledge has established the identities of its and their beneficial owners, and (C) will retain evidence of any such identities and any such due diligence (in accordance with applicable Law). Sellers warrant that Sellers, each Controlled Transferred Entity, Fund Vehicles and, and to the Knowledge of Sellers, each Non-Controlled Transferred Entity and their Portfolio Investments are not aware of or have any reason to suspect that (x) the monies used to fund Sellers’ investment (either by such Seller or its Affiliates) in the Transferred Entities, Fund Vehicles and their Portfolio Investments, have been or will be derived from or related to any illegal activities, including, money laundering activities, and (y) the proceeds from Sellers’ investment (either by such Seller or its Affiliates) in the Transferred Entities, Fund Vehicles and their Portfolio Investments, will be used to finance any illegal activities.
Section 4.10.    Litigation. There are, and during the past three (3) years there were no (a) Legal Proceedings pending or, to such Seller’s Knowledge, threatened against any Seller, any Controlled Transferred Entity or, to the Knowledge of Sellers, any Non-Controlled Transferred Entity or its Portfolio Investment, in each case that (i) relates to such Seller, Transferred Entity, its Portfolio Investment or any Interest or any of the operations and business of such Persons or (ii) seeks to prevent, enjoin alter or materially delay the consummation of the transactions contemplated hereby or (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon such Seller, any Transferred Entity or its Portfolio Investment, in each case of foregoing clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of such Seller, any Transferred Entity or any of its Portfolio Investments to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby or that would reasonably be expected to be material to the Assets, taken as a whole. There is also no judgment, award, order or decision to be issued by a court or any settlement agreement which is outstanding or pending against any Seller, any Controlled Transferred Entity, or, to the Knowledge of Sellers, any Non-Controlled Transferred Entity or their respective Portfolio Investments relating to such Seller or Transferred Entity, its Portfolio Investments or any Interests and no form of execution, or other form of enforcement process, has been made against any Seller, any Controlled Transferred Entity, or, to the Knowledge of Sellers, any Non-Controlled Transferred Entity or their respective Portfolio Investments or are pending against Sellers, Transferred Entity or Portfolio Investment. There is no Legal Proceeding commenced by such Seller or any Controlled Transferred Entity or, to the Knowledge of Sellers, any Non-Controlled Transferred Entity or their respective Portfolio Investments that is pending or threatened in writing against any other Person relating to the Interests or any of their Portfolio Investments.
Section 4.11.    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract entered into by such Seller or any Controlled Transferred Entity, or to the Knowledge of Sellers, any Non-Controlled Transferred Entity or their Portfolio Investments or on behalf of such Seller, any Transferred Entity or any of their Portfolio Investments.
Section 4.12.    Seller Acknowledgement. Such Seller acknowledges and agrees to the disclaimers set forth in Section 6.12 (Disclaimer of Additional Representations or Warranties of Buyer) hereof.

Section 4.13.    Tax Representations.
(a)    All material Tax Returns required to be filed with any Tax Authority by or on behalf of the TRC Entities have been timely filed in accordance with applicable Law (taking into account applicable extensions). All such Tax Returns were correct and complete in all material respects. All material Taxes due and payable by the TRC Entities have been fully and timely paid to the appropriate Tax Authority. To the Knowledge of Sellers, all material Tax Returns required to be filed with any Tax Authority by or on behalf of the Non-TRC Entities have been timely filed in accordance with applicable Law (taking into account applicable extensions). To the Knowledge of Sellers, all such Tax Returns were correct and complete in all material respects when filed. To the Knowledge of Sellers, all material Taxes due and payable by the Non-TRC Entities have been fully and timely paid to the appropriate Tax Authority.
(b)    No material audit, other administrative proceeding or judicial proceeding is pending or threatened in writing, that involves any Tax or Tax Return filed or paid by or on behalf of the TRC Entities. To the Knowledge of Sellers, no material audit, other administrative proceeding or judicial proceeding is pending or threatened in writing, that involves any Tax or Tax Return filed or paid by or on behalf of the Non-TRC Entities.
(c)    The TRC Entities have each withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. To the Knowledge of Sellers, the Non-TRC Entities have each withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(d)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any TRC Entity for any taxable period and no request for any such waiver or extension is currently pending. To the Knowledge of Sellers, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Non-TRC Entity for any taxable period and no request for any such waiver or extension is currently pending.
(e)    No jurisdiction in which any TRC Entity does not file a Tax Return has made a claim or assertion in writing that any TRC Entity is required to file a Tax Return in such jurisdiction. To the Knowledge of Sellers, no jurisdiction in which any Non-TRC Entity does not file a Tax Return has made a claim or assertion in writing that any Non-TRC Entity is required to file a Tax Return in such jurisdiction.
(f)    No TRC Entity has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local Tax Law). To the Knowledge of Sellers, no Non-TRC Entity has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local Tax Law).

(g)    No TRC Entity is a party to, is bound by, or has any obligation under, any written agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement pursuant to which it will have any obligation to make any payments after the Closing, other than customary commercial contracts entered into in the ordinary course of business (including, for the avoidance of doubt, any Fund Governance Document) for which Taxes are not the primary subject matter (collectively, a “Tax Sharing Agreement”) or has any liability for Taxes of any Person (other than any other entity that is a Controlled Transferred Entity, or Non-Controlled Transferred Entity) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Tax law, or as a transferee or successor. No Non-TRC Entity is a party to, is bound by, or has any obligation under a Tax Sharing Agreement or has any liability for Taxes of any Person (other than any other entity that is a Controlled Transferred Entity, Fund Vehicle, or Non-Controlled Transferred Entity) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Tax law, or as a transferee or successor.
(h)    No TRC Entity will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or non-U.S. income Tax Law, or for any other reason. To the Knowledge of Sellers, no Non-TRC Entity will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or non-U.S. income Tax Law, or for any other reason.
(i)    No TRC Entity has received a ruling, technical advice memorandum or similar document from any Tax Authority or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any other material binding agreement with any Tax Authority. To the Knowledge of Sellers, no Non-TRC Entity has received a ruling, technical advice memorandum or similar document from any Tax Authority or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any other material binding agreement with any Tax Authority.
(j)    No TRC Entity has made any election to apply the provisions of Subchapter C of Chapter 63 of the Code to any taxable year beginning on or prior to December 31, 2017. To the Knowledge of Sellers, no Non-TRC Entity has made any election to apply the provisions of Subchapter C of Chapter 63 of the Code to any taxable year beginning on or prior to December 31, 2017.

(k)    There are no outstanding requests for any Tax refund for any TRC Entity. To the Knowledge of Sellers, there are no outstanding requests for any Tax refund for any Non-TRC Entity.
(l)    The U.S. federal income tax classification of each TRC Entity as of the date hereof is set forth on the Tax Classification Schedule attached hereto, and each such TRC will continue to have such classification as of the Closing Date. To the Knowledge of Sellers, The U.S. federal income tax classification of each Non-TRC Entity as of the date hereof is set forth on the Tax Classification Schedule attached hereto, and to the extent within the control of Sellers, each such Non-TRC will continue to have such classification as of the Closing Date.
(m)    From December 31, 2020 until the date of this Agreement, Sellers have not made, changed, or revoked any material Tax election or changed in any method of Tax accounting of any TRC Entity, or amended any material Tax Return or waived or extended the statute of limitations in respect of any material Tax of any TRC Entity, adopted or changed any method of Tax accounting for any TRC Entity, filed any claims for Tax refunds for any TRC Entity, or settled any Tax claim, audit or assessment with respect to any TRC Entity or agreed or committed to do any of the foregoing, except, in the case of any action occurring between the date of this Agreement and the Closing Date, to the extent the action is permitted under Section 7.3. From December 31, 2020 until the date of this Agreement, Sellers have not made, changed, or revoked any material Tax election or changed in any method of Tax accounting of any Non-TRC Entity, or amended any material Tax Return or waived or extended the statute of limitations in respect of any material Tax of any Non-TRC Entity, adopted or changed any method of Tax accounting for any Non-TRC Entity, filed any claims for Tax refunds for any Non-TRC Entity, or settled any Tax claim, audit or assessment with respect to any Non-TRC Entity or agreed or committed to do any of the foregoing, except, in the case of any action occurring between the date of this Agreement and the Closing Date, to the extent the action is permitted under Section 7.3.
(n)    The Tax Classification Schedule attached hereto sets forth a list all (i) the Transferred Entities, (ii) the entities (which are not themselves Transferred Entities or Fund Vehicles) in which any Transferred Entity or Fund Vehicle owns a direct or indirect equity interest (including any interest that is treated as an equity interest for U.S. federal income Tax purposes) that is controlled by Sellers, their Affiliates, the Controlled Transferred Entities or the Fund Vehicles by ownership, contract or otherwise, in each case with respect to which Sellers, their Affiliates, the Controlled Transferred Entities or the Fund Vehicles have the power to control the Tax Returns (such entities, together with the Controlled Transferred Entities, the “TRC Entities”) and (iii) to the Knowledge of Sellers, the entities (which are not themselves Transferred Entities or Fund Vehicles) in which any Transferred Entity or Fund Vehicle owns a direct or indirect equity interest (including any interest that is treated as an equity interest for U.S. federal income Tax purposes) that are not TRC Entities (such entities, together with the Transferred Entities that are not Controlled Transferred Entities, the “Non-TRC Entities”). None of Sellers, their Affiliates, the Controlled Transferred Entities or the Fund Vehicles have the power to control the Tax Returns of the Non-TRC Entities.
(o)    The Tax Classification Schedule attached hereto (i) correctly reflects each entity that is a TRC Entity with a notation indicating that it is a TRC Entity and (ii) to the

Knowledge of Sellers, correctly reflects each entity that is a Non-TRC Entity with a notation indicating that it is a Non-TRC Entity.
(p)    The TRC Entities, and to the Knowledge of Sellers, the Non-TRC Entities, which own any real estate assets in France, as well as any direct or indirect shareholders or members of the relevant TRC Entities and, to the Knowledge of Sellers, the Non-TRC Entities, who fall within the scope of the 3% Annual Tax have either paid the 3% Annual Tax, or have been duly eligible for one of the tax exemptions applicable to the 3% Annual Tax, and the TRC Entities and, to the Knowledge of Sellers, the Non-TRC Entities, and their direct or indirect shareholders or members have carried out the formalities which are necessary, as the case may be, and have the relevant supporting documentation, in order to be exempt from the 3% Annual Tax, so that the TRC Entities, and to the Knowledge of Sellers, the Non-TRC Entities, cannot be held jointly liable with their past or present direct or indirect shareholders or members for the payment of the 3% Annual Tax.
(q)    This Section 4.13 comprises the exclusive representations by Sellers as to Tax matters of the TRC Entities and Non-TRC Entities and, together with Section 5.24, comprise the exclusive representations by Sellers as to Tax matters.
Section 4.14.    Labor and Employment Matters.
(a)    Sellers have made available to Buyer the name, title and current rate of compensation of all Business Employees as of the date of this Agreement. Each of the Controlled Transferred Entities is, and for the past six (6) years has been, in compliance in all material respects with all Laws relating to labor, employment and employment practices, including all Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, gratuity, leave encashment, classification of employees, verification of immigration status, and the collection and payment of withholding and social security Taxes and, to the Knowledge of Sellers, there are no Legal Proceedings pending against the Controlled Transferred Entities relating to actions brought under such Laws.
(b)    All individuals who perform or have performed services for the Controlled Transferred Entities have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws), and none of the Controlled Transferred Entities has notice of any pending or, to the Knowledge of Sellers, threatened inquiry or audit from any Governmental Entity concerning any such classifications. All the employees of the Controlled Transferred Entities are covered under insurance policies providing coverage with respect to workers compensation and benefits obtained by the Controlled Transferred Entities and such policies are valid and existing.
(c)    None of the Controlled Transferred Entities is a party to any collective bargaining agreement or other labor union contract applicable to their respective employees. To the Knowledge of Sellers, there are not any activities and proceedings of any labor union to organize any such employees. There is no unfair labor practice charge or complaint or representation claim or petition pending before any applicable Governmental Entity relating to the Controlled Transferred Entities or any employee thereof, and the Controlled Transferred Entities have not received written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Controlled Transferred Entities and no such investigation is in progress. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of Sellers, threatened against or affecting the Controlled Transferred Entities, and none of the Controlled Transferred Entities has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to their respective employees.
(d)    No officer, salesperson or key employee of the Controlled Transferred Entities has announced to the Controlled Transferred Entities a current intention to terminate such officer’s or employee’s employment with the Controlled Transferred Entities, as applicable. There are no disputes with former directors, employees or independent contractors of the Controlled Transferred Entities which remain unresolved.
(e)    None of the Controlled Transferred Entities has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign Law (the “WARN Act”) that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff, or term of similar import under any applicable similar Law.
(f)    No equal employment opportunity charges or other claims of employment discrimination are pending or threatened against the Controlled Transferred Entities.
(g)    The Controlled Transferred Entities are in material compliance with all applicable federal, state and local Laws, rules, directives and regulations relating to the employment authorization of their respective employees (including, but not limited to, the Immigration Reform and Control Act of 1986, and Section 212(n) and 274A of the Immigration and Nationality Act, and all implementing regulations relating thereto) and, to the Knowledge of Sellers, the Controlled Transferred Entities have not employed, nor are they currently employing (including any Person who has received an offer to work for the Controlled Transferred Entities), any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)). None of the Controlled Transferred Entities has received any written notice from the U.S. Citizenship and Immigration Service (the “USCIS”) or the United States Department of Labor (the “DOL”) of the disapproval or denial of any visa petition or entry permit pending before the USCIS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Controlled Transferred Entities. Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Controlled Transferred Entities. Buyer has received true, correct and complete copies of all visa petitions, entry permits and visa applications (and all supporting documents) submitted to the USCIS for all foreign employees and prospective foreign employees of the Controlled Transferred Entities. Each current employee of the Controlled Transferred Entities has completed and submitted a Form I-9, Employment Eligibility Verification, with a copy of each such completed Form I-9 in the possession of the Controlled Transferred Entities. Each of the Controlled Transferred Entities has completed and retained a Form I-9 for each current employee as required under Immigration Reform and Control Act of 1986. None of the Controlled Transferred Entities has been the subject of an audit by U.S. Immigration & Customs

Enforcement (“ICE”), has not received a written notice of intent to fine, nor has it received any written notice of inspection of such audit by ICE.
Section 4.15.    Employee Benefit Plans.
(a)    None of the Controlled Transferred Entities maintains or contributes to, is required to maintain or contribute to, or has any Liability with respect to, any (i) “pension plans” (as defined under Section 3(2) of ERISA) (the “Pension Plans”), (ii) “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”), or (iii) Benefit Plans. The Pension Plans, the Welfare Plans and the Benefit Plans are collectively referred to as the “Plans.”
(b)    Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, opinion or advisory letter from the Internal Revenue Service and, to the Knowledge of Sellers, nothing has occurred that would adversely affect the qualified status of such Pension Plan.
(c)    With respect to the Plans, all required contributions and premium payments have been made or properly accrued and no individual providing services to the Controlled Transferred Entities has been improperly excluded from participation in any Plan.
(d)    Sellers have made available to Buyer true, current and complete copies of, to the extent applicable: (i) the most recent determination, opinion, or advisory letter received from the Internal Revenue Service regarding the Pension Plans; (ii) the latest financial statements for the Plans; (iii) each Plan, including all amendments thereto, and in the case of an unwritten Plan, a written description thereof; (iv) any related trust agreement or other funding instrument; (v) the most recently filed annual reports (Form 5500 and all schedules thereto); and (v) the most recent summary plan description.
(e)    Neither the Controlled Transferred Entities nor any Person treated as a single employer with the Controlled Transferred Entities under Section 414 of the Code (each, an “ERISA Affiliate”) currently maintains or has ever maintained, and neither the Controlled Transferred Entities nor any ERISA Affiliate is required currently or has ever been required to contribute to or otherwise participate in, or has any Liability with respect to, any defined benefit pension plan (as defined in Section 3(35) of ERISA) or any plan, program or arrangement subject to Title IV of ERISA or Section 412 of the Code. Neither the Controlled Transferred Entities nor any ERISA Affiliate participates currently or has ever participated in, or is required currently to contribute to or has ever been required to contribute to or has any Liability with respect to, any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA).
(f)    Each Plan (and each related trust, insurance contract or fund) has been established and administered in all material respects with the terms of such Plan and the applicable requirements of ERISA, the Code and other Laws applicable to the Plans (including the Patient Protection and Affordable Care Act). Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, is in all material respects in compliance in form and operation with Section 409A of the Code.

(g)    All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been filed or distributed in compliance with the applicable requirements of applicable Laws with respect to each Plan.
(h)    There have been no prohibited transactions (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan. No Legal Proceeding or investigation with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened.
(i)    No Plan, other than a Pension Plan, provides benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law. Neither the Controlled Transferred Entities nor any ERISA Affiliate has any Liability or obligation (whether through a written or oral representation or otherwise) to provide any such benefits to any current or former employee (or dependents thereof) of the Controlled Transferred Entities.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event), in respect of the Controlled Transferred Entities: (i) trigger the obligation to provide severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) cause any payment, compensation, or benefit to become due, or increase the amount of any payment, compensation, or benefit due, to any current or former employee of the Controlled Transferred Entities; (iii) accelerate the time of payment or vesting or result in or require any funding (through a grantor trust or otherwise) of compensation or benefits; (iv) give rise to any material obligation pursuant to any of the Plans; (v) result in any limitation or restriction on the right of the Controlled Transferred Entities to merge, amend, or terminate any of the Plans; or (vi) resulting in any funding (through a grantor trust or otherwise) of any compensation or benefit.
(k)    Since January 1, 2018, (i) no allegations of sexual harassment or sexual misconduct have been made against any Business Employee or any director, officer or employee of a Controlled Transferred Entity, in each case involved with or having an interest in the Assets, and (ii) no Seller has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such Business Employee, director, officer or other employee.
Section 4.16.    Compliance with Law. No Seller nor any Person acting on any Seller’s behalf has offered to sell any Interest by means of any general solicitation or general advertising. Each Seller’s ownership of its applicable Interests and its shares or other securities in its applicable Portfolio Investments of such Transferred Entities is, and since January 1, 2018 has been, conducted in all material respects in accordance with all applicable Laws, rules, regulations and other requirements of all Governmental Entities having jurisdiction over such Seller or the Transferred Entities and Portfolio Investment in which such Seller owns Interests or their Portfolio Investments. No Seller (or to the Knowledge of Sellers, any Non-Controlled Transferred Entities or their Portfolio Investments) has since January 1, 2018 received notice of, and no Seller (or to the Knowledge of Sellers, any Non-Controlled Transferred Entities or their Portfolio Investments) is or has since December 31, 2020 been charged or under formal investigation with respect to, any violation by any Seller or the Controlled Transferred Entities (or to the Knowledge of Sellers, any Non-Controlled Transferred Entities or their Portfolio Investments) in which such Seller owns Transferred Equity Interests or other shares or securities of any such applicable Laws, rules, regulations and other requirements of all Governmental Entities having jurisdiction over any Seller, Transferred Entities or their Portfolio Investments in which such Seller owns Interests, shares or other securities, except in each case as would not reasonably be expected to be material to the Assets, taken as a whole. Sellers, Existing GPs, Fund Vehicles, the Controlled Transferred Entities and, to the Knowledge of Sellers, the Non-Controlled Transferred Entities and their respective Portfolio Investments have been conducted in all material respects in accordance with all applicable Laws, rules, regulations and other requirements of all Governmental Entities having jurisdiction over such Seller, Transferred Entities, and their Portfolio Investments.
Section 4.17.    Transactions with Affiliate. As of the date of delivery pursuant to Section 7.20(b), Sellers have forth a complete and correct list, as of the date hereof, of (i) each material agreement between a Seller and/or one or more of its Affiliates or any of the Colony Management Participants, on the one hand, and any Transferred Entity, Fund Vehicle or Portfolio Investment, on the other hand and (ii) each guarantee, indemnity or similar agreement issued by such Seller and/or any of its Affiliates or any of the Colony Management Participants for or with respect to the Liabilities of any Transferred Entity, Fund Vehicle and/or Portfolio Investment, or vice versa (any of the foregoing, an “Affiliate Agreement” and such list, the “Affiliate Agreement List”). Except as set forth in Section 4.17 of the Disclosure Schedule as of the date of delivery of the Affiliate Agreement List or contemplated by the Transition Services Agreement, there are no services provided by Sellers or their Affiliates to the Transferred Entities and Portfolio Investments that are material and necessary to conduct the business of the Transferred Entities and Portfolio Investments as of the date of delivery of the Affiliate Agreement List as they were operated for the twelve (12) months prior to the date hereof.
Section 4.18.    Connected Parties. Except for any Intercompany Obligations and Agreements, where a Seller, Transferred Entity or Portfolio Investment is a lender in relation to a Portfolio Investment and transferred Asset, Sellers are not and were not at any relevant time “connected” (as such term is used in the United Kingdom Insolvency Act 1986 (or any similar provision in any relevant jurisdiction)) with any obligor.
Section 4.19.    Disclaimer of Additional Representations or Warranties of Sellers. EXCEPT AS SET FORTH IN THIS ARTICLE IV AS MODIFIED BY THE DISCLOSURE SCHEDULE (A) SUCH SELLER (ON BEHALF OF ITSELF, ITS AFFILIATES, AND ITS REPRESENTATIVES) MAKES NO (AND SUCH SELLER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH SELLER, THE TRANSFERRED ENTITIES, THE INTERESTS, OR ANY OTHER MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE INTERESTS OR THE TRANSFERRED ENTITIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS (EXCEPT THOSE REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT) AND (B) SUCH SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE TRANSFERRED ENTITIES. EXCEPT IN THE EVENT OF FRAUD, NO OFFICER, DIRECTOR, MANAGER, SHAREHOLDER, MEMBER, PARTNER, LIMITED PARTNER, EMPLOYEE OR AGENT OF SUCH SELLER SHALL HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSFERRED ENTITIES, OR THE INTERESTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE CASE OF FRAUD, THE INTERESTS AND THE TRANSFERRED ENTITIES AND THEIR RESPECTIVE ASSETS AND PROPERTIES BEING TRANSFERRED THROUGH THE SALE OF THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS.” THE PROVISIONS OF THIS SECTION 4.19 SHALL SURVIVE THE CLOSING.
ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COLONY FUND ENTITIES
Except as disclosed in the Disclosure Schedule, each of the Sellers, severally and not jointly, hereby represents and warrants to Buyer, as to the Colony Fund Entities and Fund Vehicles, as follows.
Section 5.1.    Formation; Existence.
(a)    Each Colony Fund Entity and the Fund Vehicles to which it is a General Partner or manager are duly formed, validly existing, and (if applicable) in good standing under the Laws of its respective jurisdiction of organization, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted and conducted in compliance in all material respects with their respective purpose. No bankruptcy, insolvency or pre-insolvency proceedings (including, with respect to French Portfolio Investments, cessation of payments (cessation des paiements) or any measures related to the application of the provisions of articles L. 611-1 et seq. and L. 620-1 et seq. of the French Commercial Code) nor any action to wind-up are pending with respect to any Colony Fund Entity or Fund Vehicle, nor are, to the Knowledge of the Colony Fund Entities, such proceedings threatened with respect to any Colony Fund Entity or Fund Vehicle. The Fund Vehicles comprise all of the private investment funds managed or advised by Sellers or their Affiliates holding interests in the Transferred Entities.
(b)    Sellers have provided to Buyer complete, accurate and up-to-date copies of the Organizational Documents and Fund Governance Documents, as applicable, for each Colony Fund Entity, Fund Vehicle and to the Knowledge of the Colony Fund Entities’, their Portfolio Investments. Since their creation, each Colony Fund Entity, Fund Vehicle and to the Knowledge of the Colony Fund Entities’, each Portfolio Investment have not had a business purpose other than that referred to in their respective Organizational Documents. All corporate decisions of the Colony Fund Entities, Fund Vehicles and, to the Knowledge of the Colony Fund Entities’, each Portfolio Investment have been taken in compliance with their business purpose as provided in their respective Organizational Documents or Fund Governance Documents, as the case may be. All corporate bodies of the Colony Fund Entities, Fund Vehicles and, to the Knowledge of the Colony Fund Entities, each Portfolio Investment have functioned regularly in compliance with the legal, regulatory and statutory provisions applicable to them.
(c)    With respect to the French Portfolio Investments, Sellers hereby warrant that they have regularized all relevant French entities’ net equity situation such that it is no longer below half the company’s share capital or undertake to regularize such situation prior to Closing.
(d)    The corporate reorganizations carried out by the concerned Transferred Entities and Portfolio Investments were effected in material compliance with the continuation and (as applicable) disposal plans to which such Transferred Entities and Portfolio Investments were subject, as well as any other related agreement.
Section 5.2.    Power and Authority. Each Colony Fund Entity has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the obligations to be performed by it thereunder. Except for the Required Consents set forth on the Required Consents Schedule, the execution and delivery of the Transaction Documents to which a Colony Fund Entity is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite action on the part of such Colony Fund Entity and no other proceeding on the part of such Colony Fund Entity or any of its equityholders is necessary to authorize the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. As of the Closing Date, each of the Transaction Documents to which a Colony Fund Entity is a party and which are to be delivered on the Closing Date by a Colony Fund Entity will be, duly and validly executed and delivered by such Colony Fund Entity and (assuming due authorization, execution and delivery by the other parties thereto) constitutes, or in the case of such Transaction Documents will constitute, a legally valid and binding obligation of such Colony Fund Entity, enforceable against such Colony Fund Entity in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 5.3.    No Conflict.
(a)    Except for the Required Consents set forth on the Required Consents Schedule and as otherwise set forth in Section 5.3 of the Disclosure Schedule, none of the execution and delivery by a Colony Fund Entity or Fund Vehicle of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby, or the compliance by such Colony Fund Entity or Fund Vehicle with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of its or any of the Fund Governance Documents of the Fund Vehicles or Organizational Documents of any Colony Fund Entity, (ii) result in the breach or violation of any of the terms or provisions of, or constitute a default under, or accelerate the performance required by the terms of any investment agreement, portfolio agreement to which any Colony Fund Entity or Fund Vehicle is a party or any other contract, agreement or instrument that is material to the ongoing conduct of business of any Colony Fund Entity, Fund Vehicle or to the Knowledge of the Colony Fund Entities, any Portfolio Investment,

(iii) give rise to any rights of refusal, rights of first offer, tag-along rights, put option, call option, co-sale rights and other similar rights with respect to the GP Interests or Fund Vehicle, (iv) result in any violation of any Law, (v) with or without notice or lapse of time (or both), result in any violation of or default under (or give rise to a right of termination, cancellation, vesting, amendment, acceleration, purchase or sale under), result in the suspension or termination of any commitment period or investment period, occurrence of a key person event, disabling conduct or trigger a change of certain management rules disadvantageous for such Colony Fund Entity or Fund Vehicle, or cause event or other similar occurrence under the Fund Governance Documents, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien or Liens created by this Agreement) upon any of the properties or assets of such Colony Fund Entity or any of the Fund Vehicles in respect of which it owns GP Interests or Management Rights pursuant to the Fund Governance Documents, the Organizational Documents of any Colony Fund Entity or any Contract to which any of them is a party or by which any of them or their properties or assets are bound, except, in the case of clauses (ii) and (v), for such conflicts, violations, defaults, terminations or cancellations as would not (A) materially and adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or (B) reasonably be expected to be material to the GP Interests and Management Rights, taken as a whole, or (vi) require the consent of any of the Colony Management Participants, individually or as a group.
(b)    Except for the Required Consents set forth on the Required Consents Schedule and as otherwise set forth in Section 5.3 of the Disclosure Schedule and as contemplated in Section 7.5, no consent, waiver, approval, order, or Permit of, or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of a Colony Fund Entity or Fund Vehicle in connection with the execution and delivery by such Colony Fund Entity or Fund Vehicle of the Transaction Documents to which it is a party or the consummation by such Colony Fund Entity or Fund Vehicle of the transactions contemplated thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings, or notifications, the failure of which to make or obtain, would not (i) materially and adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or Colony Fund Entities or Fund Vehicles to consummate the transactions contemplated by the Transaction Documents or (ii) reasonably be expected to materially adversely affect the GP Interests and Management Rights, taken as a whole.
Section 5.4.    Title to GP Interests. Except to the extent owned directly or indirectly by a Colony Management Participant as set forth on Section 1.1(a) of the Disclosure Schedule, each Colony Fund Entity owns, directly or indirectly through its Subsidiaries, beneficially and of record, all the rights, title and interests in and to the GP Interests set forth opposite such Colony Fund Entity or Fund Vehicle’s name on Section 5.5(b) of the Disclosure Schedule, free and clear of all Liens other than restrictions under applicable Laws, Permitted Liens and Liens created by this Agreement and the Fund Governance Documents. On the Closing Date, each Colony Fund Entity shall, or shall cause its Subsidiaries to, transfer to Buyer or an Affiliate thereof good title to all of such Colony Fund Entity’s, or such Colony Fund Entity’s Subsidiaries’, respective GP Interests, free and clear of all Liens other than restrictions under applicable Laws, Permitted Liens, and Liens created by this Agreement and the Fund Governance Documents.

Section 5.5.    Capitalization.
(a)    Except to the extent owned directly or indirectly by a Colony Management Participant, the Transferred Equity Interests and the GP Interests as set forth in Section 5.5(a) of the Disclosure Schedule constitute all of the issued and outstanding equity interests owned, directly or indirectly, by Sellers or their Subsidiaries in the Fund Vehicles. Except to the extent owned directly or indirectly by a Colony Management Participant and as set forth on Section 1.1(a) of the Disclosure Schedule, the Capital Commitments are owned beneficially, legally, and of record directly by a Colony Fund Entity or indirectly by a Colony Fund Entity through its Subsidiaries.
(b)    Section 5.5(b) of the Disclosure Schedule sets forth a list of the Fund Vehicles, and with respect to each Fund Vehicle, (i) its name and jurisdiction of organization, (ii) its form of organization, (iii) the Capital Commitments, (iv) the Remaining Capital Commitments with respect to such Capital Commitment, and (v) except with respect to allocations of the beneficial ownership of the Capital Commitment of the Existing GP of CDCF V in accordance with Section 7.2(c), the percentage beneficial ownership of the Capital Commitment of the Existing GP and carried interest entitlements associated therewith allocated to the Colony Management Participant(s) of such Fund Vehicle.
(c)    Each of the Fund Governance Documents of the Fund Vehicles are in full force and effect, and the Fund Vehicles are not in default under or nor are there any non-de minimis violations of any provision of its Fund Governance Documents nor have there occurred any events constituting a key person event, cause, disabling conduct or other analogous concept under any Material Contract. The commitment periods or investment periods of each of the Fund Vehicles have permanently terminated.
(d)    Section 5.5(d) of the Disclosure Schedule sets forth, in respect of each of the Fund Vehicles, the management fee calculation and amount of management fees payable by each such Fund Vehicle on March 31, 2021 and each quarterly period prior to the date hereof. Except as otherwise set forth on Section 5.5(d) of the Disclosure Schedule, the management fees paid in respect of each of the Fund Vehicles have been calculated in a manner consistent with requirements set forth in the applicable Fund Governance Document of such Fund Vehicle.
Section 5.6.    Financial Statements.
(a)    Section 5.6 of the Disclosure Schedule sets forth:
(i)    the audited balance sheet of each Fund Vehicle for each of the two years ended as of December 31, 2019 and December 31, 2020, and the related audited statements of income, cash flows and partners’ capital for the periods then ended (the “Financial Statements”); and
(ii)    the management fee calculations and any related financial statements for the three-month period ended March 31, 2021.
(b)    The Financial Statements of the Fund Vehicles were prepared in accordance with applicable Law and GAAP on a basis consistent with prior periods and fairly present in all material respects the financial position and the results of operations, income, cash flows and partners’ capital of each Fund Vehicle as of their respective dates and for the respective periods presented.
(c)    Except as set forth in the Financial Statements, none of the Fund Vehicles maintains any “off-balance-sheet arrangement.” The Fund Vehicles’ system of internal controls over financial reporting is customary and appropriate for companies in the same or similar lines of business and of similar size and financial condition as the Fund Vehicles to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with this Agreement and the Accounting Principles, consistently applied.
(d)    Other than as set forth in Section 5.6(d) of the Disclosure Schedule or as otherwise contemplated by this Agreement and disclosed as an offset or fee waiver, (x) there are no amounts that may be offset against or result in a reduction in any future management fees payable or amounts distributable in respect of carried interest under the Fund Governance Documents including amounts attributable to transaction fees, tax distributions or other similar advances in respect of distributions of carried interest and management fee waiver programs and (y) no Limited Partners have been granted any reductions or waivers of any past or future obligations in respect of the payment of management fees or allocations of carried interest in respect of such Limited Partner.
(e)    The data-tape appended in Section 5.6(e) of the Disclosure Schedule (the “Maranatha HP Data Tape”) accurately reflects (i) in column 3, the aggregate amounts already funded, (ii) in columns 7 to 39, the amount and time of such fundings and, as applicable, of any cancellation or repayment, and (iii) in column 4, the amounts to be funded, to ColSun Histo 2 S.à.r.l. and the Transferred Entities and Portfolio Investments under its control (under the meaning of article L.233-3 of the French commercial code) (collectively, the “HP Entities”) in order to comply with their existing and reasonably anticipated contractual and legal liabilities under (x) the disposal plan, dated 17 October 2018 with respect to Maranatha SAS and all the subsequent judgements issued by the French courts in relation thereto, (y) the continuation plans to which they are subject and all the subsequent judgements issued by the French courts in relation thereto, together with (z) the related agreements, including in particular, but not limited to, the historical portfolio private investor securing agreement entered into by, inter alia, Me Vincent de Carrière, Colsun Histo 2 S.à r.l. and Colsun Histo France on 25 May 2020 (the “HP Protocol”, and together with the other documents and agreements referred to above in (i) and (ii), the “Maranatha Plans Documents”). The HP Entities do not have any existing and reasonably anticipated contractual and/or legal liabilities under the Maranatha Plans Documents other than (i) those paid or to be paid with the amounts already funded to them by the Sellers’ group and taken into account for the purpose of the calculation of the amount indicated in column 3 of the Maranatha HP Data Tape (the “HP Funded Amounts”) and (ii) those to be paid with the amounts to be funded to them as indicated in column 4.   The reasonably anticipated contractual and legal liabilities referred to above shall not include (i) any cash need related to litigation or disputes not yet commenced or threatened or (ii) operational cash need, which the HP Entities (acting in good faith) cannot anticipate with certainty or high probability as of the date hereof. The HP Funded Amounts were either (i) properly used by the HP Entities to pay the amounts for which they are liable under the Maranatha Plans Documents or (ii) segregated by the relevant HP Entities to be applied to future payments falling due under the Maranatha Plans

Documents. There is no legal, judicial, arbitral, administrative or contractual instrument, order or ruling and no circumstances have arisen which could amend, reduce, cancel, nullify or replace, in full or in part, (i) the 15% IRR accrual mechanism provided for under the HP Protocol, (ii) the amount over which it shall accrue or (iii) the seniority of repayment of the amounts funded to the HP Entities and the payment of the 15% IRR accrued thereon under the waterfall provided for in the HP Protocol.
Section 5.7.    Absence of Undisclosed Liabilities. None of the Fund Vehicles has any Liabilities, debts, or obligations, (whether absolute, accrued, contingent, matured, unmatured or otherwise), that are required under GAAP to be disclosed in a balance sheet, other than (a) those that are reflected or reserved against in the balance sheet of the applicable Fund Vehicle as of the Latest Balance Sheet Date, (b) that were incurred in the ordinary course of business since the Latest Balance Sheet Date, (c) would not reasonably be expected to be material to the GP Interests and Management Rights, taken as a whole, and (d) those that are disclosed in Section 5.7 of the Disclosure Schedule.
Section 5.8.    Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since the Latest Balance Sheet Date (a) the Fund Vehicles have been operated in the ordinary course of business in all material respects consistent with past practices, (b) the Fund Vehicles have not taken any action that would be required to be disclosed to Buyer in Section 7.3 if such action were taken after the date hereof and (c) there has not been any Material Adverse Effect.
Section 5.9.    Solvency. None of the Colony Fund Entities are entering into this Agreement with the intent to hinder, delay, or defraud either present or future creditors. Assuming that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects, and after giving effect to the Closing, at and immediately after the Closing, each of the Colony Fund Entities (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business, and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 5.10.    Books and Records. The Books and Records of the Fund Vehicles, Controlled Transferred Entities and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities and their respective Portfolio Investments accurately reflect in all material respects all of the transactions, cash flows, distributions, all material written correspondence with Limited Partners, or the relevant management company, accounts, evidence of title, and other matters therein described.
Section 5.11.    Litigation.
(a)    Other than as set forth on Section 5.11 of the Disclosure Schedule, during their respective terms there were no (a) Legal Proceedings pending or, to such Seller’s Knowledge, threatened against any Colony Fund Entities, Fund Vehicles or, to the Colony Fund Entities’ Knowledge, their Portfolio Investments, in each case that (i) relates to such Colony Fund Entity’s or Fund Vehicle’s ownership of its Subsidiaries and its GP Interests or Management Rights or any of the operations and business of such Colony Fund Entity, Fund

Vehicle, or, to the Colony Fund Entities’ Knowledge, their Portfolio Investments and Subsidiaries or (ii) seeks to prevent, enjoin alter or materially delay the consummation of the transactions contemplated hereby, (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon any Colony Fund Entities, Fund Vehicles or, to the Colony Fund Entities’ Knowledge, their Portfolio Investments and has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material order with respect to the Colony Fund Entities Fund Vehicles or, to the Colony Fund Entities’ Knowledge, their Portfolio Investments or their Affiliates or (c) Legal Proceedings seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare invalid any of the Permits necessary for the operation of the business of the Colony Fund Entities, Fund Vehicles and, to the Colony Fund Entities’ Knowledge, their Portfolio Investments that would have a Material Adverse Effect. As of the date hereof, there is no Legal Proceeding commenced by any Colony Fund Entity, Fund Vehicle or, to the Colony Fund Entities’ Knowledge, their Portfolio Investment, that is pending or threatened in writing against any other Person relating to the GP Interests, Management Rights or their Portfolio Investment.
(b)    No Colony Fund Entity or Fund Vehicle has received any notice in writing of any actual, pending, or threatened governmental or regulatory investigation enquiry, nor of any dispute or settlement in relation to Colony Fund Entities or Fund Vehicles and their assets.
Section 5.12.    Real Property.
(a)    The Real Property List, as of the date it is provided pursuant to Section 7.20(d), sets forth a complete and accurate list of all leases, subleases and licenses of real property, together with details of the relevant Transferred Entity, Fund Vehicle or Portfolio Investment duly registered as lessee and the Real Property Lease being registered at the appropriate land registry office and tax agency and any amendments, variations agreements, undertakings, concessions and modifications thereto and guaranties thereof, in effect on the date hereof (collectively, “Real Property Leases” and, each, a “Real Property Lease”)), with respect to which the Fund Vehicles, Transferred Entities or any Portfolio Investment thereof is the lessee and which are held, occupied or used by the Fund Vehicles, Transferred Entities or Portfolio Investments. To the Knowledge of the Colony Fund Entities, no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Transferred Entities, the Fund Vehicles or any Portfolio Investment or any other party under any of the Real Property Leases or that would entitle the relevant lessor to terminate, or withdraw from, the Real Property Leases. To the Knowledge of the Colony Fund Entities, the Transferred Entities, the Fund Vehicles or their Portfolio Investments, as applicable, are the sole legal and beneficial owners and, in the case of Properties in Scotland, the registered proprietor of the Real Property Leases and have good, marketable and valid title to the Real Property Leases, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Colony Fund Entities, the Real Property Leases are not subject to any agreement for sale, option to acquire, right of pre-emption, right of redemption, right of first offer or right of first refusal, and neither the Transferred Entities, the Fund Vehicles nor any Portfolio Investment or any other party under any of the Real Property Leases has or intends to enter into the same. To the Knowledge of the Colony Fund Entities, (i) no rent review is currently being negotiated in relation to any Real Property Lease, (ii) no rent under any Real Property Lease is liable to be reviewed which has not yet been reviewed.

(b)
(i)    Section 5.12(b)(i) of the Disclosure Schedule, as of the date it is provided pursuant to Section 7.20(d) sets forth a complete and accurate list of all Lessor Real Estate Leases (which expression includes sub-tenancies and licenses), together with any amendments and modifications thereto and guaranties thereof, in effect as of the date hereof. No guarantor or surety in relation to any of the Lessor Real Estate Leases has been released expressly or by implication. To the Knowledge of the Colony Fund Entities, (A) no termination notices have been received or served by the Transferred Entity, Fund Vehicle and Portfolio Investment that would entitle the relevant tenant to terminate, or withdraw from, the Lessor Real Estate Leases, (B) no rent review is currently being negotiated in relation to any Lessor Real Estate Lease and (C) no rent under any Lessor Real Estate Lease is liable to be reviewed which has not yet been reviewed.
(ii)    Section 5.12(b)(ii) of the Disclosure Schedule sets forth a rent roll and the schedule delivered pursuant to Section 7.20(d) will, as of the date of delivery thereof, set forth a delinquency report, in each case that is used by the Fund Vehicles in the ordinary course of business (including for purposes of the schedule delivered pursuant to Section 7.20(d) a list of all security deposits (whether in the form of cash, letter of credit, first demand guarantee or otherwise)) for all of the Properties under the Lessor Real Estate Leases being held by the Fund Vehicles, Transferred Entities and Portfolio Investments with respect to the Properties as of the date set forth thereon. Except as set forth on Section 5.12(b)(ii) of the Disclosure Schedule and the schedule delivered pursuant to Section 7.20(d), all such rent rolls and delinquency are true, correct and complete in all material respects as of the dates set forth thereon.
(iii)    To the Knowledge of the Colony Fund Entities, there is no subsisting breach of covenant in any of the Lessor Real Estate Leases by either the landlord or tenant, and no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Fund Vehicles or any other party under any of the Lessor Real Estate Leases, except as set forth on Section 5.12(b)(iii) of the Disclosure Schedule. To the Knowledge of the Colony Fund Entities, (A) there are no existing claims by any tenants received by the Transferred Entities, Fund Vehicles and Portfolio Investments as owners of the Properties and there is no current litigation with the any of the tenants or any other third-party pertaining to the Lessor Real Estate Leases and (B) there is no current pre-litigation with any tenant or third party pertaining to the Lessor Real Estate Leases.
(c)    Section 5.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all real property owned legally and beneficially by the Transferred Entities, the Fund Vehicles or the Portfolio Investments (“Owned Real Property”) together with (as applicable) details of the relevant Transferred Entity, Fund Vehicle or Portfolio Investment registered as owner or registered proprietor of each Owned Real Property and the Owned Real Property being registered at the appropriate land registry office and tax agency. The Transferred Entities, the Fund Vehicles or their Portfolio Investments, as applicable, are the sole legal and beneficial owners of the Owned Real Property, and in the case of Properties in Scotland, the registered proprietors of the Owned Real Property and have good, marketable and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens and, to the Knowledge of the Colony Fund Entities, the Owned Real Property is not subject to any agreement for sale, option to acquire, right of pre-emption, right of redemption, right of first offer or right of first refusal.
(d)    To the Knowledge of the Colony Fund Entities, none of the Fund Vehicles, Transferred Entities or Portfolio Investments are in receipt of any written notice of any existing, uncured violation of any material Law affecting any of the Owned Real Property issued by any Governmental Entity.
(e)    To the Knowledge of the Colony Fund Entities, none of the Fund Vehicles, Transferred Entities or Portfolio Investments have received any written notice to the effect that (i) any material condemnation or rezoning proceedings are pending or threatened with respect to any of the Owned Real Property that would have a Material Adverse Effect or (ii) there currently exist material uncured violations of any zoning, building or similar Law regarding any of the Owned Real Property or Real Property Leases.
(f)    The Properties comprise all the land and buildings owned, occupied or otherwise used by the Transferred Entities, Fund Vehicles and their respective Portfolio Investments (whether in the United Kingdom or elsewhere) or in respect of which any Transferred Entity, Fund Vehicle or any of their respective Portfolio Investments holds any security or other interest. The Transferred Entities, Fund Vehicles and their respective Portfolio Investments do not have any continuing liability in respect of any real property other than the Properties. Other than rights to carry held by Colony Management Participants, the Fund Vehicles, Transferred Entities or Portfolio Investments are entitled to all income derived from the Properties (other than those subjacent to the Barcelona Loan) without any deduction, set-off or counterclaim whatsoever.
(g)    To the Knowledge of the Colony Fund Entities, there are no material outstanding, pending or threatened demands, disputes, claims or proceedings (including challenges of administrative authorizations or titles) relating to the Properties or their ownership, occupation or use, and none are pending or threatened, whether before the ordinary courts or before administrative or other courts. To the Knowledge of the Colony Fund Entities, there are no events or circumstances which may lead them to believe that the Properties may be involved in any such litigation.
(h)    To the Knowledge of the Colony Fund Entities, there are no latent defects policies in relation to the Properties the benefit of which is vested in the Transferred Entities, Fund Vehicles or Portfolio Investments.
(i)    Exhibit E to this Agreement contains representations and warranties pertaining to Owned Real Property, Real Property Leases and Lessor Real Estate Leases in the jurisdictions set out in that schedule.
Section 5.13.    Permitso    . Each of the Colony Fund Entities, Controlled Transferred Entities, the Fund Vehicles, and, to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities and their Portfolio Investments have all Permits required for the conduct of their business as presently conducted, except where the failure to have such Permits would not reasonably be expected to be material to the Assets, taken as a whole. All of the Permits held by or issued to the Fund Vehicles to which such Colony Fund Entity is its General

Partner or manager or such Colony Fund Entity or their respective Controlled Transferred Entities, or to the Knowledge of the Colony Fund Entities Non-Controlled Transferred Entities, and their Portfolio Investments are in full force and effect, and the Colony Fund Entities, the Fund Vehicles and the Controlled Transferred Entities, and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities, and their Portfolio Investments are in compliance with each such Permit held by or issued to it, except where the failure to be effective or to so comply would not would not reasonably be expected to be material to the Assets, taken as a whole. Moreover, to the Knowledge of the Colony Fund Entities, there is no reasonable expectation that any Permit granted to the Colony Fund Entities, Controlled Transferred Entities, Fund Vehicles and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities, or their Portfolio Investments should be suspended, cancelled, qualified or revoked or not renewed upon the expiry of their existing terms. Section 5.13 of the Disclosure Schedule sets forth a true, complete and correct list of all material Permits maintained by the Colony Fund Entities and Fund Vehicles, and as otherwise provided pursuant to Section 7.20(i) by the Controlled Transferred Entities (and, to the Knowledge of the Colony Fund Entities’ by the Non-Controlled Transferred Entities and Portfolio Investments) that are required for the conduct of its business as presently conducted. To the Knowledge of the Colony Fund Entities, all required reports, returns and information required by Law with respect to a Permit or required as a condition to any Permit have been duly made and given to the relevant person or authority.
Section 5.14.    Intellectual Property.
(a)    All material Intellectual Property used in the operation of the business of the Fund Vehicles and Transferred Entities (the “Fund Intellectual Property”) is either owned by the applicable Seller, Colony Fund Entity or Fund Vehicle (the “Owned Intellectual Property”) or is used by the applicable Seller, Colony Fund Entity or Fund Vehicle pursuant to a valid license Contract (the “Licensed Intellectual Property”). The applicable Seller, Colony Fund Entity or Fund Vehicle has taken all necessary actions to maintain and protect each item of Fund Intellectual Property. The applicable Seller, Colony Fund Entity or Fund Vehicle owns and possesses all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens.
(b)    The conduct of the business and the use of the Owned Intellectual Property do not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person in any material respect, and there is no material Legal Proceeding pending or, to the Knowledge of the applicable Colony Fund Entity, threatened alleging any such infringement or violation or challenging the applicable Colony Fund Entity’s rights in or to any Fund Intellectual Property and, to the Knowledge of the applicable Colony Fund Entity, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Legal Proceeding. To the Knowledge of the applicable Colony Fund Entity, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the applicable Colony Fund Entity or Fund Vehicle in any Licensed Intellectual Property in any material respect.
Section 5.15.    Title to Assets. Each of the Fund Vehicles, as the case may be, and to the Knowledge of the Colony Fund Entities, each of the Transferred Entities and their respective Portfolio Investments has good, valid and marketable title to, or other valid and binding right to use or leasehold, license or similar interest in (except for such as may have been sold or otherwise disposed of in the ordinary course of business consistent with past practice), free and clear of any Liens (other than Permitted Liens), all of the assets, property and rights of such Fund Vehicle, Transferred Entity and their respective Portfolio Investment. Such assets, property and rights constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Colony Fund Entities and their Subsidiaries and, to the Knowledge of the Colony Fund Entities, the Transferred Entities and their respective Portfolio Investments, as of the Closing as it has been operated for the twelve (12) months prior to the date hereof (except for such assets as may have been sold or otherwise disposed of (x) in the ordinary course of business consistent with past practice, and (y) to the extent such sale or disposal occurs after the date hereof, in compliance with the terms and conditions of this Agreement). To the Knowledge of the Colony Fund Entities, Alpine Energy Capital, LLC has good and marketable title to the wells referenced in that certain Evaluation Summary Alpine Energy Capital Certain Oil and Gas Properties in California Total Proved Reserves as of December 31, 2020 (the “Reserve Report”) and the Reserve Report sets forth the material interests held by Alpine Energy Capital, LLC.
Section 5.16.    Limited Partners. Except as otherwise set forth on Section 5.16 of the Disclosure Schedule or the Required Consents Schedule, there are no consents, approvals or other actions taken by the Limited Partners or any Limited Partner advisory committee of any Fund Vehicle, which are qualified by their terms or otherwise purport to limit the capacity of the Colony Fund Entities to take (or restrain from taking) any actions in respect of the Fund Vehicles or their Subsidiaries.
Section 5.17.    Insurance. “Policies” means all insurance policies applicable to each of the Sellers, the Colony Fund Entities, the Fund Vehicles and the Controlled Transferred Entities and, to the Knowledge of Sellers, the Non-Controlled Transferred Entities and their Portfolio Investments. To the Knowledge of the Colony Fund Entities, no insurer has disputed or given any indication that it intends to dispute the validity of any of the Policies on any grounds. Except as set forth in Section 5.17 of the Disclosure Schedule, (a) all premiums have been paid when due, (b) each such policy remains in full force and effect in accordance with its terms with no outstanding claims in respect to the validity of any of the Policies, and none of the Sellers, the Controlled Transferred Entities, Fund Vehicles or to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities or their Portfolio Investments, as applicable, is in default with respect to its obligations under any such insurance policy, (c) each such insurance policy adequately insures against risks to which the business of such Persons is normally exposed in the ordinary course of business, (d) to the Knowledge of the Colony Fund Entities, no claim has been made and is outstanding either by the insured or the insurer under any such policies and no circumstances exist which are likely to give rise to a claim under any such Policies and (e) to the Knowledge of the Colony Fund Entities, no circumstances have arisen which would render any of the Policies void or unenforceable for illegality or otherwise.
Section 5.18.    Material Contracts.

(a)    “Material Contract” means the following Contracts to which a Colony Fund Entity, Fund Vehicle, Controlled Transferred Entity and to the Knowledge of the Colony Fund Entities, a Non-Controlled Transferred Entity or a Portfolio Investment is a party:
(i)    all Fund Governance Documents and Organizational Documents for each Colony Fund Entity or Controlled Transferred Entity or to the Knowledge of the Colony Fund Entities, each Non-Controlled Transferred Entity;
(ii)    any placement, agency, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar contract, in each case, with respect to any Colony Fund Entity, a Fund Vehicle or its Subsidiary;
(iii)    any contract that is primarily a contract of guarantee, support, indemnification (for the avoidance of doubt, excluding ordinary course indemnification obligations or indemnification related to breach of contract and insurance policies), assumption, or endorsement of or any similar commitment with respect to Liabilities of any Person;
(iv)    any material Contract with any Governmental Entity solely to the extent relating to the Colony Fund Entities, Fund Vehicles or their Subsidiaries (other than a Contract relating to an investment by a Governmental Entity in a Fund Vehicle);
(v)    all partnership agreements, joint venture agreements, shareholders’ agreements, strategic alliance agreements, distribution agreements, any contract involving a sharing of profits, expenses, or payments, partnership agreements or other similar Contracts with any Person;
(vi)    all contribution and assignment agreements;
(vii)    all Contracts, leases or agreements (other than investor subscription agreements and Contracts between or among a Colony Fund Entity and any Fund Vehicle) under which the total consideration to be received or paid is in excess of $1,000,000 over the term of the Contract;
(viii)    all Contracts granting or restricting the right to use material Intellectual Property used in the business and operations of the Fund Vehicles or any Subsidiary thereof as of the date hereof (other than Contracts granting rights to use readily available commercial “off the shelf” software);
(ix)    all Contracts requiring any capital expenditure in an amount greater than $1,000,000 annually individually or in the aggregate;
(x)    any hedging or derivative agreements;
(xi)    all loan agreements, bond documents, security documents, intercreditor, subordination agreements and other finance documents;
(xii)    all other Contracts with any Governmental Entity;

(xiii)    any stock option, stock purchase or stock appreciation plan;
(xiv)    all Affiliate Agreements;
(xv)    all Contracts under which any Controlled Transferred Entity or Fund Vehicle or to the Knowledge of the Colony Fund Entities, any of the Non-Controlled Transferred Entities or their Portfolio Investments has continuing material indemnification obligations, “earn out” or other contingent payment obligations to any Person, other than, with respect to Contracts containing indemnification obligations, those entered into in the ordinary course of business consistent with past practice;
(xvi)    all Contracts under which any Controlled Transferred Entity or Fund Vehicle or to the Knowledge of the Colony Fund Entities, any of the Non-Controlled Transferred Entities or their Portfolio Investments has sold any real estate property to a third party;
(xvii)    all Contracts pursuant to which any Person provides management services to any Fund Vehicle (or to the Knowledge of the Colony Fund Entities, any of their Portfolio Investments) or pursuant to which any Controlled Transferred Entity or Fund Vehicle (or to the Knowledge of the Colony Fund Entities, any Non-Controlled Transferred Entity or their Portfolio Investments) provides management services to any other Person (including any hotel management agreements);
(xviii)    Contracts providing for the settlement of any Legal Proceeding that contains aggregate unsatisfied payment obligations of the Colony Fund Entities, the Fund Vehicles or any Controlled Transferred Entity, or to the Knowledge of the Colony Fund Entities, any Non-Controlled Transferred Entity or Portfolio Investment, in excess of $250,000 or any other material ongoing obligations after the date of this Agreement; and
(xix)    any other Contract, leases or agreements not set forth above under which the total consideration to be received or paid is in excess of $1,000,000 over the term of the Contract.
(b)    Each Material Contract is in full force and effect and represents the legally valid and binding obligation of such Colony Fund Entity, Fund Vehicle or Controlled Transferred Entity and to the Knowledge of the applicable Colony Fund Entity or Seller, such Non-Controlled Transferred Entity or its respective Portfolio Investment party thereto, and the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No Colony Fund Entity, Fund Vehicle or Controlled Transferred Entity, nor, to the Knowledge of the applicable Colony Fund Entity or Seller, any Non-Controlled Transferred Entity, its respective Portfolio Investment or other party or parties to any Material Contract is in breach of or default under any Material Contract or has there occurred any events constituting a key person event, cause, disabling conduct or another analogous concept under any Material Contract or resulting in the early termination or suspension of the commitment period or investment period of any Fund Vehicle, and, to the Knowledge of such Colony Fund Entity or Seller, there is no event which with the giving of notice, the passage of time or both would constitute a breach of default, or any event constituting a key person event, cause, disabling conduct or another analogous concept under any Material Contract or result in early termination or suspension of the commitment period or investment period of any Fund Vehicle, except, in each case, for such breach or default that would not have a Material Adverse Effect. All Material Contracts (including all amendments and supplements thereto) have been made available to Buyer, and all such Material Contracts are true, complete, and correct copies of such Material Contracts.
Section 5.19.    Regulatory.
(a)    Each of the Colony Fund Entities has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act, such registration has been and is in full force and effect and, to the Knowledge of the Colony Fund Entities, there is no basis for any disqualification, denial, suspension, or revocation thereof. No Colony Fund Entity that is not an investment adviser (i) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified. Any Colony Fund Entity that, in accordance with applicable SEC “no-action” letters, relies upon the registration of an investment adviser to satisfy its obligation to register as an investment adviser under the Investment Advisers Act has been and continues to be in material compliance with the conditions set forth in such SEC “no-action” letters for reliance thereon.
(b)    Throughout the term of the applicable Fund Vehicle, each corresponding Colony Fund Entity has (i) performed its general partner, investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Fund Governance Documents applicable to such Fund Vehicle and (ii) not received any written communication from any Person regarding any actual or alleged failure to perform general partner, investment management, advisory, and related duties and responsibilities in compliance with such documents.
(c)    None of the Fund Vehicles are registered or required to be registered with the SEC as an investment company under the Investment Company Act or a business development company regulated as such under the Investment Company Act.
(d)    Neither the Colony Fund Entities nor any current or former employee of the Colony Fund Entities and their Affiliates who provided services to the Fund Vehicles, is, or at any time since January 1, 2016, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Entity, and none of them is threatened with the imposition or receipt of any of the foregoing.
(e)    To the extent required by applicable Law, the Colony Fund Entities have adopted, and maintained in respect of the Fund Vehicles and their Subsidiaries, customary

“know-your-customer” and anti-money laundering programs and reporting procedures covering the Fund Vehicles and their Subsidiaries, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to the Fund Vehicles. To the extent applicable, the subscription agreement that an investor executes prior to being admitted to any Fund Vehicle contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor is not a Sanctioned Person.
(f)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to any Fund Vehicle or, with respect to any Fund Vehicle as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.
(g)    To the Knowledge of any Colony Fund Entity, with respect to any investor in any Fund Vehicle, (i) none of the events or conditions described in Rule 506(d) under Regulation D promulgated under the Securities Act has occurred or is true and (ii) no other statutory disqualification would prohibit any investor’s continued investment in the applicable Fund Vehicle.
(h)    No Fund Vehicle or Colony Fund Entity is subject to any exemptive order, no action letter or similar exemptions, and there are no requests pending therefor.
(i)    To the Knowledge of any Colony Fund Entity, each Limited Partner in each Fund Vehicle is (i) an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) a “qualified client’ as defined in Rule 205-3 promulgated under the Investment Advisers Act and (iii) a “qualified purchaser” as such term is defined in the Investment Company Act.
(j)    To the Knowledge of the Colony Fund Entities, as of the date hereof, there are no unresolved issues with the SEC with respect to the Colony Fund Entities or any Fund Vehicles.
(k)    Each Fund Vehicle has filed (after giving effect to any extensions) with the SEC all material forms, documents, and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC. Each such form or report, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such form or report, and no such form or report when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Fund Vehicle has issued its outstanding equity interests pursuant to an effective registration statement under the Securities Act (or an applicable exemption therefrom).
(l)    With respect specifically to the French OPCI:

(i)    until the Closing Date, each French OPCI has complied with the conditions required to benefit from the “sociétés de placement à prépondérance immobilière à capital variable” regime, set forth under article L. 214-33 et seq. of the French Monetary and Financial Code; and
(ii)    each French OPCI has complied in all material respects with their distribution obligations under the provisions of the French Monetary and Financial Code.
Section 5.20.    Loans.
(a)    As of January 1, 2018, the Fund Vehicles, Transferred Entities or Portfolio Investments (or Subsidiaries thereof) are the sole owners, as applicable, of the loans (or interests therein, including participation interests) set forth opposite their names in Section 5.20(a) of the Disclosure Schedule (collectively, the “Investment Loans”) and are the sole owner or beneficiary of or under any related notes (“Investment Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, appraisals, escrow documents, participation, intercreditor and subordination agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Investment Loans (collectively, the “Investment Loan Files”), in each case, free and clear of any Liens (other than Permitted Liens). The outstanding principal balance of each Investment Loan is set forth on Section 5.20(a) of the Disclosure Schedule. Other than as set forth in Section 5.20(a) of the Disclosure Schedule, no Fund Vehicle, Controlled Transferred Entity or to the Knowledge of the Colony Fund Entities, any Non-Controlled Transferred Entity or Portfolio Investment participates in any other loan. Except as set forth in Section 5.20(a) of the Disclosure Schedule, no amendments or waivers have been entered into in connection with any Investment Loan, Investment Note, Third Party Loan or other related agreements and, each of the parties to the Investment Loan, Investment Note and Third Party Loan has validly entered into those documents.
(b)    The Transferred Entities, Portfolio Investments, their Subsidiaries and relevant interested individuals are the borrower and/or guarantor, as applicable, under the loans set forth opposite their names in Section 5.20(b) of the Disclosure Schedule (collectively, the “Third Party Loans”) and have entered into deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation, intercreditor and subordination agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Third Party Loans set forth opposite their names and Loan Information in Section 5.20(b) of the Disclosure Schedule (collectively, the “Third Party Loan Files”). The outstanding principal balance of each Third Party Loan is set forth on Section 5.20(b) of the Disclosure Schedule as of the date hereof.
(c)    Each of the Investment Loans of the Controlled Transferred Entities, and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities and their respective Portfolio Investments, has generally been serviced in accordance with the terms of the related Investment Notes and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices.

(d)    Except as set forth in Section 5.20(d) of the Disclosure Schedule, the Colony Fund Entities, Sellers, the Controlled Transferred Entities and, to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities or their respective Portfolio Investments do not have any delinquency in the payments of principal and interest required to be made under the terms of any Investment Loan, Investment Note or Third Party Loan beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Investment Loan, Investment Note or Third Party Loan (inclusive of any applicable grace or cure period) related to the Colony Fund Entities, Sellers, Controlled Transferred Entities.
(e)    The Colony Fund Entities, Sellers, the Controlled Transferred Entities and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities or their respective Portfolio Investments do not have Knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Investment Loan, Investment Note, Third Party Loan or other related agreements, (ii) any unremedied monetary default, prepayment event, cash sweep event or event of acceleration existing under any Investment Loan or the related Investment Note or any Third Party Loan or other related agreements (including any waiver agreements), or (iii) any unremedied non-monetary default, prepayment event, cash sweep event, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Investment Loan or the related Investment Note or any Third Party Loan or other related agreements (including, but not limited to, any waiver agreements).
(f)    Other than under the Investment Loans, the Investment Notes and the Third Party Loans, the Controlled Transferred Entities and their Subsidiaries and, to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities, Portfolio Investments and their Subsidiaries have no Indebtedness.
(g)    Except as set forth in Section 5.20(g) of the Disclosure Schedule, no borrower under the Investment Loans or Investment Notes of the Controlled Transferred Entities, and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities and their respective Portfolio Investments, has any Indebtedness which is not subject to a subordination agreement.
(h)    Except as set forth in Section 5.20(h), Sellers and the Controlled Transferred Entities and, to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities or the Portfolio Investments has neither arranged, recommended or advised on nor is a party to any derivative, hedging or other analogous product in connection with the Transferred Entities or Portfolio Investments.
(i)    Other than the existing Liens granted to secure the liabilities under the Investment Loans, the Investment Notes and the Third Party Loans, the Controlled Transferred Entities and to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities or their respective Portfolio Investments and Subsidiaries and any borrower under the Investment Loans, Investment Notes or Third Party Loans have not granted or agreed to grant any Liens over any of their assets.

(j)    To the Knowledge of the Colony Fund Entities, the documents referenced in the Investment Loan Files and Third Party Loan Files remain in full force and effect in full compliance with the terms agreed by the parties under the relevant Investment Loans, Investments Notes and Third Party Loans and, when necessary, have been duly perfected (i.e., filed and registered with the relevant registries), extended, complemented or supplemented pursuant to the terms and conditions under the relevant Investment Loans, Investments Notes and Third Party Loans so that the interest of the Fund Vehicles, Transferred Entities, Portfolio Investments and their Subsidiaries, as sole beneficiaries, have not been jeopardized in any manner whatsoever.
Section 5.21.    Compliance with Law and Fund Governance Documents.
(a)    The operations of the Colony Fund Entities, the Fund Vehicles, Controlled Transferred Entities and, to the Knowledge of the Colony Fund Entities, the Non-Controlled Transferred Entities and their respective Portfolio Investments have throughout their terms been conducted and are being conducted in compliance in all material respects with Organizational Documents and/or Fund Governance Documents, including any allocation of expenses and affiliate transactions, investment policies, objectives, procedures and restrictions set forth therein, and in compliance with all applicable Laws in all material respects. No Colony Fund Entity, Fund Vehicle or Controlled Transferred Entity or, to the Knowledge of the Colony Fund Entities, Non-Controlled Transferred Entity, or their respective Portfolio Investment has been charged or has received or entered into a deficiency letter, non-prosecution agreement, cease and desist notice, censure, consent agreement, memorandum of understanding, disciplinary agreements or similar notice or agreement with any Governmental Entity, or to the Knowledge of the applicable Colony Fund Entity, is or has been under investigation, with respect to any material violation of any applicable Law. No Colony Fund Entity, Fund Vehicle or Controlled Transferred Entity or, to the Knowledge of the Colony Fund Entities, Non-Controlled Transferred Entity or their respective Portfolio Investment has received notice of any claim or allegation by any investor therein or counterparty thereto and no event has occurred that (with the giving of notice or the lapse of time or both) would reasonably be expected to constitute a material breach or default under any Fund Governance Document. To the Knowledge of the applicable Colony Fund Entity, the administrators of the Fund Vehicles, Transferred Entities and their respective Portfolio Investments have complied with all, and have not been charged, nor are or have been under investigation, with respect to any material violation of any, applicable “know your client” or anti-money laundering Laws. To the Knowledge of the Colony Fund Entities, the OPCIs have performed their activities in all material respects in compliance with applicable Laws and regulations (including instructions issued by the French Market Authority (Autorité des Marchés Financiers), its prospectus, and its by-laws.
(b)    None of the managers, directors, officers, agents, Representatives, or employees of any of such Colony Fund Entity, the Fund Vehicles or Controlled Transferred Entities or to the Knowledge of the Colony Fund Entities, such Non-Controlled Transferred Entities or their respective Portfolio Investments (in their capacity as managers, directors, officers, agents, Representatives or employees) has been charged, or is or has been under investigation, with respect to any violation of the FCPA.
(c)    Since December 31, 2018, none of the Colony Fund Entities, Fund Vehicles, Controlled Transferred Entities or Persons involved in the management thereof, or to the Knowledge of the Colony Fund Entities, none of Non-Controlled Transferred Entities, their Portfolio Investments, or, in each case, the Persons involved in the management thereof, have received any written, or to the Knowledge of the applicable Colony Fund Entity, any other notice from any Governmental Entity asserting that it is not in compliance in all material respects with applicable Law or that such Governmental Entity intends to revoke or suspend any Permit, or any written notice from any other Person asserting that it is not in compliance in all material respects with any of its Fund Governance Documents or any Offering Documents.
(d)    Except as set forth on Section 5.21(d) of the Disclosure Schedule, Sellers, or the Colony Fund Entities, have made available to Buyer true, correct and complete copies of all quarterly reports to the Limited Partners.
(e)    No Colony Fund Entity nor its respective managers, directors or officers (in their capacity as managers, directors or officers) nor, to the Knowledge of the Colony Fund Entities, any of its respective agents, Representatives or employees (in their capacity as agents, Representatives or employees) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses in respect of the business of such Colony Fund Entity, the Fund Vehicles or their Portfolio Investments; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, placement agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any applicable Law of the United States or any other country having jurisdiction in respect of such business; or (iii) made any payment for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration in respect of such business.
(f)    In the case of each Fund Vehicle that it manages and Controlled Transferred Entity, each Colony Fund Entity has reviewed information submitted by each Limited Partner or equityholder, as applicable, of such Fund Vehicle and Controlled Transferred Entity and has determined, based on such information, that each Limited Partner or equityholder, as applicable, is not a Prohibited Person. The capital commitments or subscriptions for interests in the Fund Vehicles, Transferred Entities or Portfolio Investments, whether made by a Limited Partner or equityholder, as applicable, on its own behalf or, if applicable, as an agent, trustee, Representative, intermediary, or nominee, or in a similar capacity on behalf of any other Person, nominee account or beneficial owner were not made by a Prohibited Person.
(g)    Since December 31, 2018, no Fund Vehicle or Controlled Transferred Entity or, to the Knowledge of the Colony Fund Entities, Non-Controlled Transferred Entity or their respective Portfolio Investment has issued or had outstanding any share of or other equity interest that is registered or required to be registered under the Securities Act or the Exchange Act.
(h)    Except as set forth in Section 5.21(h) of the Disclosure Schedule, none of the Fund Vehicles hold “plan assets” of “benefit plan investors” within the meaning of U.S. Department of Labor regulation at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”).  The subscribers in any Fund Vehicle that holds Plan Assets have acknowledged in their respective subscription agreements that: (A) the respective Fund Vehicle is intended to be structured as a conduit vehicle through which the relevant subscribers may participate in an investment in an underlying Fund Vehicle that does not hold Plan Assets; (B) the general partner of the relevant Fund Vehicle is not intended to have any discretionary authority or control with respect to the investment of the assets of the relevant Fund Vehicle; (C) during any period when the assets of the Fund Vehicle and its subsidiaries held Plan Assets, the general partner of the Fund Vehicle would act as a custodian with respect to the assets of the subscribers (“ERISA Partners”) who are "benefit plan investors" (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA); and (D) such general partners are not intended to be fiduciaries with respect to the assets of such ERISA Partners, including the subscribers making the acknowledgement. Any Fund Vehicle that holds Plan Assets has been operated in compliance in all material respects with ERISA and Section 4975 of the Code, to the extent applicable.
Section 5.22.    Colony Fund Entities Acknowledgment. Such Colony Fund Entity acknowledges and agrees to the disclaimers set forth in Section 6.12 (Disclaimer of Additional Representations or Warranties of Buyer) hereof.
Section 5.23.    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract entered into by such Colony Fund Entity or on behalf of such Colony Fund Entity.
Section 5.24.    Tax Representations.
(a)    All material Tax Returns required to be filed with any Tax Authority by or on behalf of the Fund Vehicles have been timely filed in accordance with applicable Law (taking into account applicable extensions). All such Tax Returns were correct and complete in all material respects. All material Taxes due and payable by the Fund Vehicles have been fully and timely paid to the appropriate Tax Authority.
(b)    No material audit, other administrative proceeding or judicial proceeding is pending or threatened in writing, that involves any Tax or Tax Return filed or paid by or on behalf of the Fund Vehicles.
(c)    The Fund Vehicles have each withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder or other third party.
(d)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Fund Vehicle for any taxable period and no request for any such waiver or extension is currently pending.
(e)    No jurisdiction in which any Fund Vehicle does not file a Tax Return has made a claim or assertion in writing that any Fund Vehicle is required to file a Tax Return in such jurisdiction.
(f)    No Fund Vehicle has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local Tax Law).

(g)    No Fund Vehicle is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement or has any liability for Taxes of any Person (other than any other entity that is a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Tax law, or as a transferee or successor.
(h)    No Fund Vehicle will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or non-U.S. income Tax Law, or for any other reason.
(i)    No Fund Vehicle has received a ruling, technical advice memorandum or similar document from any Tax Authority or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any other material binding agreement with any Tax Authority.
(j)    No Fund Vehicle has made any election to apply the provisions of Subchapter C of Chapter 63 of the Code to any taxable year beginning on or prior to December 31, 2017.
(k)    There are no outstanding requests for any Tax refund for any Fund Vehicle.
(l)    The U.S. federal income tax classification of each Fund Vehicle as of the date hereof is set forth on the Tax Classification Schedule attached hereto, and each such Fund Vehicle will continue to have such classification as of the Closing Date.
(m)    From December 31, 2020 until the date of this Agreement, Sellers have not made, changed, or revoked any material Tax election or changed in any method of Tax accounting of the Fund Vehicles, or amended any material Tax Return or waived or extended the statute of limitations in respect of any material Tax of a Fund Vehicle, adopted or changed any method of Tax accounting for any Fund Vehicle, filed any claims for Tax refunds for Fund Vehicles, or settled any Tax claim, audit or assessment with respect to any Fund Vehicle.
(n)    With respect specifically to the French OPCI, until the Closing Date, each French OPCI has complied with the conditions required to benefit from the French corporate income tax exemption regime, set forth under pursuant to articles 208, 3° nonies of the French Tax Code.
(o)    Previous disposals of properties directly or indirectly held by the OPCIs did not have any regulatory or tax negative impact (notably as regards the OPCIs' French corporate income tax regime, applicable pursuant to articles 208, 3° nonies of the French Tax Code and L. 214-69 of the French Monetary and Financial Code).

(p)    There are no entities for which Sellers or their Affiliates have the power to control Tax Returns as of the date of this Agreement with respect to which Buyer or its Affiliates will acquire the power to prepare and/or file tax returns as a result of the transactions contemplated by this Agreement, other than those entities listed as TRC Entities or Fund Vehicles on the Tax Classification Schedule.
(q)    This Section 5.24 comprises the exclusive representations by Sellers as to Tax matters of the Fund Vehicles and OPCIs and, together with Section 4.13, comprises the exclusive representations by Sellers as to Tax matters.
Section 5.25.    Environmental Compliance. To the Knowledge of the Colony Fund Entities, (i) CRC, each Transferred Entity, each Fund Vehicle and each Portfolio Investment is in compliance with all applicable Environmental Laws; (ii) CRC, each Transferred Entity, each Fund Vehicle, and each Portfolio Investment have all Permits required under any applicable Environmental Laws and are each in compliance with their respective requirements; (iii) there are no pending or threatened Environmental Claims against CRC or any Transferred Entity, Fund Vehicle or Portfolio Investment; (iv) none of CRC or any Transferred Entity, Fund Vehicle or Portfolio Investment in the last three years has been convicted of an offense or been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance, in each case pursuant to any Environmental Law, or settled any prosecution or other proceeding in connection therewith; (v) none of CRC, any Transferred Entity, Fund Vehicle or Portfolio Investment has released or permitted to be released any Hazardous Substances on any property currently or formerly owned, leased or operated by CRC, any Transferred Entity, Fund Vehicle or Portfolio Investment which requires or might reasonably be expected to require any notice, investigation or remediation under any Environmental Law by CRC or any Transferred Entity, Fund Vehicle or Portfolio Investment; and (vi) none of CRC, any Transferred Entity, Fund Vehicle or Portfolio Investment has received notice that any Transferred Entity, Fund Vehicle, Portfolio Investment or CRC is required under any Environmental Law to conduct any cleanup or remediation of any Hazardous Substances.
Section 5.26.    Disclaimer of Additional Representations or Warranties of the Colony Fund Entities. EXCEPT AS SET FORTH IN THIS ARTICLE V AS MODIFIED BY THE DISCLOSURE SCHEDULE (A) SUCH SELLER (ON BEHALF OF ITSELF, ITS AFFILIATES, ITS REPRESENTATIVES, AND THE COLONY FUND ENTITIES), MAKES NO (AND SUCH SELLER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH COLONY FUND ENTITIES, THE FUND VEHICLES, SUCH FUND VEHICLE’S SUBSIDIARIES THE GP INTERESTS OR THE MANAGEMENT RIGHTS, THE FUND TRANSACTIONS, OR ANY OTHER MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE GP INTERESTS, THE MANAGEMENT RIGHTS, THE COLONY FUND ENTITIES, THE FUND VEHICLES, SUCH FUND VEHICLE’S SUBSIDIARIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT) AND (B) SUCH SELLER AND SUCH COLONY FUND ENTITY

MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE FUND VEHICLES OR THE GP INTERESTS AND THE MANAGEMENT RIGHTS. EXCEPT IN THE EVENT OF FRAUD, NO OFFICER, DIRECTOR, MANAGER, SHAREHOLDER, MEMBER, PARTNER, LIMITED PARTNER, EMPLOYEE OR AGENT OF SUCH COLONY FUND ENTITIES, AS APPLICABLE, SHALL HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FUND VEHICLES, SUCH FUND VEHICLE’S SUBSIDIARIES OR THE GP INTERESTS OR THE MANAGEMENT RIGHTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE CASE OF FRAUD, THE GP INTERESTS, THE MANAGEMENT RIGHTS, THE FUND VEHICLES AND SUCH FUND VEHICLE’S SUBSIDIARIES AND THEIR RESPECTIVE ASSETS AND PROPERTIES BEING TRANSFERRED THROUGH THE SALE OF THE GP INTERESTS OR MANAGEMENT RIGHTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS.” THE PROVISIONS OF THIS SECTION 5.26 SHALL SURVIVE THE CLOSING.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers as follows:
Section 6.1.    Formation; Existence. Buyer is a Delaware limited liability company, duly formed, validly existing, and (if applicable) in good standing under the Laws of its jurisdiction of organization, and has all necessary power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. No bankruptcy, insolvency or pre-insolvency proceedings are pending with respect to Buyer, nor are, to the Knowledge of Buyer, such proceedings threatened with respect to Buyer.
Section 6.2.    Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Buyer and no other proceeding on the part of such Buyer or any of its equityholders is necessary to authorize this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which Buyer is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by Buyer and (assuming due authorizations, execution and delivery by the other parties thereto) constitutes, or in the case of such Transaction Documents will constitute, a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3.    No Conflict.
(a)    Except for the Required Consents set forth on the Required Consents Schedule, none of the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer or any of the Fortress Fund Entities with any of the provisions hereof or thereof will (i) conflict with, or result in any breach or violation of any terms of provisions of its Organizational Documents or (ii) result in a violation of any Law, or (iii) with or without notice or lapse of time (or both), result in any violation of or default under (or give rise to a right of termination, cancellation, vesting, amendment, acceleration, purchase or sale under), or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien or Liens created by this Agreement) upon any of the properties or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which Buyer or its properties or assets are bound, except, in the case of clauses (ii) or (iii), for such conflicts, violations, defaults, terminations or cancellations or other consequences as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
(b)    Except for the Required Consents set forth on the Required Consents Schedule, no consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
Section 6.4.    Source of Funds. Neither Buyer nor any of the Fortress Fund Entities nor, to the Knowledge of Buyer, do any of their beneficial owners appears on OFAC’s Specifically Designated Nationals and Blocked Persons List, or is otherwise a party with which Sellers or any Transferred Entity or Fund Vehicle is prohibited from dealing under the Laws of the United States. Buyer further represents and warrants that the monies used to fund Buyer's investments in the Transferred Entities and the Fund Vehicles (either by Buyer or its Affiliates (including, but not limited to, the Fortress Fund Entities)) are, to the Knowledge of Buyer, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Buyer further represents and warrants that Buyer and the Fortress Fund Entities (A) have conducted due diligence with respect to all of its and their beneficial owners, (B) to its Knowledge has established the identities of its and their beneficial owners, and (C) will retain evidence of any such identities and any such due diligence (in accordance with applicable Law). Buyer further represents and warrants that Buyer and the Fortress Fund Entities do not know or have any reason to suspect that (x) the monies used to fund Buyer’s investment in the Transferred Entities and the Fund Vehicles (either by Buyer or its Affiliates (including, but not limited to, the Fortress Fund Entities)) have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (y) the proceeds from Buyer’s investment in the Transferred Entities and the Fund Vehicles (either by Buyer or its Affiliates (including, but not limited to, the Fortress Fund Entities)) will be used to finance any illegal activities.
Section 6.5.    Litigation. No Legal Proceeding by or against Buyer or any of the Fortress Fund Entities is pending or, to Buyer’s Knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement, the Transaction Documents to which they are respectively a party, or the consummation of the transactions contemplated hereby and thereby.
Section 6.6.    Permits. Buyer and any of its respective Affiliates (including, but not limited to, the Fortress Fund Entities) who will be involved in the operation and management of, or provide services to, the Transferred Entities or the Fund Vehicles, as applicable, following the Closing has, or as of the Closing will have, all Permits necessary to consummate the transactions contemplated hereby and under the Transaction Documents to which they are a party (including, but not limited to, the Fund Transactions) and operate and manage, or provide services to, the Transferred Entities or the Fund Vehicles, as applicable, except where the failure to have such Permits would not reasonably be expected to be material to the Interests, taken as a whole. All such Permits have, or as of the Closing will have, been legally obtained and maintained and are or will be in full force and effect, except where the failure to be effective or to so comply would not reasonably be expected to be material to the Interests, taken as a whole.
Section 6.7.    Brokers’ Fees. Except Moelis & Company (where fees are payable by Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Buyer or any of its Affiliates for which Sellers or any of their Affiliates may become liable at any time.
Section 6.8.    Buyer Acknowledgements. Notwithstanding anything contained in this Agreement to the contrary:
(a)    Buyer acknowledges and agrees to the disclaimers set forth in Section 4.19 (Disclaimer of Additional Representations or Warranties of Sellers) and Section 5.26 (Disclaimer of Additional Representations or Warranties of the Colony Fund Entities); and
(b)    Buyer further acknowledges that it and its Representatives have conducted an independent inspection and investigation of the Transferred Entities and the Fund Vehicles and all such other matters relating to or affecting such assets and businesses as Buyer deemed necessary or appropriate, that Buyer has been given an opportunity to inspect information relating to the Transferred Entities and the Fund Vehicles and that Buyer is proceeding with the transactions contemplated by this Agreement based in part upon such independent inspections and investigations and the representations and warranties set forth herein or in any other Transaction Document delivered by Sellers or their respective Subsidiaries at Closing (as modified by the Disclosure Schedule); provided that nothing in this Section 6.8 shall limit any of the representations and warranties provided by Sellers and each Colony Fund Entity hereunder and under any other Transaction Document to which they are a party.

Section 6.9.    Financial Capacity. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the transactions contemplated hereby, are not contingent upon its ability to obtain any financing. Buyer has delivered to Sellers a true, correct, and complete copy of the executed Equity Commitment Letter to provide to Buyer, subject to the terms and conditions therein, cash in the aggregate amount set forth therein to satisfy the payment of the Purchase Price and Buyer’s other obligations hereunder (the “Financing”). The Equity Commitment Letter has not been amended or modified prior to the date hereof, and no such amendment or modification is contemplated as of the date hereof, and the respective commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect as of the date hereof (and, to the knowledge of Buyer, no such withdrawal or rescission is contemplated as of the date hereof). The Equity Commitment Letter is not subject to any conditions precedent or other contingencies relating to the funding of the full amount of the Financing other than as set forth in the Equity Commitment Letter delivered to Sellers, and are binding and in full force and effect and are the legal, valid (assuming due authorization, execution and delivery by the other parties thereto), binding and enforceable obligations of Buyer and, to the knowledge of Buyer, each of the other parties thereto, as the case may be, in each case except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Assuming the satisfaction of the conditions set forth in Article VIII and Article IX, the aggregate net proceeds contemplated by the Equity Commitment Letter, together with available funds of Buyer, will, in the aggregate, be sufficient for Buyer to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of Buyer under this Agreement, including (A) paying the Purchase Price at Closing, and (B) paying all related fees and expenses of Buyer hereunder. Assuming the satisfaction of the conditions set forth in Article VIII and Article IX, to the knowledge of Buyer, there exists no fact or occurrence existing on the date hereof that could (I) constitute a default or breach, of a failure of any condition, under the Equity Commitment Letter or (II) otherwise cause the Equity Commitment Letter to be ineffective or the Financing to be unavailable on the Closing Date.
Section 6.10.    Qualification; Investment Purpose; Investor Status.
(a)    Assuming each of the Assets have the proper Permits or registrations and the accuracy of the representations and warranties set forth in Section 4.8 and Section 5.13, Buyer is legally and financially qualified to acquire the Assets and to own the Transferred Equity Interests, the GP Interests and the Management Rights, and there are no facts that would, under existing Laws, disqualify Buyer as the transferee of the Assets.
(b)    Buyer is acquiring the Interests for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Interests in violation of the Securities Act, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. Buyer understands that the Interests have not been registered under the Laws of any jurisdiction (including the Securities Act), and understands and agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such state Laws (except as otherwise restricted under the Fund Governance Documents). Buyer has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Interests.
(c)    Buyer certifies and represents to Sellers that Buyer: (i) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and (ii) is a “qualified purchaser” as such term is defined in the Investment Company Act. Buyer’s financial condition is such that it is able to bear the risk of holding the Interests for an indefinite period of time and the risk of loss of its entire investment. Buyer has sufficient knowledge and experience in investing in companies similar to the Transferred Entities and Fund Vehicles so as to be able to evaluate the risks and merits of its investment in the Transferred Entities and the Fund Vehicles; provided that the foregoing does not limit any of the representations and warranties made by Sellers contained herein.
Section 6.11.    Fortress Fund Entities’ Fundamental Representations and Warranties.
(a)    Each Fortress Fund Entity is or at the Closing will be duly formed, validly existing, and (if applicable) in good standing under the Laws of its jurisdiction of organization, and has or at the Closing will have all necessary power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.
(b)    Each Fortress Fund Entity has or at the Closing will have all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the obligations to be performed by it thereunder. The execution and delivery of the Transaction Documents to which a Fortress Fund Entity is a party and the consummation of the transactions contemplated thereby have been or at the Closing will be duly and validly authorized and approved by all requisite action on the part of such Fortress Fund Entity and no other proceeding on the part of such Fortress Fund Entity or any of its equityholders is necessary to authorize the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. As of the Closing Date, each of the Transaction Documents to which a Fortress Fund Entity is a party and which are to be delivered on the Closing Date by a Fortress Fund Entity will be, duly and validly executed, and delivered by such Fortress Fund Entity and (assuming due authorization, execution and delivery by the other parties thereto) constitutes, or in the case of such Transaction Documents will constitute, a legally valid and binding obligation of such Fortress Fund Entity, enforceable against such Fortress Fund Entity in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(c)    Except for the Required Consents applicable to the Fortress Fund Entities:
(i)    None of the execution and delivery by a Fortress Fund Entity of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby, or the compliance by such Fortress Fund Entity with any of the provisions hereof or thereof will (A) conflict with, or result in any violation of its Organizational Documents, (B) result in any violation of any Law, or (C) with or without notice or lapse of time

(or both), result in any violation of or default under (or give rise to a right of termination, cancellation, vesting, amendment, acceleration, purchase or sale under), or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien or Liens created by this Agreement) upon any of the properties or assets of such Fortress Fund Entity pursuant to, any Contract to which such Fortress Fund Entity is a party or by which such Fortress Fund Entity or its properties or assets are bound, except, in the case of clauses (B) and (C), for such conflicts, violations, defaults, terminations or cancellations or other consequences as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of such Fortress Fund Entity to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
(ii)    No consent, waiver, approval, order, or Permit of, or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of a Fortress Fund Entity in connection with the execution and delivery by such Fortress Fund Entity of the Transaction Documents to which it is a party or the consummation by such Fortress Fund Entity of the transactions contemplated thereby, except as set forth on the Required Consents Schedule or for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Fortress Fund Entity to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 6.12.    Disclaimer of Additional Representations or Warranties of Buyer. EXCEPT AS SET FORTH IN THIS ARTICLE VI HEREIN (A) BUYER (ON BEHALF OF ITSELF, ITS AFFILIATES, ITS REPRESENTATIVES, AND THE FORTRESS FUND ENTITIES), MAKES NO (AND BUYER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH FORTRESS FUND ENTITIES, THE FUND TRANSACTIONS, OR ANY OTHER MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE FORTRESS FUND ENTITIES OR THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT) AND (B) BUYER AND ANY FORTRESS FUND ENTITY MAKES NO REPRESENTATIONS OR WARRANTIES TO SELLERS REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE FUND VEHICLES OR THE INTERESTS. EXCEPT IN THE EVENT OF FRAUD, NO OFFICER, DIRECTOR, MANAGER, SHAREHOLDER, MEMBER, PARTNER, LIMITED PARTNER, EMPLOYEE OR AGENT OF SUCH FORTRESS FUND ENTITIES, AS APPLICABLE, SHALL HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FUND VEHICLES, OR THE INTERESTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE CASE OF FRAUD, THE INTERESTS AND THE FUND VEHICLES AND THEIR RESPECTIVE ASSETS AND PROPERTIES BEING TRANSFERRED THROUGH THE

SALE OF THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS.” THE PROVISIONS OF THIS SECTION 6.12 SHALL SURVIVE THE CLOSING.
ARTICLE VII

COVENANTS
Section 7.1.    Covenant to Cooperate.
(a)    Each of the Parties agrees to use its commercially reasonable efforts to take, procure, or cause to be taken, all actions, and to do, procure, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions, waivers, consents, and approvals from any Governmental Entity and the making of all necessary registrations and filings (including any filings with a Governmental Entity, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity with respect to the transactions contemplated hereby; (iii) agreeing the initial form of the New Limited Partnership Agreements to be provided with the Consent Solicitation Materials, which Consent Solicitation Materials shall be prepared within twenty (20) Business Days of the date of this Agreement and distributed as promptly as practicable thereafter, and the obtaining of all necessary consents, approvals, and waivers from third parties, including all Required Consents; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, for the avoidance of doubt, each of the Required Consents and Consent Solicitation Materials shall be in form and substance reasonably acceptable to Buyer acting in good faith; provided, further, that Buyer’s consent to or approval of any Required Consent or Consent Solicitation Materials shall not absolve, modify or otherwise abrogate the obligations or liabilities of Sellers or the Colony Fund Entities related to the subject matter of any such Required Consent or Consent Solicitation Materials prepared by Sellers to the extent constituting Excluded Obligations. Sellers and their Affiliates shall cooperate with Buyer in order to (i) introduce and facilitate communication between Buyer and any relevant third party Person in connection with consummating the transactions contemplated hereby upon Buyer’s reasonable request, and (ii) provide reasonable access, to the extent available to Sellers and except as restricted by applicable Law, to such information as Buyer reasonably requires to prepare accordingly for operation of the transferred Assets in the ordinary course following the Closing.
(b)    Each of the Parties agrees to use commercially reasonable efforts to assist in the efforts to obtain any third-party consents, including from Sellers’ limited partners; provided that, no Party will be obligated to make any payment or offer any concession in order to obtain any such consent, except as set forth in Section 12.3 of the Disclosure Schedule. Without limiting the generality of the foregoing, (i) Buyer shall be responsible for any waiver or deferral of fees offered by Buyer to Limited Partners in respect of a Transferred Entity if the Closing occurs and (ii) the applicable Party will be responsible for any payment or concession made to any third party to facilitate the transactions contemplated by this Agreement as set forth in Section 12.3 of the Disclosure Schedule. For the avoidance of doubt, nothing in Section 7.8 shall restrict either Party from disclosing any Confidential Information or other information regarding the transactions contemplated by this Agreement to any third party in connection with their efforts to obtain any third party consents that may be required pursuant to this Section 7.1(b) and under this Agreement.
(c)    Each of the Parties agrees to use its commercially reasonable efforts to take, procure, or cause to be taken, all actions, and to do, procure, or cause to be done, and to assist and cooperate with the other Parties in doing, for a period of six (6) months following the Closing Date, all things necessary, proper, or advisable to transfer any Consent Excluded Assets to Buyer and upon such transfer, this Agreement shall automatically be deemed amended to include such Consent Excluded Asset as an Asset hereunder (with applicable periods hereunder tolled and effective upon the closing date of such transfer instead) and the Parties will take such further actions and execute and deliver such further instruments as reasonably requested by any Party to effectuate such transfer. To the extent any Consent Excluded Assets are transferred to Buyer post-Closing, then the Purchase Price will be adjusted by the amount by which the Purchase Price has been reduced in accordance with this Agreement and the Asset Reference Schedule, in respect of the fact that such Consent Excluded Asset did not transfer at the Closing (each such adjustment, a “Consent Excluded Asset Adjustment”) but instead transferred at a later closing under this Agreement (as deemed amended as noted above); provided, however, that the Parties acknowledge and agree that for, and only for, purposes of such Consent Excluded Asset, all of the periods set forth in this Agreement will automatically be tolled and commence instead and extend from the closing date of such subsequent transfer, and the terms and conditions of this Agreement shall apply to any such transfer of any such Consent Excluded Asset in connection with any such subsequent closing as if an Asset hereunder (but for such tolled and extended time periods) with the Purchase Price subject to adjustment pursuant to Section 2.2, Section 2.5, and Section 2.6. The closing of any transfer of a Consent Excluded Asset to Buyer post-Closing will occur on the date which is ten (10) Business Days from the date of receipt of the relevant consent enabling the Parties to consummate the transfer of any such Consent Excluded Asset and this Agreement shall automatically be deemed amended as of the closing date thereof in accordance with the terms set forth herein, including extending the representations, warranties, covenants, agreements, conditions and indemnitees hereunder to, and only to, such Consent Excluded Asset (with relevant time periods tolled accordingly), or such other date as the Parties hereto mutually agree in writing, and simultaneously with the transfer of any such Consent Excluded Asset to Buyer, Buyer will pay to Sellers the amount of such Consent Excluded Asset Adjustment, by wire transfer of immediately available cash funds to an account designated in writing by Sellers.
(d)    Until the earlier of the Closing or the Outside Date, each of the Parties agrees to use its commercially reasonable efforts to take, procure, or cause to be taken, all actions, and to do, procure, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to permit the Fund Transactions to occur. To the extent impediments to obtaining any Required Consents to permit the Fund Transactions to be consummated arise, the Parties will work together in good faith and will provide to the other Parties all commercially reasonable assistance as is necessary in connection with either obtaining such Required Consents or to otherwise enable the particular Fund Transaction(s) to occur through an alternative means of structuring, in order to consummate the transactions contemplated by this Agreement to the mutual satisfaction of the affected Seller and Buyer.

Section 7.2.    Conduct of Business.
(a)    From the date of this Agreement through the Closing Date and with respect to any Excluded Asset, the earlier of the closing date of such transfer pursuant to Section 7.1(c) or the outside date referenced in Section 7.1(c) for any Excluded Asset which is unable to be transferred to Buyer, except as (x) required by applicable Law, (y) expressly required or contemplated by this Agreement or any Transaction Document, or (z) Buyer otherwise consents in writing (provided that consent provided by an authorized representative of Buyer via e-mail will be acceptable for such purposes); provided that Sellers will endeavor to provide Buyer with five (5) Business Days’ advance notice of any matter set forth below (and to the extent the matter is urgent, as much advance notice as practicable), and in the event Buyer does not consent in writing (provided that consent provided by an authorized representative of Buyer via e-mail will be acceptable for such purposes) within the necessary timeframe, such matter will be referred to the Business Principals to discuss in good faith; provided further that if the Business Principals are unable to come to a mutually satisfactory resolution in good faith with respect to such matter within three (3) Business Days after the matter is referred to the Business Principals, and Sellers thereafter, upon the advice of outside counsel, conclude that not taking such action would be inconsistent with their fiduciary duties, Buyer’s consent shall be automatically be deemed provided and Sellers shall provide prompt notice to Buyer of any such action taken pursuant to this proviso; and provided further that if Sellers in good faith deem that the matter is of an urgent nature and Buyer is unable to provide its timely consent, Sellers may convene a meeting of the Business Principals to discuss in good faith on no less than thirty six (36) hours’ notice:
(i)    Sellers will, will cause each of the Controlled Transferred Entities or Fund Vehicles (within its control) to, and will approve and/or consent to cause any Non-Controlled Transferred Entities or Portfolio Investments to use commercially reasonable efforts to carry on its business in the ordinary course consistent with any applicable fiduciary duties;
(ii)    No Colony Fund Entity shall enter into any transaction that would result in the portion of any carried interest that may in the future be distributed by any Fund Vehicle being directly or indirectly allocated to any Person other than a Colony Management Participant (to the extent permitted under Section 7.2(c)), except as otherwise required pursuant to a binding legal obligation entered into prior to December 31, 2020;
(iii)    No Existing GP or Existing Manager shall permit and/or vote or approve any Transferred Entity to enter into any transaction that would cause a distribution resulting in an allocation of profits (including carried interest);
(iv)    Sellers will, and will cause each Controlled Transferred Entity and Fund Vehicle to (and shall not vote in favor of, or consent to if they have a veto or similar right, any action by a Non-Controlled Transferred Entity or Portfolio Investment to the contrary) (1) preserve intact its present business organization, (2) maintain in effect all Permits, (iii) keep available the services of its directors, officers and key employees, and (iv) maintain good relationships with third parties, Limited Partners and any other Person under the Material Contracts, customers, suppliers, lenders and others having material business relationships with it;

(v)    No Seller, Controlled Transferred Entity, or Fund Vehicle, Existing GP, or Existing Manager shall amend or waive its rights under any Fund Governance Document or Organizational Document, as the case may be, or vote or approve any amendment or waiver of any of a Non-Controlled Transferred Entity’s or Portfolio Investment’s rights under any Fund Governance Document or Organizational Document, as the case may be; provided that subject to Section 7.3(a) after the date hereof and prior to the Closing, the Colony Fund Entities will be permitted to enter into one or more settlement agreements with some or all of the unaffiliated Limited Partners which may contain releases of and from such Limited Partners of any preClosing claims (it being further understood and agreed that such settlement agreements shall not limit any right of Buyer under the New Fund Management Agreements, the New Limited Partnership Agreements, or applicable Law; provided further that any amendment or waiver that is not ministerial shall be made with the prior written consent Buyer, such consent not to be unreasonably withheld, conditioned or delayed;
(vi)    Any investment or asset management decisions regarding the items listed as “OED” or non-“OED” on Section 7.2 of the Disclosure Schedule or in respect of any Fund Vehicle, Transferred Entity or Portfolio Investment that are not in the ordinary course consistent with past practice, or that are material;
(vii)    The applicable Transferred Entities and Portfolio Investments shall use the amounts funded (i.e., actually invested) and the amounts to be funded to them exclusively to be properly applied to future payments falling due under the Maranatha Disposal Plan; and
(viii)    The applicable Transferred Entities and Portfolio Investments shall carry out and complete the corporate reorganizations necessary for the performance of the continuation and (as applicable) disposal plans, except, as applicable, for those related to Moulin de Vernègues, Hôtel des Prince and Hotel Astor to which such Transferred Entities and Portfolio Investments were subject, as well as under any related agreement.
(b)    Promptly upon receipt thereof, Sellers shall provide to Buyer any notices or communications from (i) any interest holder in any Fund Vehicle, Colony Fund Entity, Transferred Entity or Portfolio Investment or (ii) Governmental Entity, in each case, referencing or in connection with the subject matter of this Agreement or any Required Consent.
(c)    Buyer acknowledges and agrees that from the date of this Agreement through the Closing Date, Sellers may allocate up to 50% of the beneficial ownership of the Capital Commitment of the Existing GP (including the carried interest entitlements and any capital interests associated therewith) with respect to each Fund Vehicle listed under the heading “CDCF V” in Section 1.1(a) of the Disclosure Schedule to one or more Colony Management Participants, inclusive of any amounts previously allocated. As soon as practicable, but in any event no later than ten (10) Business Days prior to the Closing Date, Sellers shall notify Buyer in writing of the percentages that shall be applicable as of the Closing Date as a result of the allocation contemplated by this Section 7.2(c).
(d)    The Parties agree that Sellers shall be permitted to accelerate capital contributions and/or funding in respect of the Assets as outlined on Section 1.1(a) of the Disclosure Schedule; provided that such capital contributions or funding do not cause or otherwise result in an increase in the aggregate funding for such Portfolio Investment as set forth on such Section 1.1(a) of the Disclosure Schedule.
Section 7.3.    Prohibited Transactions. From the date of this Agreement through the Closing Date, and with respect to any Excluded Asset, the earlier of the closing date of such transfer pursuant to Section 7.1(c) or the outside date referenced in Section 7.1(c) for any Excluded Asset which is unable to be transferred to Buyer, and except as required by applicable Law, or expressly required or contemplated by this Agreement or any Transaction Document, without Buyer’s consent in writing (provided that consent provided by an authorized representative of Buyer via e-mail will be acceptable for such purposes), Sellers will not and will cause the Colony Fund Entities and Controlled Transferred Entities not to approve, vote for or consent to (and with respect to the Non-Controlled Transferred Entities and Portfolio Investments shall not vote in favor of any action to); provided that Sellers will endeavor to provide Buyer with five (5) Business Days’ advance notice of any matter set forth below (and to the extent the matter is urgent, as much advance notice as practicable), and in the event Buyer does not consent in writing (provided that consent provided by an authorized representative of Buyer via e-mail will be acceptable for such purposes) within the necessary timeframe, such matter will be referred to the Business Principals to discuss in good faith; provided further that if the Business Principals are unable to come to a mutually satisfactory resolution in good faith with respect to such matter within three (3) Business Days after the matter is referred to the Business Principals, and Sellers thereafter, upon the advice of outside counsel, conclude that not taking such action would be inconsistent with their fiduciary duties, Buyer’s consent shall be automatically be deemed provided and Sellers shall provide prompt notice to Buyer of any such action taken pursuant to this proviso; and provided further that if Sellers in good faith deem that the matter is of an urgent nature and Buyer is unable to provide its timely consent, Sellers may convene a meeting of the Business Principals to discuss in good faith on no less than thirty six (36) hours’ notice:
(a)    other than as required by a Benefit Plan as in effect on the date hereof or required by applicable Law, (A) increase the compensation of any Business Employee or any director, employee or independent contractor of the Transferred Entities or the Portfolio Investments, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any Business Employee (other than pursuant to the Employee Retention Plan) or any director, employee or independent contractor of the Transferred Entities or the Portfolio Investments, (C) enter into, adopt, amend, terminate or increase the coverage or benefits available under any Benefit Plan for any Business Employees (or other compensation or benefit plan, program, agreement or arrangement that would be a Benefit Plan if in effect on the date of this Agreement) or any director, employee or independent contractor of the Transferred Entities or the Portfolio Investments, or (D) hire any employees;
(b)    amend the Organizational Documents of the Transferred Entities, Fund Vehicles or any of their Subsidiaries or any Fund Governance Documents in a manner that is not ministerial without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed;

(c)    cause the termination, dissolution or winding up of any of the Transferred Entities, Fund Vehicles or any of their respective Subsidiaries (unless required in accordance with the applicable Organizational Documents or Fund Governance Documents);
(d)    enter into any transaction or arrangement that would result in the reallocation or assignment of all or any portion of any carried interest distributable by any Fund Vehicle, other than to a Colony Management Participant in accordance with Section 7.2(c), or management fees payable by the Fund Vehicles, except as permitted pursuant to Section 7.2(a)(v);
(e)    incur, assume, or guaranty any Indebtedness (other than (i) the Indebtedness to the extent set forth in Section 7.3(e) of the Disclosure Schedule, (ii) pursuant to existing lines of credit disclosed in the Disclosure Schedule, or Indebtedness of the portfolio investments managed by the Colony Fund Entities disclosed in the Disclosure Schedule, up to the maximum committed amount existing on the date hereof and without modification of any borrowing base or similar criteria that would increase availability thereunder as exists on the date hereof and (iii) incurrence of Indebtedness owing to another Person subject to this covenant that funded such Indebtedness with the Fortress Loan, as described in the foregoing clause (ii), in accordance with the terms thereof, and in each of the foregoing clauses (ii) and (iii), in the ordinary course of business consistent with past practice);
(f)    issue any equity securities or any option or right relating thereto or to any of the Fund Vehicles, including in respect of any distributions of carried interest by such Fund Vehicles or the allocation of such carried interest other than to a Colony Management Participant in accordance with Section 7.2(c);
(g)    mortgage, pledge or otherwise encumber any of its properties or assets, other than with Permitted Liens, or sell, transfer, or otherwise dispose of any of its material properties or assets, in each case except (i) pursuant to Material Contracts, or (ii) in connection with Portfolio Investments in the ordinary course of business consistent with past practice;
(h)    waive any right, forgive any debt, or release any claim;
(i)    amend or waive the terms or obligations with respect to any Investment Loan or fail to enforce the terms of any Investment Loan (including any default thereunder);
(j)    redeem any interests of any Parties, Limited Partners, or any employee, except as otherwise permitted or contemplated by this Agreement or as required by a Fund Governance Document;
(k)    voluntarily dispose, convey, liquidate, mortgage, sell, assign or transfer any Assets, including the Interests or Management Rights, other than pursuant to Material Contracts or in the ordinary course of business consistent with past practice;
(l)    make any voluntary capital contributions to the extent not reflected on Section 7.3(l) of the Disclosure Schedule or fail to make any required capital contributions with respect to any Interests or Portfolio Investments in accordance with the terms of the applicable Fund Governance Document or other Material Contract or otherwise breach in any material respect any of its or its Affiliates’ obligations under any such agreement;

(m)    waive any right with respect to, forgive or release any Indebtedness owed to any Controlled Transferred Entity, Fund Vehicle, or Colony Fund Entity, or agree to amend, modify, or supplement any such Indebtedness, or release any collateral securing any such Indebtedness or any guarantor of such Indebtedness;
(n)    settle any Legal Proceeding relating to the Transferred Entities, Fund Vehicles, Colony Fund Entity, Subsidiary thereof or Portfolio Investment (i) with any Governmental Entity, (ii) which, in the aggregate together with any other Legal Proceedings settled between the date hereof and the Closing Date requires payment in excess of $1,000,000, (iii) that involves admission of Liability or wrongdoing, or restrictions on the business, operations, or properties of the Transferred Entities, Colony Fund Entities, Fund Vehicles, Portfolio Investments or General Partner or Subsidiary thereof, or (iv) set forth on Section 7.3(n) of the Disclosure Schedule;
(o)    cancel, terminate, fail to keep in place, or reduce the amount of insurance coverage provided by the insurance policies held by the Controlled Transferred Entities or Fund Vehicles which are in effect as of the date hereof, without obtaining similar policies of insurance with no less than the limits of coverage now carried; provided that nothing in this Agreement shall preclude any renewals to such policies;
(p)    make any loans, advances, guaranties or capital contributions to or investments in any other Person, other than pursuant to Material Contracts in effect on the date hereof that have been made available to Buyer prior to the date hereof and loans, advances, capital contributions and investments contemplated by clause (ii) or the parenthetical in clause (c) above;
(q)    make, change, or revoke any material Tax election or change in any method of Tax accounting of the TRC Entities or the Fund Vehicles, amend any material Tax Return or waive or extend the statute of limitations in respect of any material Tax of a TRC Entity or Fund Vehicle or (ii) to the extent within the control of Sellers or their Affiliates, cause any Non-TRC Entity to make, change, or revoke any material Tax election or change in any method of Tax accounting, cause any Non-TRC Entity to amend any material Tax Return or waive or extend the statute of limitations in respect of any material Tax; provided, however, that nothing in this Agreement shall preclude any TRC Entity, Fund Vehicle, or Non-TRC Entity from making or revoking any election or taking any other action reasonably necessary (taking into account whether an action could reasonably be taken by Sellers or their Affiliates in a manner that would not adversely affect any TRC Entity, Fund Vehicle, or Non-TRC Entity) to preserve the status of Colony Capital, Inc., as a REIT; provided, further that, prior to taking any such action with respect to a TRC Entity, Fund Vehicle, or Non-TRC Entity reasonably necessary to preserve the status of Colony Capital, Inc. as a REIT, Sellers shall use commercially reasonable efforts to notify and discuss such proposed action with Buyer;
(r)    permit to lapse or abandon any Intellectual Property that is material to the Controlled Transferred Entities and the Colony Fund Entities (unless such Intellectual Property is being retained by Sellers pursuant to the terms of this Agreement);

(s)    except as otherwise provided in clause (b) above, amend or modify in any material respect or terminate any Material Contract of a Transferred Entity or enter into an agreement that would constitute a Material Contract of a Transferred Entity if entered into prior to the date hereof, other than renewals in the ordinary course of business consistent with past practice, or otherwise waive, release or assign any material rights, claims or benefits thereto of the Transferred Entities or Fund Vehicles;
(t)    modify any fee structure (including any waiver of fees);
(u)    enter into any Affiliate Agreements or otherwise engage in any transactions which, pursuant to the Fund Governance Documents or Offering Documents, would require the consent of the Limited Partners or the Limited Partner advisory committee of any Fund Vehicle;
(v)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, disposition (of assets or equity) or other reorganization of the Transferred Entities or any of their Subsidiaries; or
(w)    agree or commit to do any of the foregoing.
Section 7.4.    Other Agreements. Buyer and Sellers acknowledge and agree to the treatment of certain other permitted transactions and the covenants and agreements as set forth in Section 7.4 of the Disclosure Schedule. The Parties agree to deliver fully executed transaction documents for those certain other permitted transactions as set forth in Section 7.4 of the Disclosure Schedule at Closing.
Section 7.5.    Regulatory and Other Authorizations.
(a)    Each of Buyer and Sellers shall use reasonable best efforts to promptly obtain all Government Consents that may be or become necessary for the performance of its obligations pursuant to this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such Government Consents.
(b)    In furtherance, and not in limitation of the foregoing, Buyer and, where applicable, Sellers, shall (i) make or cause to be made the registrations, declarations and filings required of such Party under the HSR Act and any other Antitrust Law with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement; (ii) furnish to the other Parties as promptly as reasonably practicable all information required for any application or other filing to be made by the other Parties pursuant to any applicable Law in connection with the transactions contemplated hereby; (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the U.S. Federal Trade Commission (“FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; (iv) promptly notify the other Parties of any material communication between that Party and the FTC, the DOJ, or any other Governmental Entity and of any material communication received or given in connection with any Legal Proceeding by a private party, in each case regarding the transactions contemplated hereby (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods)), provided that any communication between a Party and the FTC, the DOJ, or any other Governmental Entity shall be jointly made (unless such Party received prior written consent of the other Parties to communicate on its own with such Governmental Entity); (v) furnish the other Parties promptly with copies of all correspondence, filings and communications relating to any Antitrust Law or any Legal Proceeding pursuant to any Antitrust Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ, or any other Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby; (vi) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the Antitrust Laws) with a Governmental Entity under the HSR Act or any other Antitrust Law; and (vii) act in good faith and reasonably cooperate with the other Parties in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Antitrust Law with respect to any such registration, declaration and filing, in each case, to the extent legally permissible and practicable.
(c)    Notwithstanding anything to the contrary set forth herein, each of the Parties agree that Buyer and its Affiliates shall use their reasonable best efforts to take any reasonable steps to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other Parties so as to enable the Parties hereto to expeditiously close the transactions contemplated hereby as soon as commercially practicable, but in any event no later than the Outside Date; provided, however, Buyer and its Affiliates shall not be obligated to incur costs and expenses or agree to other limitations in connection therewith in excess of those set forth on Section 12.3 of the Disclosure Schedule; provided, further, that nothing in this Section 7.5(c) or any other provision of this Agreement shall require any Party to this Agreement to divest or dispose of any of its assets, properties, or businesses in order to obtain the consent of any Governmental Entity under any Antitrust Law and Sellers shall not be permitted hereunder to divest, sell or dispose of any assets, properties or businesses to be acquired pursuant to this Agreement without the prior written consent of Buyer, in each case subject to the treatment of such assets, properties or businesses contemplated by Section 7.1(c) of this Agreement. In addition, Buyer (or its Subsidiaries) shall not be required to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, Governmental Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Outside Date, in each case if taking such action would reasonably be expected to result in costs and expenses or other limitations in excess of the limitations on Buyer’s obligations set forth in the first proviso in the immediately preceding sentence. In addition, nothing in this Agreement shall restrict Buyer and its Subsidiaries or Affiliates from making any acquisition or investment, alter its capital structure or ownership, or take or fail to take any other action, that could reasonably be expected to impair or delay its ability to consummate the transactions contemplated hereby.

Section 7.6.    Post-Closing Access; Post-Closing Retention of Records; Etc.
(a)    Until the seventh (7th) anniversary of the Closing Date, Buyer shall, and shall cause its Subsidiaries to, upon reasonable advance notice by Sellers or its Affiliates to Buyer, and subject to Buyer’s security guidelines, as provided to Sellers in writing:
(i)    provide to Sellers and their Affiliates and their respective Representatives reasonable access to their properties, Books and Records, employees, and auditors to the extent (A) relating to the business and operations of the Transferred Entities and their Subsidiaries with respect to any pre-Closing period or matter occurring prior to the Closing, (B) reasonably requested by Sellers, and (C) solely to comply with any reporting or regulatory requirements of Sellers or any of their Affiliates (including, in each case of this clause (i), in connection with any Legal Proceeding arising out of any business or operations of the Transferred Entities and their Subsidiaries in which Sellers or any of their Affiliates may from time to time be involved, other than with respect to Legal Proceedings involving disputes between Buyer or any of their Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand);
(ii)    permit Sellers and their Affiliates and their respective Representatives to make such reasonable copies and inspections of any such Books and Records as any of them may reasonably request, solely to the extent related to any pre-Closing period or matter occurring prior to the Closing or to comply with any applicable Law or any provision of this Agreement, and subject to strict confidentiality with respect thereto; and
(iii)    make reasonably available to Sellers and their Affiliates and their respective Representatives, the officers, employees, and Representatives of the Transferred Entities and their Subsidiaries to provide reasonable assistance and co-operation in the review of information described in this Section 7.6(a);
provided that, (x) any access or cooperation pursuant to this Section 7.6(a) shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of Buyer, Transferred Entities and their Subsidiaries and (y) at Sellers’ expense and Sellers shall reimburse Buyer for any reasonable out-of-pocket expenses incurred in connection with the foregoing. Notwithstanding the obligations contained in this Section 7.6, neither Buyer, the Transferred Entities, nor their respective Affiliates shall be required to provide access to or to disclose information where such access or disclosure would reasonably likely result in a loss of the attorney-client privilege or contravene any applicable Law, fiduciary duty, or material Contract; provided that, in such a circumstance the Parties shall use commercially reasonable efforts to agree on appropriate substitute arrangements for which the effects set forth in this sentence would not apply. All information made available pursuant to this Section 7.6 shall be treated as Confidential Information pursuant to the terms of Section 7.8.
(b)    Following the Closing, Buyer shall, and shall cause its Subsidiaries to, (i) retain complete and correct originals or copies of the Books and Records of the Transferred Entities and their Subsidiaries and their business and operations with respect to pre-Closing periods, for a period of seven (7) years from the Closing Date, and in no event for less than as required by applicable Law, and (ii) prior to destroying or disposing of any such Books and Records, provide not less than thirty (30) days’ prior notice to Sellers, specifying the Books and

Records proposed to be destroyed or disposed of, and, if Sellers shall request in writing prior to the scheduled date for such destruction or disposal that any of the Books and Records proposed to be destroyed or disposed of be delivered to Sellers, to promptly arrange for the delivery of such of the information to Sellers as was requested.
(c)    Notwithstanding anything contained in this Section 7.6, copies of all Books and Records of the Fund Vehicles, the Existing GPs and the Existing Managers shall be transferred to Buyer as soon as practicable after the Closing Date.
Section 7.7.    Exclusivity. From the date hereof until the earliest of (a) the Closing Date or (b) such date on which this Agreement is validly terminated in accordance with Article XI, Sellers shall not, and shall direct its Affiliates, and their directors, officers, agents, Representatives and any other Person acting on its or their behalf not to directly or indirectly, (i) solicit offers, letters of intent, inquiries, proposals or indications of interest or commitments for, or entertain any offer, letter of intent inquiries, proposal or indication of interest or commitment to enter into, with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage in any discussions or negotiations, provide any information to, or enter into any agreement, arrangement or understanding regarding an Acquisition Proposal, or (iii) furnish to any other Person any information with respect to any Acquisition Proposal. Sellers shall cease and procure the termination of, or cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing and for the avoidance of any doubt, nothing in this Section 7.7 shall restrict any transaction in respect of (x) any asset that Sellers and/or their Affiliates do not control and/or maintain a consent or veto right in respect of such Acquisition Proposal, (y) the permitted transactions set forth in Section 7.4, and (z) “Project Ozark” which pertains to the transfer of CCOC’s fund accounting personnel to an outsourced model, none of which will adversely affect or delay the ability of Sellers or their Affiliates to consummate the transactions contemplated by this Agreement, otherwise perform any obligation contemplated by this Agreement or Buyer’s ability to conduct the business consistent with past practice following Closing. For the avoidance of any doubt, (i) the sale or recapitalization of any of the Portfolio Investments, and (ii) the Fortress Loan, shall not be deemed a violation of Sellers’ exclusivity obligation; provided that any proceeds thereof are credited against the Purchase Price to the extent provided on Section 2.2 of the Disclosure Schedule.
Section 7.8.    Confidentiality.
(a)    During the period from the date hereof until the fifth (5th) anniversary of the Closing Date, each Party shall, and shall cause each of their respective Affiliates, to maintain strictly confidential and not disclose to any other Person (other than its Representatives that agree to maintain such information in confidence in accordance with this Section 7.8(a), with any breach of such obligation being deemed a breach by, as applicable, Buyer or the applicable Seller under this Agreement) any Confidential Information in connection with this Agreement and other agreements in connection herewith and the terms hereof and thereof or relating to Sellers, Buyer, and their respective Subsidiaries, including the Colony Fund Entities, the Transferred Entities and the Fund Vehicles) or any Confidential Information obtained by Sellers or their Affiliates during the period of their ownership of the Interests; provided that nothing in this sentence shall limit the disclosure by Buyer, any Seller or any of their Affiliates of any

Confidential Information (i) to the extent required by applicable Law or the rules or regulations of any stock exchange (provided that, to the extent permitted by applicable Law or the rules or regulations of any stock exchange, as applicable, Buyer gives Sellers, or such Seller gives Buyer, written notice of such disclosure and reasonably cooperate with any efforts to seek confidential treatment of any such information required by applicable Law or the rules or regulations of any stock exchange to be disclosed) or duly requested by a Governmental Entity, (ii) in a dispute brought by any Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (iii) to the extent that such information can be shown to have come within the public domain through no fault of any Party in violation hereof, (iv) to the extent required in order to comply with reporting obligations to their limited partners or other direct or indirect investors who have agreed to keep such information confidential, (v) with CLNC, and (vi) among such Sellers. This Section 7.8(a) shall not apply to any public announcement made in accordance with Section 12.8. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, upon the date hereof, in no event shall either this Section 7.8(a) or any provision of the Confidentiality Agreement limit disclosure by Buyer, Sellers, or their respective Affiliates of ordinary course communications regarding this Agreement and the transactions contemplated hereby to its existing or prospective general and limited partners, equityholders, members, managers, investors, financing sources, accountants and consultants of any Affiliates of such Person, including disclosure on their websites and in their marketing materials, and from and after the Closing nothing herein shall limit or restrict the ability of Buyer or Sellers to conduct their operations and business.
(b)    As of the date hereof, CCOC and Buyer acknowledge and agree that the Confidentiality Agreement shall be terminated, without further action by any of the Parties hereto or thereto, solely to the extent related to the confidentiality provisions contained therein which shall have no further force and effect and shall be superseded by Section 7.8(a) and the remainder of the obligations set forth in the Confidentiality Agreement are hereby incorporated in this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement in accordance with its terms; provided that if a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, then the provisions of this Agreement will control.
Section 7.9.    Intercompany Obligations and Agreements. Unless otherwise agreed in writing between Buyer and Sellers, on or prior to the Closing, all intercompany Contracts, accounts, loans, guarantees, advances, payables (including any payable accounts with negative balance), and receivables, whether or not currently due and payable between Sellers or any of their partners or Affiliates (other than the Transferred Entities), on the one hand, and any Transferred Entity, on the other hand as set forth on Section 7.9 of the Disclosure Schedule as of the date of delivery pursuant to Section 7.20(g), and all the Affiliate Agreements (collectively, the “Intercompany Obligations and Agreements”), shall be settled in full and all commitments with respect thereto shall be deemed to have been terminated, and in each case, Sellers and their respective Affiliates, and Buyer and its Affiliates, including the Transferred Entities after the Closing, shall be fully released from all Liability with respect to such Intercompany Obligations and Agreements; provided that, for purposes hereof, any obligations arising under this Agreement or any Transaction Document (including, for the avoidance of any doubt, under the Transition Services Agreement) shall not constitute Intercompany Obligations and Agreements.

Section 7.10.    Use of Name.
(a)    Buyer acknowledges and agrees that, as among the Parties, all right, title and interest in and to the Seller Trademarks are owned exclusively by Sellers or their Affiliates. Except as provided in this Section 7.10, from and after the Closing, Buyer shall not use, and shall cause the Transferred Entities, Fund Vehicles, and their Subsidiaries not to use, the names “Colony Capital,” “Colony,” “CDCF,” or the “Colony” logo (“Seller Names”) or any other names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators that contain, comprise, or are derived from, confusingly similar to or dilutive of such Seller Names (collectively, the “Seller Trademarks”). In furtherance of the foregoing, except as provided herein, promptly, and in any event within ninety (90) days following the Closing, Buyer shall, and shall cause the Transferred Entities and their Subsidiaries to, remove, strike over or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Transferred Entities, Fund Vehicles, and their Subsidiaries, including any business cards, schedules, stationery, packaging materials, displays, signs, invoices, receipts, sales, marketing and promotional materials, product, training and service literature and materials, manuals, forms, websites, email, computer software and other materials and systems (“Marked Materials”). Notwithstanding the foregoing, nothing in this Section 7.10 shall preclude the Transferred Entities, Fund Vehicles, and their Subsidiaries from making any reference to the Seller Trademarks as permitted by applicable Law or in historical, tax, employment or similar records or for purposes of prospectus and similar disclosures as are reasonably necessary and appropriate to describe the historical relationship of the Transferred Entities, Fund Vehicles, and their Subsidiaries with Sellers and their Affiliates. Neither Buyer, nor the Transferred Entities, Fund Vehicles, and their Subsidiaries, shall use, seek to register, register or authorize others to use, seek to register or register any Seller Trademark or any other Intellectual Property confusingly similar thereto or dilutive thereof anywhere in the world, or challenge Sellers’ right to use, seek to register or register any Seller Trademark anywhere in the world.
(b)    Promptly after the Closing Date, but no later than thirty (30) days thereafter, Buyer shall cause each of the applicable Transferred Entities, Fund Vehicles, and their Subsidiaries to file amended articles of incorporation (or equivalent organizational documents) with the appropriate Governmental Entities changing its corporate name, “doing business as” name, trade name, and any other similar corporate identifier (each, a “Company Name”) to a Company Name that does not contain any Seller Trademark, and to provide Sellers with any additional documentation that Sellers may reasonably request to evidence those filings. On and after the Closing Date, Buyer and the Transferred Entities, Fund Vehicles, and their Subsidiaries shall not represent that it is (or they are), or otherwise hold itself (or their selves) out as being, affiliated with any Seller or any of their Affiliates.
(c)    To the extent the Seller Trademarks are used by the Transferred Entities, Fund Vehicles, and their Subsidiaries on Marked Materials prior to the Closing, the Transferred Entities, Fund Vehicles, and their Subsidiaries may use existing Marked Materials after the Closing for a transitional period not to exceed ninety (90) days solely in a manner consistent with Transferred Entities’, Fund Vehicles’, and their Subsidiaries’ uses thereof immediately prior to the Closing; provided that (i) none of the Transferred Entities, Fund Vehicles, and their

Subsidiaries shall use the Seller Trademarks in any other manner during the time thereafter, and (ii) none of the Transferred Entities, Fund Vehicles, and their Subsidiaries shall reorder any Marked Materials after the Closing Date. The foregoing permitted use is subject to (A) compliance by the Transferred Entities, Fund Vehicles, and their Subsidiaries with the quality control requirements and guidelines in effect for the Seller Trademarks as of the Closing Date that are provided to Buyer in writing, and (B) to the extent reasonably practicable, the placement of a mutually agreed upon disclaimer on such materials used by the Transferred Entities, Fund Vehicles, and their Subsidiaries identifying in a readily observable manner that the Transferred Entities, Fund Vehicles, and their Subsidiaries are no longer an Affiliate of any Seller.
(d)    Sellers acknowledge and agree that Buyer intends to replace the Seller Names with the name “DC Value Recovery” (the “New Name”) and that Buyer has the right to replace the Seller Names with New Name or any other name that Buyer may select that complies with the terms set forth in this Section 7.10. Sellers further acknowledge and agree that, as among the Parties, all right, title and interest in and to the names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators containing the phrase “DC Value Recovery” (together, the “New Marks,” and each, a “New Mark”) shall be owned exclusively by Buyer or the Transferred Entities, Fund Vehicles or their Subsidiaries as of and after the Closing Date. Sellers further acknowledge and agree that no Seller has any right, title or interest in the New Marks and none of Sellers nor their respective Subsidiaries or Affiliates shall use, seek to register, register or authorize others to use, seek to register or register any New Mark or any other Intellectual Property confusingly similar thereto or dilutive thereof anywhere in the world, or challenge Buyer’s right to use, seek to register or register any New Mark anywhere in the world.
Section 7.11.    Directors’ and Officers’ Indemnification and Insurance.
(a)    Buyer agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors and officers, managers, employees, or agents (“D&O Indemnified Parties”), as the case may be, of either the Transferred Entities, Fund Vehicles, or their Subsidiaries as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any Contract set forth on Section 7.11(a) of the Disclosure Schedule as of the date of delivery pursuant to Section 7.20(h) and subject to the limits therein shall survive the Closing and shall continue in full force and effect. Buyer shall cause the Transferred Entities’, Fund Vehicles’, and their Subsidiaries’ certificate of incorporation, bylaws, or other Organizational Documents to contain provisions with respect to indemnification, advancement of expenses and limitation of directors and officers that are no less favorable to the D&O Indemnified Parties than those set forth in the Transferred Entities’, Fund Vehicles’, and their Subsidiaries’ Organizational Documents and Fund Governance Documents, as the case may be, as of the Closing Date, which provisions thereafter will not be amended, repealed, or otherwise modified in any manner that would disproportionately and adversely affect the rights thereunder of a D&O Indemnified Party as opposed to the other D&O Indemnified Parties without the consent of such D&O Indemnified Party adversely affected thereby.
(b)    Without limiting the provisions of Section 7.11(a), to the fullest extent that any Transferred Entity or Fund Vehicle would be permitted by applicable Law to do so and subject to the terms and limitations set forth as the date hereof in the Transferred Entities’, Fund Vehicles, and their Subsidiaries’ Organizational Documents and Fund Governance Documents, as the case may be, Buyer shall, to the extent within its control, cause the Transferred Entities and their respective Subsidiaries to, solely with recourse to the “tail” policy referenced in Section 7.11(c) indemnify and hold harmless each D&O Indemnified Party on the terms and subject to the limitations set forth as the date hereof in the Transferred Entities’, Fund Vehicles’, and their Subsidiaries’ Organizational Documents against and from any Losses and other amounts paid in settlement in connection with any claim, Legal Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding or investigation arises out of or pertains to any alleged action or omission in such D&O Indemnified Party’s capacity as a director or officer of either a Transferred Entity, Fund Vehicle, or any of their Subsidiaries prior to the Closing. Notwithstanding anything to the contrary herein, neither Buyer, any Transferred Entity, Fund Vehicle, nor any of their Subsidiaries shall be liable for any settlement effected without their prior written consent, and neither of them shall be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the D&O Indemnified Parties) for all D&O Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such D&O Indemnified Parties’ counsel, two or more of such D&O Indemnified Parties shall have conflicting interests in the outcome of such action. Notwithstanding anything herein to the contrary, no D&O Indemnified Party shall be entitled to seek indemnification pursuant to the Fund Governance Documents, whether directly or through any insurance maintained by or for the benefit of such Fund Vehicles, in respect of any claim, Legal Proceeding or other action pursuant to the Transaction Documents (but excluding the Fund Governance Documents, to the extent such claim, Legal Proceeding or other action is unrelated to the transactions contemplated by this Agreement) or in connection with any claim for Losses that may be asserted by Buyer pursuant to this Agreement.
(c)    Prior to the Closing, Buyer and CCOC shall purchase a “tail” directors’ and officers’ liability insurance and fiduciary insurance policy with a claims period of at least six (6) years after the Closing, subject to the limitations set forth in the proviso to this Section 7.11(c), on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance applicable to, and with comparable limits currently afforded to, the Transferred Entities, Fund Vehicles, and their Subsidiaries as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Closing, including the transactions contemplated hereby and providing that such policy shall be the policy or other indemnification obligation of first resort; provided that Buyer, on the one hand, and CCOC, on the other hand, shall share equally in the cost of any such policy up to an aggregate amount equal to 250% of the current directors’ and officers’ liability insurance and fiduciary insurance policy and Sellers shall be responsible for any excess amount or CCOC and Buyer shall only be required to purchase a policy with a maximum coverage for such 250% premium.
(d)    The D&O Indemnified Parties to whom this Section 7.11 applies shall be third-party beneficiaries of this Section 7.11. The provisions of this Section 7.11 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 7.11 to the extent such D&O Indemnified Party is successful in such enforcement action. Notwithstanding any other provision of this Agreement, this Section 7.11 shall survive the Closing indefinitely.
(e)    Sellers hereby agree and acknowledge that, except with respect to recourse to the “tail” policy reference in Section 7.11(c), Sellers are the indemnitors of first resort with respect to any D&O Indemnified Party in connection with their rights to indemnification and advancement of expenses set forth in this Section 7.11.
Section 7.12.    RWI Policy. Following the Closing, in the event that Buyer obtains a representations and warranties insurance policy (an “RWI Policy”) in respect of the transactions contemplated by this Agreement, Buyer and its Affiliates shall not amend, waive, or otherwise modify the subrogation provision under such RWI Policy in any manner that, or include any provisions which, would allow the insurer thereunder to subrogate or otherwise make or bring any Legal Proceeding against Sellers except in the event of Fraud. Sellers shall be an intended third-party beneficiary of the subrogation provision applicable to Sellers. All premiums, underwriting fees and similar costs associated with Buyer obtaining the RWI Policy shall be borne by Buyer.
Section 7.13.    Termination of Guarantees. The Parties shall use their commercially reasonable efforts to obtain, on or prior to the Closing, effective as of the Closing, the termination of, a full release of Sellers and their Affiliates (other than the Transferred Entities and their Subsidiaries and any guarantees described in Section 3.2(d)(vii)) from, all obligations of Sellers and their Affiliates (other than the Transferred Entities and their Subsidiaries and any guarantees described in Section 3.2(d)(vii)) arising under all guarantees (including any clawback guarantees entered into by Sellers or their Affiliates in respect of the Fund Vehicles other than any guarantees described in Section 3.2(d)(vii)), keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations, if any, in respect of any loans which obligations are set forth in Section 7.13 of the Disclosure Schedule (the “Seller Guarantees”). To the extent requested by the applicable counterparty, Buyer shall offer to provide commercially reasonable substitute arrangements for those provided by Sellers and their Affiliates (other than the Transferred Entities and their Subsidiaries) under each Seller Guarantee and any guarantees described in Section 3.2(d)(vii). In the event that, following the Closing, a Seller is required to make any payment or incurs any Loss in respect of a Seller Guarantee (other than in connection with an Excluded Obligation), Buyer hereby agrees to indemnify and hold harmless such Seller and promptly, upon receipt of written notice, reimburse such Seller the amount of such payment or Loss.
Section 7.14.    Resignations. Prior to Closing, Sellers shall obtain the resignation, or procure the removal, of all general partner and managing member entities (to the extent such entities are not also Controlled Transferred Entities or any of their Portfolio Investments or Subsidiaries), directors, managers, and officers of each Controlled Transferred Entity and each of its Subsidiaries and any other Portfolio Investment (to the extent designated by or on behalf of Sellers), along with such releases as mutually agreed upon by the Parties, as requested by Buyer at least ten (10) Business Days prior to Closing, which resignation or removal shall be effective at the Closing, and Sellers shall deliver to Buyer evidence of such resignation or removal at or prior to the Closing.
Section 7.15.     Tax Matters.

(a)    Transfer Taxes shall be split between Buyer and Sellers in accordance with Section 12.3 of the Disclosure Schedule. Buyer hereby agrees to file in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts. Buyer shall provide Sellers with evidence satisfactory to Sellers that such Transfer Taxes have been paid by Buyer. Notwithstanding the two preceding sentences, Sellers hereby agree that to the extent applicable Law requires that Sellers file any necessary documents (including Tax Returns) with respect to Transfer Taxes, Sellers shall file in a timely manner such necessary documents (including Tax Returns) with respect to such amounts. Sellers shall provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been paid by Sellers. The Parties agree to cooperate with each other for any reasonable requests in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in such Party’s possession that is reasonably necessary to complete such Tax Returns. The Parties further agree to reimburse the Party paying such Transfer Taxes for the applicable portion of Transfer Taxes owed by such Party within ten (10) Business Days after a written request for reimbursement by such Party.
(b)    Following the allocation of the Final Closing Cash Consideration made pursuant to Section 2.5(d), the Parties shall further allocate the Final Closing Cash Consideration (as set forth on the Final Allocation Schedule) and any other amounts properly treated as consideration for U.S. federal income tax purposes, including the Retention Payment and any Liabilities treated as assumed by Buyer for U.S. federal income tax purposes among the Interests, the Management Rights, and among the assets of each Transferred Entity or Fund Vehicle that is treated as a disregarded entity or a partnership for U.S. federal income tax purposes in a manner consistent with the Final Allocation Schedule and Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Closing Cash Consideration Allocation”). Within 60 days after the Final Closing Cash Consideration is established, Sellers shall provide a proposed Closing Cash Consideration Allocation to Buyer (together with copies of such backup information as may be reasonably necessary or appropriate, or as Buyer may reasonably request, to support such proposal). Such proposed Closing Cash Consideration Allocation shall be final and binding on the Parties unless, within 30 days after Buyer provides such proposed Closing Cash Consideration Allocation, Buyer notifies Sellers of its disagreement with any item in such proposed allocation. In the event of such notification, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer cannot resolve such dispute within 30 days, then they shall appoint an internationally recognized accounting firm mutually acceptable to them (the “Tax Referee”) to determine as promptly as reasonably practicable the matters in dispute and provide a revised Closing Cash Consideration Allocation that reflects such determination, with the fees and expenses of the Tax Referee to be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, and the revised Closing Cash Consideration Allocation provided by the Tax Referee to the Parties shall be final and binding on the Parties and their Affiliates. The Parties will not take a position on any Tax Return before any Tax Authority or in any audit, contest, examination or other administrative or judicial proceeding related to Taxes (a “Tax Proceeding”) that is inconsistent with the Closing Cash Consideration Allocation as finally determined pursuant to this Section 7.15(b) and will cooperate with each other in timely filing any applicable Forms 8594 with the IRS consistent with such Closing Cash Consideration Allocation in each case, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. Law. To the extent that any Consent Excluded Assets are transferred to Buyer post-Closing, Buyer and Sellers shall cooperate in good faith to revise the Closing Cash Consideration Allocation to take into account such post-Closing transfer in a manner consistent with the principles of this Section 7.15(b).
(c)    Notwithstanding anything to the contrary herein, the Parties agree that for U.S. federal income tax purposes and for all applicable U.S. state and local tax purposes, the Parties will report the Retention Payment as consideration paid by Buyer to Sellers for the Interests, and, to the extent that any related employee retention program payments are deductible for applicable Tax purposes, the Parties further agree that Sellers and/or their Affiliates, as applicable (and not Buyer or any of its Affiliates) shall be entitled to such deduction to the extent permitted under the applicable Tax Laws; provided that if a Transferred Entity or Fund Vehicle is entitled under applicable Tax Laws to any such deduction, then to the extent permitted under the applicable Tax Laws such deduction shall be treated as attributable to a Pre-Closing Tax Period or Pre-Closing Straddle Period and, if such Transferred Entity or Fund Vehicle files a Pass-Through Tax Return, allocable to Sellers or their Affiliates.
(d)    Sellers will prepare or cause to be prepared and timely file or cause to be timely filed (i) all Tax Returns for TRC Entities for Pre-Closing Tax Periods that are due prior to the Closing Date and (ii) all Tax Returns for TRC Entities for a Pre-Closing Tax Period or Straddle Period that are due after the Closing Date. Such Tax Returns will be prepared in a manner consistent with past practice and in accordance with all applicable Laws. Sellers will deliver (or cause to be delivered) such Tax Returns to Buyer at least thirty (30) days prior to the due date thereof (taking into account applicable extensions) for Buyer’s review and comment. Sellers shall consider any reasonable comments provided by Buyer within fifteen (15) days after such Tax Return was delivered to Buyer, and Sellers shall incorporate such comments (to the extent the comments relate to issues that affect Taxes for which Buyer or its Affiliates are liable and are not entitled to indemnification under this Agreement) on the version of such Tax Return filed with the applicable Tax Authority provided that Sellers approve such comments (such approval not to be unreasonably withheld, conditioned or delayed). Buyer will cause the TRC Entities to pay all Taxes shown as due on all Tax Returns for Pre-Closing Tax Periods and Straddle Periods for TRC Entities due after the Closing Date. After Buyer has caused a Controlled Transferred Entity to pay any Taxes described in the preceding sentence, Sellers shall reimburse Buyer for Taxes shown as due on such Tax Returns, to the extent such Taxes are treated as Excluded Taxes, within ten (10) Business Days after a written request for reimbursement by Buyer.
(e)    To the extent Buyer is granted any rights to prepare, review, comment or otherwise consult in the preparation of a Tax Return (or component thereof) of a Non-TRC Entity for a Pre-Closing Tax Period or a Straddle Period that is due after the Closing Date (“Non-TRC Entity Tax Return Consent Rights”), Buyer (i) shall consult with Sellers in connection with the exercise of any such Non-TRC Entity Tax Return Consent Rights, and (ii) shall exercise such Non-TRC Entity Tax Return Consent Rights (to the extent such exercise relates to matters that affect Excluded Taxes or other Taxes for which Sellers or their Affiliates are liable and are not entitled to indemnification under this Agreement) in a manner approved by Sellers (such approval not to be unreasonably withheld, conditioned or delayed).
(f)    Each Party shall promptly (and in any event within ten (10) Business Days) notify the other Parties in writing, following receipt of notice of any pending or threatened

Tax Proceeding with respect to a Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity, provided, however, that Buyers shall only be required to notify Sellers to the extent such Tax Proceeding relates, in whole, or in part, to a Pre-Closing Tax Period or Straddle Period.
(g)    Sellers shall have the right to control, at their own expense, any Tax Proceeding relating to a Controlled Transferred Entity or Tax Proceeding Controlled Entity (a “Controlled Transferred Entity Tax Proceeding”) for a Pre-Closing Tax Period or Straddle Period; provided, however, that Sellers shall (i) keep Buyer informed, promptly and in reasonable detail about the conduct of any Controlled Transferred Entity Tax Proceeding, and (ii) with respect to any Controlled Transferred Entity Tax Proceeding relating to a Tax Return of a Controlled Transferred Entity or Tax Proceeding Controlled Entity for a Straddle Period, Sellers shall not enter into any settlement of, or otherwise compromise, such Controlled Transferred Entity Tax Proceeding in a manner that would result in Taxes for which Buyer and its Affiliates are liable and are not entitled to indemnification under this Agreement without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
(h)    To the extent Buyer is granted any information rights or rights to control or otherwise participate in any Tax Proceeding relating to a Non-Controlled Transferred Entity that is not a Tax Proceeding Controlled Entity for a Pre-Closing Tax Period or Straddle Period (a “Non-Controlled Transferred Entity Tax Proceeding”), Buyer shall (i) keep Sellers informed, promptly and in reasonable detail about the conduct of such Non-Controlled Transferred Entity Tax Proceeding, and (ii) to the extent within the control of Buyer or its Affiliates, not consent to or otherwise permit the Non-Controlled Transferred Entity to enter into any settlement of, or otherwise compromise, any such Non-Controlled Transferred Entity Tax Proceeding in a manner that would increase Excluded Taxes or Taxes of Sellers or their Affiliates without the prior written consent of Sellers (which consent will not be unreasonably withheld, conditioned or delayed).
(i)    Buyer shall timely prepare (or cause to be prepared), all Tax Returns of a Fund Vehicle for a Pre-Closing Tax Period or a Straddle Period that are due after the Closing Date. All such Tax Returns of Fund Vehicles shall be prepared in a manner consistent with past practice and in accordance with all applicable Laws. Buyer shall deliver (or cause to be delivered) such Tax Return to Sellers at least thirty (30) days prior to the due date thereof (taking into account applicable extensions) for Sellers' review and comment. Buyer shall consider any reasonable comments provided by Sellers within fifteen (15) days after such Tax Return was delivered to Sellers, and Buyer shall incorporate such comments (to the extent the comments relate to matters that affect Excluded Taxes or other Taxes for which Sellers or their Affiliates are liable and are not entitled to indemnification under this Agreement) on the version of such Tax Return filed with the applicable Tax Authority provided that Buyer approves such comments (such approval not to be unreasonably withheld, conditioned or delayed).
(j)    Buyer shall promptly notify Sellers in writing upon receipt of notice of any pending or threatened Tax Proceeding with respect to a Fund Vehicle for a Pre-Closing Tax Period or a Straddle Period (“Fund Vehicle Tax Proceeding”). Buyer shall have the right to control any Fund Vehicle Tax Proceeding; provided, however, that Buyer shall (A) keep Sellers informed, promptly and in reasonable detail, about the conduct of such Fund Vehicle Tax Proceeding, and (B) not enter into any settlement of, or otherwise compromise, any such Fund Vehicle Tax Proceeding in a manner that would result in Excluded Taxes or other Taxes for which Sellers or their Affiliates are liable and are not entitled to indemnification under this Agreement without the prior written consent of Sellers (which consent will not be unreasonably withheld, conditioned or delayed).
(k)    Notwithstanding anything to the contrary herein, no Party shall be required to take any position on any Tax Return for a Pre-Closing Tax Period or Straddle Period or with regard to any Tax Proceeding that is not supported by at least "substantial authority" within the meaning of Treasury Regulation Section 1.6662-4(d) or an equivalent standard under the relevant Law.
(l)    For the avoidance of doubt, to the extent an entity is both a Transferred Entity and a Fund Vehicle, Section 7.15(i) and Section 7.15(j), and not Section 7.15(d), Section 7.15(e), Section 7.15(f), Section 7.15(g), or Section 7.15(h) shall apply.
(m)    To the extent it is necessary for purposes of this Agreement to allocate Tax of a Transferred Entity, Fund Vehicle, or Non-Controlled Transferred Entity for a Straddle Period between the applicable Pre-Closing Straddle Period and the Post-Closing Straddle Period, the portion of such Tax allocable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than gross receipts Taxes, payroll Taxes, withholding Taxes, sales or use Taxes and Taxes based upon or related to gross or net income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to gross or net income and any gross receipts, payroll, withholding, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the taxable period of any entity treated as a transparent or “pass-through” entity, a controlled foreign corporation, a passive foreign investment company, or similar entity under an applicable Tax Law, in which a Transferred Entity or Fund Vehicle holds a beneficial interest will be deemed to terminate at such time). All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with past practice of the Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity. In addition, and without limiting the foregoing, Buyer and Sellers agree that, on any Pass-Through Tax Return of a Transferred Entity or Fund Vehicle for a Straddle Period, such Transferred Entity’s or Fund Vehicle’s profits, losses and any items of income, gain, loss, expense or deduction shall be allocated between the applicable Seller, on one hand, and Buyer (or the Affiliate of Buyer acquiring an interest in such Transferred Entity or Fund Vehicle at the Closing), on the other hand, using an “interim closing of the books” method as described in Section 706 of the Code and the Treasury regulations thereunder (or similar method provided in applicable U.S. state or local, or foreign, Tax Law); provided that, in the case of a Fund Vehicle, such an allocation is permitted under its Fund Governance Documents.
(n)    Subject to Section 7.15(q) and Section 7.15(k), Buyer shall not (and shall not cause or permit any TRC Entity, Non-TRC Entity (to the extent within Buyer’s control) or Fund Vehicle to) (i) file any amended Tax Return with respect to the TRC Entity, Non-TRC Entity, or Fund Vehicle that relates to a Pre-Closing Tax Period or Straddle Period, (ii) change any election or accounting method or practice with respect to, or that has retroactive effect to any Pre-Closing Tax Period or a Straddle Period (including any election under Section 336(e) or 338 of the Code), (iii) make any extraordinary election (such as any election under Section 336(e) or 338 of the Code or Section 301.7701-3(c) of the Treasury Regulations) with respect to, or that has retroactive effect to any Pre-Closing Tax Period or a Straddle Period, (iv) voluntarily approach any Tax Authority (including with respect to any voluntary disclosure agreement or similar process) with respect to any Pre-Closing Tax Period or Straddle Period, (v) subject to Section 7.15(h) and Section 7.15(j), extend or waive the statute of limitations or other period for the assessment of any Tax with respect to a Pre-Closing Tax Period or Straddle Period or (vi) take any action on the Closing Date after the Closing (or any action effective on or prior to the Closing Date) outside the ordinary course of business that would be reasonably expected to increase Taxes of Sellers or their Affiliates, except, in each case (A) with the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned, or delayed; provided that, if Sellers determine in good faith, within five (5) Business Days of receiving notice of a request for such consent from Buyer, that Sellers or their Affiliates could become liable for any Taxes (or be required to provide indemnification or reimbursement with respect to any Taxes under this Agreement) solely as a result of such action, then it will be reasonable for Sellers to withhold their consent if Buyer does not agree in writing (y) to indemnify or reimburse Sellers and their Affiliates for any Taxes for which Sellers or their Affiliates become liable solely as a result of such action, and (z) not to make any claim against Sellers under this Agreement for indemnification or reimbursement with respect to Taxes arising solely as a result of such action), (B) to the extent required by applicable Law, (C) in the case of a Fund Vehicle, TRC Entity, or Non-TRC Entity, to the extent required under the Fund Governance Documents relating to such Fund Vehicle, TRC Entity, or Non-TRC Entity (without taking into account any amendments to the Fund Governance Documents made after Closing), or (D) to the extent Buyer concludes, upon the advice of outside counsel, that such action is required by Buyer’s or an Affiliate’s fiduciary duties.
(o)    Sellers shall be entitled to the amount of any refund or credit of Taxes of any Controlled Transferred Entity, Non-Controlled Transferred Entity and/or Fund Vehicle as applicable with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period (including, in each case, any interest paid or credited by a Tax Authority with respect thereto) to the extent such Taxes were paid by Sellers or were paid by the Controlled Transferred Entity, the Non-Controlled Transferred Entity or the Fund Vehicle (and which, with respect to such Controlled Transferred Entity, Non-Controlled Transferred Entity or Fund Vehicle, are attributable to the portion of such Taxes economically borne by the relevant Seller of the interest transferred at the Closing in the applicable Controlled Transferred Entity, Fund Vehicle or Non-Controlled Transferred Entity) prior to the Closing or are attributable to Excluded Taxes for which Sellers are liable pursuant to Section 10.2(f), net of any reasonable out-of-pocket costs to Buyer attributable to the obtaining of such refund or credit. Buyer shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to this Section 7.15(n) within ten (10) Business Days of the receipt or recognition of the applicable refund or credit, or as soon as reasonably practicable thereafter. For the avoidance of doubt, Buyer shall have no obligation to pay, or cause to be paid, any amount pursuant to this Section 7.15(n) with respect to any refund that is received by a Controlled Transferred Entity, Non-Controlled Transferred Entity or Fund Vehicle from the applicable Tax Authority prior to Closing or any credit that is utilized to reduce a liability for Excluded Taxes.
(p)    Sellers and Buyer shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their Affiliates to (and, following the Closing, Buyer shall use commercially reasonable efforts to cause the Controlled Transferred Entities, the

Non-Controlled Transferred Entities (to the extent within such Party’s control) and the Fund Vehicles to), cooperate fully with each other, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns of the Controlled Transferred Entities, the Non-Controlled Transferred Entities, the Fund Vehicles, Buyer, Sellers or their respective Affiliates and the conduct of any Tax Proceeding with respect to a Pre-Closing Tax Period or a Straddle Period relating to the Controlled Transferred Entities, the Non-Controlled Transferred Entities, the Fund Vehicles, Buyer, Sellers or their respective Affiliates (including Sellers’ preparation of (x) the REIT gross income and asset tests of Colony Capital, Inc., and (y) other materials related to Colony Capital, Inc.’s qualification as a REIT (the “REIT Tests”)). Such cooperation shall include, reasonably promptly upon request of another Party, the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or REIT Tests, and making employees available during normal business hours to answer questions regarding and provide additional information and explanation of any records or materials provided hereunder. Following the Closing, each of Sellers and Buyer shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their Affiliates to (and Buyer shall use commercially reasonable efforts to cause the Controlled Transferred Entities, the Non-Controlled Transferred Entities (to the extent within Buyer’s control) and the Fund Vehicles to), (i) retain all Books and Records with respect to Tax matters relating to a Pre-Closing Tax Period or Straddle Period until sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Tax Authority, and (ii) give the other Parties reasonable written notice prior to transferring, destroying, or discarding any such Books and Records and, if one Party so requests, the other Parties shall allow the requesting Party to take possession of any such Books and Records.
(q)    At Buyer’s request, and to the extent that the making or maintaining of such election is within the control of the Parties, the Parties shall cause each Controlled Transferred Entity, Non-Controlled Transferred Entity, and Fund Vehicle treated as a partnership for U.S. federal income tax purposes to make (or maintain, as applicable) a valid election under Section 754 of the Code (and any equivalent election(s) for applicable state and local income tax purposes) effective for the taxable year of such entity in which the Closing Date occurs. Further, at Buyer’s request, the Parties shall use commercially reasonable efforts to cause each Controlled Transferred Entity, Non-Controlled Transferred Entity, and Fund Vehicle treated as a partnership for U.S. federal income tax purposes with respect to which the Parties do not control the making or maintenance of such election to make (or maintain, as applicable) a valid election under Section 754 of the Code (and any equivalent election(s) for applicable state and local income tax purposes) effective for the taxable year of such entity in which the Closing Date occurs. Buyer shall reimburse Sellers for any out-of-pocket expenses incurred by Sellers as a result of any election pursuant to this Section 7.15(q).
(r)    At or within thirty (30) days prior to the Closing Date, Sellers shall provide, or shall cause their applicable Affiliates to provide, to Buyer a valid, duly completed IRS Form W-9 and/or other documentation sufficient to establish that no withholding is required by Buyer on the transactions contemplated by this Agreement pursuant to Sections 1445 or 1446(f) of the Code.
Section 7.16.    Restrictive Covenants.

(a)    Non-Solicitation. From and after the Closing Date until the one (1) year anniversary of the Closing (and with respect to any Excluded Asset, the closing date of such transfer pursuant to Section 7.1(c) until the one (1) year anniversary thereof):
(i)    Buyer shall not, and shall cause its Affiliates, not to, in each case directly or indirectly:
(A)    hire, solicit for hire or encourage to leave the employment of, or engagement by, Sellers or Affiliates thereof, any of the employees or consultants of a Seller or Affiliates thereof set forth in Section 7.16(a)(i)(A) of the Disclosure Schedule hereto; or
(B)    recruit, solicit or encourage any employee or independent contractor functioning in a similar role (including persons engaged by a professional employer’s organization or seconded from a Seller) of a Seller or Affiliate thereof to leave his or her employment or engagement with such Seller or an Affiliate or to become an employee, contractor, consultant, or worker of Buyer or an Affiliate thereof.
provided that, this Section 7.16(a)(i) will not apply to any Person who qualifies as a Lux Business Employee who Buyer seeks to hire in connection with Section 7.17(a)(i)
(ii)    Sellers shall not, and shall cause their Affiliates not to, in each case directly or indirectly:
(A)    hire, solicit for hire or encourage to leave the employment of, or engagement by, Buyer or Affiliates thereof, any of the employees or consultants of Buyer or Affiliates thereof set forth in Schedule 7.16(a)(ii)(A) hereto; or
(B)    recruit, solicit or encourage any employee or independent contractor functioning in a similar role (including persons engaged by a professional employer’s organization or seconded from Buyer) of Buyer or an Affiliate thereof to leave his or her employment or engagement with such Buyer or Affiliate or to become an employee, contractor, consultant, or worker of a Seller or an Affiliate thereof;
provided that, this Section 7.16(a)(ii)(A) will not apply to any Business Employees or former employees, consultants, or independent contractors of Sellers or their Affiliates who have entered into transitional or temporary arrangements with Buyer or its Affiliates and who are set forth on Section 7.16(a)(ii)(A) of the Disclosure Schedule, in each case solely to the extent such Persons are terminated by Buyer or its Affiliates without cause.
(b)    Non-Disparagement. Each of Buyer and Sellers covenant and agree, during the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing (and with respect to any Excluded Asset, the closing date of such transfer pursuant to Section 7.1(c) until the one (1) year anniversary thereof), not to make, publish, or communicate to any Person or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning (i) the other Party or its Affiliates, (ii) the Fund Vehicles, (iii) the Transferred Entities, (iv) the Portfolio Investments, or as it relates to clauses (i) through (iv) hereto, any of their respective businesses, or any of their employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other Affiliates or associated third parties, now or in the future; and; provided that the obligations set forth in this

Section 7.16 shall not apply to disclosures to the extent otherwise required by applicable Law or the rules of any exchange or self-regulatory organization applicable to the applicable Party or its Affiliates.
Section 7.17.    Employment Matters.
(a)    Transfer of Employees.
(i)    Business Employees.  The Business Employees Schedule shall designate individuals employed by Sellers in the U.S. and in Luxembourg (individually “US Business Employees” or “Lux Business Employees” and collectively (the “Business Employees”) who Buyer agrees to offer continued employment effective as of the Closing Date and contingent on the Closing as described below (as such schedule may be modified with the mutual consent of the Parties to include the persons covered by the following sentence of this Section 7.17(a)(i)). If any Lux Business Employee declines an offer of employment by Buyer, Sellers shall use reasonable best efforts to propose additional employees who would qualify as Lux Business Employees until Buyer has procured employment of at least five (5) Lux Business Employees effective as of the Closing.
(ii)    Business Employees Compensation. After the date hereof, and in any event no later than the date the Required Consents are solicited (or earlier, if required by applicable Law), Buyer agrees to offer continued employment to each individual designated as a Business Employee in the same or a Comparable Position (as defined herein) effective as of the Closing Date, and contingent on the Closing. For twelve (12) months following the Closing Date, Buyer agrees to provide Business Employees who accept employment with Buyer with (i) total compensation on an annualized basis comparable in the aggregate to the compensation received by such employee from the applicable Seller prior to the Closing Date, provided that, to the extent comparable equity compensation is not available, it shall be replaced by a cash equivalent, provided further, that, Sellers have disclosed to Buyer prior to the execution of the Agreement the actual cash compensation for each Business Employee in effect as of the date of execution of the Agreement, (ii) for US Business Employees, the same employee benefits offered to similarly situated employees of Buyer and (iii) for Lux Business Employees, the same employee benefits offered to Buyer employees in Luxembourg. Buyer shall make available to Sellers a form of offer letter for Business Employees for its review and comment. A “Comparable Position” is a position with Buyer or its Affiliates in which (A) the Business Employee’s level of responsibilities is substantially the same as the Business Employee’s level of responsibilities immediately prior to the Closing, and (B) the Business Employee is not required to relocate more than 25 miles from the Business Employee’s principal business location immediately prior to the Closing.
(iii)    Severance or Other Termination Liabilities/Employee Retention Plan.  Subject to Section 10.2(d)(1), Buyer and its Affiliates shall be solely responsible for, and shall indemnify Sellers and their Affiliates from and against, any severance or similar payments that may become payable to any Business Employee arising out of or in connection with (x) Buyer failing to make an offer of employment in the manner described in Section 7.17(a)(i) and (ii) above or (y) such Business Employee rejecting an offer of employment set forth in Section 7.17(a)(i) and (ii) above, or otherwise refusing to transfer employment to Buyer or its Affiliates, in the case of clause (y) not to exceed $400,000 in the aggregate in respect of any US Business Employees, and $360,000 in the aggregate in respect of any Lux Business Employees. On the date hereof, Sellers have adopted the Employee Retention Plan, and in connection therewith, on the date hereof Buyer shall deposit in the Escrow Account the Retention Payment to satisfy Liabilities with respect to such Employee Retention Plan.
(iv)    Service Credit.  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Buyer and its Affiliates providing benefits to any Business Employees after the Closing, each Business Employee shall be credited with his or her years of service with Sellers and their Affiliates and their respective predecessors to the same extent as such Business Employee was entitled, before the Closing, to credit for such service under any similar plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.
(v)    Welfare Benefit Plan Obligations.  With respect to each Business Employee, Buyer shall, or shall use commercially reasonable efforts to cause its applicable Affiliates to, waive any waiting periods or limitations for preexisting conditions under welfare benefit plans of Buyer and its Affiliates (including medical, dental, life insurance, short-term and long-term disability plans), and any other similar such plans, and shall ensure that each Business employee is given credit for any amounts paid toward deductibles, co-payments, out-of-pocket limits or other fees or costs incurred on or prior to the Closing Date.  Claims by a Business Employee for welfare benefit plan services rendered (A) on or after the Closing Date shall be the responsibility of Buyer and its Affiliates, and (B) prior to the Closing Date shall be the responsibility of Sellers and their Affiliates.
(vi)    Accrued Time Off Entitlements.  From and after the Closing, Buyer shall, and shall cause its Affiliates to, assume and honor all accrued but unused vacation and other paid time-off of the Business Employees not exceeding 25 days per Business Employee as of the Closing (“Accrued PTO Allowance”).  If Sellers or any of their Affiliates are required under applicable Law to make a payment in settlement of accrued vacation or paid time off of any Business Employee, Buyer shall, or shall cause its Affiliates to, reimburse Sellers or their applicable Affiliate for such payments within thirty (30) days of receipt of appropriate verification from Sellers or any of their Affiliates, provided that such reimbursement shall not exceed the Accrued PTO Allowance.
(vii)    401(k) Plan.  Buyer shall, or shall cause one of its Affiliates to, establish or designate one or more qualified defined contribution plans (the “Buyer 401(k) Plan”) containing all provisions necessary for acceptance of direct rollovers of “eligible rollover distributions” (as defined in the Code) that Business Employees are eligible to receive from any plan that is a qualified defined contribution 401(k) plan (a “Seller 401(k) Plan”). The Buyer 401(k) Plan shall also permit any such direct rollover to include any plan loans owned by any Business Employees under the Seller 401(k) Plan on the date of the direct rollover.
(b)    Communications.  Prior to the Closing (except as it relates to individual-level communications with any Business Employee, to which the following shall not apply): (i) any employee notices or communication materials (including website postings) from Buyer or its Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation, or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review, comment, and approval of Sellers (which approval shall not be unreasonably withheld); and (ii) Buyer and its Affiliates shall not make oral or other unwritten communications to the Business Employees without Sellers’ prior written approval (which approval shall not be unreasonably withheld).
(c)    No Third Party Beneficiaries.  This Section 7.17 is included for the sole benefit of the Parties and their respective permitted transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Sellers or any of their Affiliates, any Business Employee or beneficiary or dependent of the foregoing, who is not a party to this Agreement.  Nothing contained in this Agreement (express or implied) is intended to (a) create or amend any employee benefit plan or arrangement or (b) confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment.  No current or former employee of Sellers or any of their Affiliates, or any Business Employee, including any beneficiary or dependent thereof, or any other Person not a Party or permitted transferee or permitted assign thereof, shall be entitled to assert any claim against Buyer, Sellers or any of their respective Affiliates under this Section 7.17.
Section 7.18.    Reports(i)    . Following the date of this Agreement up to the Business Day immediately prior to the date on which Buyer receives the Estimated Closing Statement, Sellers shall provide to Buyer (i) the same financial performance reports and financial statements which are generated by the business, in the ordinary course of business and consistent with past practice as to scope and timing of delivery, promptly following the generation and internal dissemination thereof and (ii) documentation reasonably acceptable to Buyer to evidence rectification of management fee overage and repayment of CDCF IV sub line by the General Partner.
Section 7.19.    Insurance Coverage. Buyer is aware that certain Assets to be acquired pursuant to this Agreement are covered by group umbrella insurance policies taken out by Sellers and their Affiliates and that, except with respect to occurrence-based policies and claims, such Assets will not be covered by such umbrella insurance policies after the Closing for post-Closing matters. Sellers, Sellers’ insurance broker, Buyer, and Buyer’s insurance broker shall reasonably cooperate to identify such umbrella insurance policies and to facilitate a smooth replacement thereof on the Closing Date or a period of transitional continuation thereof subject to it being Buyer’s responsibility for the costs of any such transitional policy. From and after the Closing Date, Buyer and its Affiliates (including the Transferred Entities) shall be entitled to reasonably direct Sellers or any of their Affiliates to, and Sellers and their Affiliates shall, access, make valid claims on, or validly claim benefits from or under, any of Sellers’ and their Affiliates’ current or former insurance policies, programs and arrangements with respect to any claim, basis for claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Closing Date that relates to or is an assumed Liability, transferred Interest or a Transferred Entity (and then only to the extent that such claim, basis for claim, act, omission, event, circumstance, occurrence or loss occurred or existed on or prior to the Closing Date), subject in each case to the terms and conditions of the applicable insurance policies.
Section 7.20.    Interim Actions.

(a)    Structure Charts. Sellers agree to deliver, updated versions of the structure charts set forth in Section 4.5(c) of the Disclosure Schedule reflecting, if applicable, any updates to the structure of each Transferred Equity Interests and each Controlled Transferred Entity, and, to Sellers’ Knowledge, each Non-Controlled Transferred Entity involved in the transactions contemplated by this Agreement as of the Closing Date, no later than five (5) Business Days following any such action or omission that caused such an update to be necessary to the structure of a Transferred Equity Interest, Controlled Transferred Entity and Non-Controlled Transferred Entity, as applicable; provided that nothing contained in this Section 7.20(a) shall limit or modify the restrictions and obligations set forth in Section 7.2 and Section 7.3 hereof. No later than thirty (30) days following the date hereof, Sellers will deliver to Buyer a list containing the share registers, capital contributions, and shareholder loans, as of December 31, 2020 by Sellers or their Subsidiaries in the Portfolio Investments.
(b)    Affiliate Agreements. No later than ten (10) Business Days following the date hereof, Sellers will deliver to Buyer the Affiliate Agreement List. Sellers and Buyer shall agree which Affiliate Agreements shall remain in place following the Closing, if any, which shall include any Affiliate Agreements that are required to remain in place pursuant to the Transition Services Agreement (subject to the termination of each such Affiliate Agreement in full without any further Liability or obligation on Buyer, any Transferred Entity, Fund Vehicle or Portfolio Investment upon and in connection with the termination of the applicable transition service under the Transition Services Agreement), provided that such other Affiliate Agreements shall be terminated (or procured to be terminated) by Sellers immediately prior to or on the Closing; provided further that in the event Sellers and Buyers are unable to agree, such Affiliate Agreements shall be terminated without any Liability or obligation on Buyer, any Transferred Entity, Fund Vehicle or Portfolio Investment.
(c)    Material Contracts. No later than thirty (30) days following the date hereof, Sellers will deliver to Buyer the Material Contracts List.
(d)    Real Property. No later than thirty (30) days following the date hereof, Sellers will deliver to Buyer the Real Property List and the delinquency report and list of security deposits set forth in Section 5.12(b)(ii).
(e)    Capital Account Balance. No later than thirty (30) days following the date hereof, Sellers will provide Buyers with the amount of the Capital Account Balance as of December 31, 2020; provided that nothing contained in this Section 7.20(e) shall limit or modify the restrictions and obligations set forth in Section 7.2 and Section 7.3 hereof.
(f)    Organizational Documents of the Portfolio Investments. No later than thirty (30) days following the date hereof, Sellers will provide Buyer with the Organizational Documents of the Portfolio Investments.
(g)    Intercompany Obligations and Agreements. No later than ten (10) Business Days following the date hereof, Sellers will provide Buyer with a list of the Intercompany Obligations and Agreements.

(h)    Directors’ and Officers’ Indemnification and Insurance. No later than thirty (30) days following the date hereof, Sellers will provide Buyer with a list of any Contract required to be set forth on Section 7.11(a) of the Disclosure Schedule.
(i)    Permits. No later than twenty (20) days following the date hereof, Sellers will provide Buyer with the list Permits of the Transferred Entities and Portfolio Investments.
(j)    Required Consents. After the date hereof, if Sellers and Buyer mutually agree in writing in good faith, that certain consents disclosed in the Required Consents Schedule need not be sought, then the Parties will remove such item from the Required Consents Schedule, and the fact that such consent has not been obtained prior to Closing will not be a breach of the Parties’ respective obligations under this Agreement or result in the conditions set forth in Section 8.7 or Section 9.8 not to be satisfied. Following the date hereof, and no later than 11:59PM Pacific Time on June 7, 2021, CCOC or an Affiliate thereof shall notify Buyer in writing (e-mail being sufficient) whether any of the transactions contemplated by this Agreement will require approval of a Governmental Entity in South Korea. Following notification thereof, Buyer and Sellers shall agree in good faith to update the Required Consents Schedule as necessary and appropriate; and, for the avoidance of any doubt, delivery of this information following the date hereof, but within the timeframe specified, shall not constitute a breach of any representation and warranty given at the date of this Agreement.
(k)    Supplemental Disclosure Schedule. The delivery by a Seller to Buyer following the date of this Agreement of any schedule pursuant to this Section 7.20 (a “Supplemental Disclosure Schedule”) shall not be deemed to cure any breach or inaccuracies in, non-performance of or to be an exception to the representations and warranties contained in Article IV and Article V of this Agreement, any covenant or agreement of Sellers set forth in this Agreement or modify any conditions to Closing contained in Article VIII and Article IX, provided that, to the extent Sellers have complied with the informational delivery requirement of the Supplemental Disclosure Schedule, such compliance shall not be voided by the foregoing. The Parties hereby acknowledge and agree that (i) no item(s) disclosed pursuant to a Supplemental Disclosure Schedule shall be “disclosed” as such term is used in this Agreement to the extent such item(s) would reasonably be expected to result in a Material Adverse Effect (whether individually or in the aggregate or together with any other items that would otherwise be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur), and (ii) any schedule provided pursuant to this Section 7.20 shall not in any way limit the Liability of CCOC or Sellers hereunder, or the right of Buyer to claim for indemnification for Losses it may suffer hereunder, in each case in connection with a breach or inaccuracy of a representation or warranty of Sellers hereunder, or failure of Sellers to perform a covenant or agreement hereunder.
Section 7.21.    French 3% Tax Seller Obligations; Other French Restructuring Obligations(a)    .
(a)    Between the date hereof and Closing, Sellers shall provide Buyer’s tax advisors with all 3% Annual Tax Returns and supporting documentation for due diligence purposes for the period prior to Buyer’s acquisition.

(b)    On or prior to Closing, Sellers shall deliver or ensure that a duly executed 3% Tax Escrow Agreement is delivered to Buyer (or made available to Buyer’s reasonable satisfaction) by Sellers and that all Tax Returns and related supporting documents with respect to the 3% Annual Tax that have been reviewed by Buyer or Buyer’s representatives or counsel are escrowed for the benefit of Buyer’s future reference in case of a French tax audit or in case of resale of any of the entities acquired.
(c)    Sellers and Buyer hereby covenant and agree to cooperate in good faith to explore the restructuring of CFI RE Holdco Investments prior to Closing in a manner that satisfies the requirements of applicable French Law. To the extent Sellers and Buyer agree on a manner in which to implement such restructuring, Sellers and Buyer shall implement such restructuring upon such terms and conditions set forth in definitive documentation mutually agreed by Sellers and Buyer prior to the Closing.
Section 7.22.    OPCI and Armonia Fund Change of Management. If Buyer elects not to have Sellers provide sub-advisory services pursuant to the Transition Services Agreement, with respect to ColPowerMother, ColContinental, ColQuattro French Portfolio SAS and Colbravo (each, individually, and collectively, the “French OPCI”), the Italian Closed-end Real Estate Reserved Alternative Investment Fund named “Armonia” (the “Armonia Fund”) and any other funds where Colony Capital SAS is the appointed AIFM, Sellers undertake, prior to Closing, to (i) procure the amendment of the fund rules if notified by Buyer in writing at least thirty (30) days prior to the Closing and at Buyer’s sole cost and expense, (ii) procure the resignation of Colony Capital SAS or the current management companies of the French OPCI, Armonia Fund or other funds with no liabilities remaining on the French OPCI and the appointment of any suitably qualified replacement manager nominated by Buyer and (iii) procure to file any regulatory or other approval requests in connection with (i) and (ii) prior to Closing, and in each case, any such request by Buyer in respect of the foregoing must be reasonable.
Section 7.23.    Further Assurances. From time to time, as and when requested by any Party hereto and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE VIII

CONDITIONS PRECEDENT TO PERFORMANCE BY SELLERS
The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived in writing by Sellers in their sole discretion. If the Closing occurs, then any and all of the following conditions that were not satisfied on or prior to the Closing Date will conclusively be deemed to have been waived by Sellers.
Section 8.1.    Representations and Warranties of Buyer. (i) Buyer’s Fundamental Representations shall each be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on such dates (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be so true and correct on and as of such specified date or dates), and (ii) all other representations and warranties of Buyer set forth in Article VI (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” of Buyer or other similar limitation or qualification contained therein) will be true and correct as of the date hereof and as of the Closing Date as though made on such dates (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), excepting, solely in the case of clause (ii), only inaccuracies in such representations and warranties that, both individually and collectively, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer; and Buyer will have delivered to Sellers a certificate to such effect executed by a duly authorized representative of Buyer.
Section 8.2.    Performance of the Obligations of Buyer. Buyer (or its permitted designee) shall have performed in all material respects its covenants in this Agreement and all obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date; and Buyer will have delivered to Sellers a certificate to that effect dated as of the Closing Date and executed by a duly authorized representative of Buyer.
Section 8.3.    Litigation. No restraining order or injunction of a court of competent jurisdiction shall be pending or in effect that precludes, restrains, enjoins, or prohibits, or that seeks to preclude, restrain, enjoin, or prohibit the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or declares unlawful such transactions or would cause any of such transactions to be rescinded.
Section 8.4.    Absence of Adverse Governmental Action. No Law will have been enacted or promulgated by any Governmental Entity that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or declares unlawful such transactions or would cause any of such transactions to be rescinded.
Section 8.5.    Closing Deliveries. Buyer shall have delivered to Sellers the deliverables set forth in Section 3.2.
Section 8.6.    HSR and Other Antitrust Requirements. All filings and other submissions required under the HSR Act and any applicable foreign, supranational, and other antitrust or competition Laws will have been made, all applicable waiting periods (including extensions) under the HSR Act and any applicable foreign, supranational, and other antitrust or competition Laws will have expired or been terminated, and the consummation of the transactions contemplated hereby will not violate the HSR Act or any applicable foreign, supranational, and other antitrust or competition Laws.
Section 8.7.    Filings; Consents. All registrations, filings, applications, notices, consents, approvals, orders, qualifications, and waivers listed in the Required Consents Schedule (for the avoidance of any doubt, except as related to any Consent Excluded Assets) applicable to Buyer will have been filed, made, and/or obtained.

Section 8.8.    Other Agreements. Sellers shall have delivered to Buyer a fully executed (a) Transition Services Agreement and (b) transaction documents for those certain other specified transactions as set forth in Section 7.4 of the Disclosure Schedule.
Section 8.9.    Frustration of Closing Conditions. Sellers may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was proximately caused by Sellers’ material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.
ARTICLE IX

CONDITIONS PRECEDENT TO PERFORMANCE BY BUYER
The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived in writing by Buyer in its sole discretion. If the Closing occurs, then any and all of the following conditions that were not satisfied on or prior to the Closing Date will conclusively be deemed to have been waived by Buyer.
Section 9.1.    Representations and Warranties of Sellers. (i) Sellers’ Fundamental Representations shall each be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on such dates (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be so true and correct on and as of such specified date or dates) and (ii) all other representations and warranties of Sellers and the Colony Fund Entities set forth in Article IV and Article V (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” of Sellers or other similar limitation or qualification contained therein) will be true and correct as of the date hereof and as of the Closing Date as though made on such dates (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates) excepting, solely in the case of clause (ii), only inaccuracies in such representations and warranties that, both individually and collectively, have not had and would not reasonably be expected to have a Material Adverse Effect on Sellers; and Sellers will have delivered to Buyer a certificate to such effect executed by a duly authorized representative of Sellers.
Section 9.2.    Performance of the Obligations of Sellers. Sellers shall have performed in all material respects with their respective covenants in this Agreement and all obligations required under this Agreement to be performed or complied with by them on or prior to the Closing Date; and Sellers will have delivered to Buyer a certificate to that effect dated as of the Closing Date and executed by a duly authorized representative of Sellers.
Section 9.3.    Litigation. No restraining order or injunction of a court of competent jurisdiction shall be pending or in effect that precludes, restrains, enjoins, or prohibits, or that seeks to preclude, restrain, enjoin or prohibit the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or declares unlawful such transactions or would cause any of such transactions to be rescinded.

Section 9.4.    Absence of Adverse Governmental Action. No Law will have been enacted or promulgated by any Governmental Entity that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or declares unlawful such transactions or would cause any of such transactions to be rescinded.
Section 9.5.    Absence of Material Adverse Effect. Since the date of the Agreement there shall not have occurred any Material Adverse Effect.
Section 9.6.    Closing Deliveries. Sellers shall have delivered to Buyer the deliverables of Sellers set forth on Section 3.2.
Section 9.7.    HSR and Other Antitrust Requirements. All filings and other submissions required under the HSR Act and any applicable foreign, supranational, and other antitrust or competition Laws will have been made, all applicable waiting periods (including extensions) under the HSR Act and any applicable foreign, supranational, and other antitrust or competition Laws will have expired or been terminated, and the consummation of the transactions contemplated hereby will not violate the HSR Act or any applicable foreign, supranational, and other antitrust or competition Laws.
Section 9.8.    Filings; Consents. All registrations, filings, applications, notices, consents, approvals, orders, qualifications, and waivers listed in the Required Consents Schedule (for the avoidance of any doubt, except as related to any Consent Excluded Assets) applicable to Sellers, the Fund Vehicles, and the Colony Fund Entities will have been filed, made, and/or obtained.
Section 9.9.    Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was proximately caused by Buyer’s material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.
Section 9.10.    Termination of Affiliate Agreements. The Affiliate Agreements shall have been terminated in full in accordance with Section 7.20(b) hereof with no surviving obligation or Liability thereunder.
Section 9.11.    Other Agreements. Sellers shall have delivered to Buyer a fully executed (a) Transition Services Agreement and (b) transaction documents for those certain other specified transactions as set forth in Section 7.4 of the Disclosure Schedule.
ARTICLE X

INDEMNIFICATION
Section 10.1.    Survival.
(a)    Each representation and warranty contained in Article IV, Article V, and Article VI of this Agreement will survive the Closing until twelve (12) months following the Closing Date; provided that the Fundamental Representations and Section 4.13 (Tax

Representations) and Section 5.24 (Tax Representations) will survive until sixty (60) days following the expiration of the applicable statute of limitations.
(b)    The covenants and agreements of Sellers, the Colony Fund Entities, and Buyer contained in this Agreement that (i) by their terms are to be performed prior to the Closing but are not fully performed at Closing shall survive the Closing until twelve (12) months following the Closing Date (provided that any covenants and agreements which by their terms are to be performed prior to the Closing and which are fully performed without breach prior to the Closing shall terminate and be of no further force or effect immediately following the Closing, and no Party shall have any Liability thereunder following the Closing); and (ii) by their terms are to be performed following the Closing shall survive the Closing in accordance with the term of their performance and then shall be terminated.
(c)    No Party shall have any Liability for indemnification under this Article X with respect to any representation, warranty, covenant, or agreement unless written notice thereof is delivered in accordance with the procedures set forth in Section 10.4 prior to the end of the applicable survival period set forth in this Section 10.1. Notwithstanding the foregoing, any representation, warranty, covenant, or other indemnification obligation that is the subject of any written notice that is delivered in accordance with the procedures set forth in Section 10.4 prior to the expiration of the applicable survival period set forth in this Section 10.1 shall survive with respect to such claim until such claim is fully and finally resolved in accordance with the procedures set forth in this Agreement.
Section 10.2.    Sellers’ Obligations to Indemnify. Subject to the limitations set forth in this Agreement, including those in Section 10.6, CCOC will indemnify, defend, and hold harmless Buyer and its Affiliates and their respective affiliates, directors, managers, employees and agents from and against all Losses resulting from, in connection with or arising out of:
(a)    any breach or inaccuracy of any representation or warranty set forth in Article IV of this Agreement or in Article V of this Agreement (subject to Section 7.20(k)), in each case other than any breach of Sellers’ Fundamental Representations and any certificate delivered in connection therewith;
(b)    any breach or inaccuracy of any of Sellers’ Fundamental Representations and any certificate delivered in connection therewith (subject to Section 7.20(k));
(c)    any breach or non-performance of the covenants or agreements of Sellers contained in this Agreement and described in Section 10.1(b) (subject to Section 7.20(k));
(d)    the matters set forth in Section 10.2(d) of the Disclosure Schedule as though set forth herein;
(e)    any Excluded Obligations; provided that to the extent that Sellers or their Affiliates indemnify a Fund Vehicle for an Excluded Obligation, Buyer shall not be entitled to be indemnified for such Excluded Obligation pursuant to this Section 10.2(e) to the extent necessary to avoid double recovery by Buyer and such Fund Vehicle; and
(f)    any Excluded Taxes.

Section 10.3.    Buyer’s Obligations to Indemnify. Subject to the limitations set forth in this Agreement, including those in Section 10.6, Buyer will indemnify, defend, and hold harmless Sellers and their Affiliates and their respective affiliates, directors, managers, employees and agents from and against all Losses resulting from, in connection with or arising out of:
(a)    any breach or inaccuracy of any representation or warranty of Buyer set forth in Article IV of this Agreement and any certificate delivered in connection therewith;
(b)    any breach or non-performance of the covenants or agreements of Buyer contained in this Agreement and described in Section 10.1(b); and
(c)    any Buyer Taxes.
Section 10.4.    Notice of Asserted Claim.
(a)    Promptly after a Party becomes aware of Losses for which indemnification may be sought under this Article X, the Party entitled to indemnification (“Indemnitee”) will give notice thereof pursuant to Section 12.5 (a “Claims Notice”) to the Party or Parties from whom indemnification may be sought (“Indemnitor”). The Claims Notice will include a description in reasonable detail of the matter in respect of which indemnification may be sought, and will indicate the amount (estimated, if necessary) of the Losses suffered by Indemnitee to the extent known. Failure of Indemnitee to promptly give notice hereunder will not affect rights to indemnification hereunder, except to the extent that such failure is actually prejudicial to the rights and obligations of Indemnitor, and then only to the extent of damages caused by such failure.
(b)    The Indemnitee and its Affiliates shall afford the Indemnitor and its Representatives reasonable access during normal business hours, to all their respective personnel who may have knowledge of the facts and circumstances, and to all their respective books, contracts, commitment and records relating to any claim by an Indemnitee an otherwise reasonably cooperate with Indemnitor and its Representatives in investigating such claim; provided that such cooperation would not result in the loss of any attorney-client or other similar privilege or unreasonably interfere with business operations.
(c)    In the event the Indemnitor shall dispute the validity of all or any amount of a claim, the Indemnitor shall, within thirty (30) days of its receipt of the claim, execute and deliver to the Indemnitee a written notice setting forth in reasonable detail the basis upon which the claim or any portion thereof is disputed (the “Dispute Statement”).
(d)    After the giving of any Claims Notice pursuant hereto, the amount of indemnification to which Indemnitee will be entitled under this Article X will be subject to coverage hereunder as incurred and ultimately finally determined: (i) by written agreement between Indemnitee and Indemnitor (including the resolution of the amount of any claim disputed by Indemnitor in a Dispute Statement); or (ii) by a final judgment of any court of competent jurisdiction (for which purpose, a judgment of a court will be deemed final when the time for appeal, if any, has expired and no appeal has been taken or when all appeals taken have been finally determined). All amounts due to Indemnitee, including as incurred and as so finally determined, will be paid by Indemnitor by wire transfer within five (5) Business Days after requested or the determination of the amount of indemnification owing, as the case maybe.

Section 10.5.    Defense of Claim.
(a)    In the case of any third party claim for which Indemnitee seeks indemnification from Indemnitor hereunder, Indemnitor will have the option to conduct and control the defense of such third party claim, including settling the claim (provided that Indemnitor will not settle any such claim if Indemnitee acknowledges its indemnity obligations hereunder in connection therewith without the consent of Indemnitee (which consent will not be unreasonably withheld or delayed) unless the settlement includes a complete release of, and no obligation of payment by, and no admission of fault or wrongdoing on the part of, Indemnitee with respect to the claim. Until Indemnitee has received notice of Indemnitor’s election whether to defend any claim, Indemnitee may take reasonable steps to defend (but may not settle) such claim. If Indemnitor declines to assume the defense of any such claim, or Indemnitor fails to notify Indemnitee within ten (10) calendar days after its receipt of the Claims Notice of Indemnitor’s election to defend such claim, Indemnitee may defend against such claim (provided that Indemnitee will not settle such claim without the consent of Indemnitor (which consent will not be unreasonably withheld or delayed) unless the settlement includes a complete release of, and no obligation of payment by, and no admission of fault or wrongdoing on the part of, Indemnitor with respect to the claim). Regardless of which Party assumes the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith and to keep each other reasonably informed of the status of the claim and any related proceeding and will take no action or make any admissions or statements not required by Law that would adversely affect the defense of any such claim. Notwithstanding the foregoing, Section 7.15(g), Section 7.15(h), and Section 7.15(j) and not this Section 10.5, will govern the conduct of any Tax Proceeding described in any of such provisions.
(b)    With respect to a third party claim for which the Indemnitor has elected to control the defense, the Indemnitor shall not settle such third party claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) includes a complete and unconditional release of such Indemnitee from all Liabilities relating thereto, (ii) does not contain any admission of any wrongdoing by or on behalf of such Indemnitee, and (iii) does not encumber any assets of any Indemnitee or subject any Indemnitee to any conditions or restrictions that would or would reasonably be expected to adversely affect such Indemnitee. The Indemnitor shall notify the Indemnitee of the progress of any such third party claim and shall provide the Indemnitee with reasonable access upon request to all relevant information and documentation relating to such third party claim and the prosecution or defense thereof.
(c)    The Indemnitee shall have the right, at the cost and expense of the Indemnitor and with counsel reasonably acceptable to the Indemnitor, to assume the defense of a third party claim in lieu of the Indemnitor if (i) the Indemnitor has failed or is failing to defend in good faith the third party claim, (ii) the Indemnitor does not exercise its right to defend against such third party claim, (iii) the applicable claim seeks in addition to or lieu of monetary damages, any injunctive or other equitable relief, (iv) the applicable claim presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor, (v) the applicable claim involves any investor, Limited Partner, partner or other similar Person of the Indemnitee or any of their Affiliates and such claim could reasonably be expected to materially impair such Indemnitee’s or its Affiliate’s relationship with such investor, Limited Partner, partner or other similar Person; provided that in the event both the Indemnitor and the Indemnitee (or their respective Affiliates) are named parties to such claim, then the Indemnitee’s applicable control of such claim hereunder shall be limited to the portion of such claim relating to the Indemnitee (or its applicable Affiliate), and the Indemnitor shall be permitted to continue to control the defense of the portion of such claim relating to the Indemnitor (or its applicable Affiliate), (vi) the applicable claim relates to or arises in connection with any criminal action, indictment, allegation or investigation, (vii) the maximum Liability amount set forth in Section 10.6 are exceeded, or (viii) the applicable claim made by any Governmental Entity or related claim by a Governmental Entity names the New GP, the New Manager, Fortress Investment Group, LLC or one of its Affiliates (other than Buyer and any of its Subsidiaries, including any Transferred Entity, Fund Vehicle or Portfolio Investment, other than the New GP and the New Manager); provided that in the event both the Indemnitor and the Indemnitee (or their respective Affiliates) are named parties to such claim, then the Indemnitee’s applicable control of such claim hereunder shall be limited to the portion of such claim relating to the Indemnitee (or its applicable Affiliate), and the Indemnitor shall be permitted to continue to control the defense of the portion of such claim relating to the Indemnitor (or its applicable Affiliate). The Indemnitee shall notify the Indemnitor of the progress of any such third party claim and shall provide the Indemnitor with reasonable access upon request to all relevant information and documentation relating to such third party claim and the prosecution or defense thereof. In the event the Indemnitee assumes the defense of the third party claim pursuant to the foregoing sentence, the Indemnitor, at its sole cost and expense, shall cooperate with the Indemnitee and the Indemnitor shall, at its expense, be permitted to participate in such defense. The Indemnitee shall not settle any third party claim (including any third party claim for which the Indemnitor is conducting and controlling the defense pursuant to Section 10.5(b)) without the consent of the Indemnitor (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that, notwithstanding the foregoing or anything to the contrary herein, in connection with any third party claim for which the Indemnitee is controlling the defense thereof pursuant to clause (viii) of this Section 10.5(c), in the event of any settlement opportunity with the applicable Governmental Entity the Indemnitee will not be required to obtain the prior written consent of the Indemnitor to the settlement of such claim unless such settlement involves the payment of a material amount of money for which the Indemnitor would be responsible hereunder, and in the event and to the extent such settlement does involve a material amount of money for which the Indemnitor would be responsible hereunder then the Indemnitee shall not settle that element of such claim without the consent of the Indemnitor (which consent will not be unreasonably withheld, conditioned or delayed).
Section 10.6.    Limitations on Indemnification.    Notwithstanding the foregoing or any other provision of this Agreement to the contrary:
(a)    Sellers will have no Liability in respect of any matter to the extent that it is (i) subject to Section 12.12, disclosed in the Disclosure Schedule (provided that any such disclosure will not preclude or otherwise limit an Indemnitee’s ability to recover for Losses under Section 7.20(k) (provided that the foregoing shall not limit the Liability of Sellers to the extent such disclosure (i) is made for the purposes of informing a representation or warranty set forth in this Agreement and (ii) is not setting forth an exception to a representation or warranty herein), Section 10.2(d), Section 10.2(e) or Section 10.2(f) on the terms set forth in this Article X); and/or (ii) included in any adjustment of the Closing Cash Consideration, as finally determined pursuant to Section 2.5.

(b)    Sellers will have no Liability under Section 10.2(a) and Section 10.2(d)(2) of the Disclosure Schedule, and no Indemnitee will be entitled to recover for Losses under Section 10.2(a) and Section 10.2(d)(2) of the Disclosure Schedule that individually are in an amount of $100,000 or less (which matters will not be aggregated unless such claims are part of a substantially similar class of, or related, claims), provided that the foregoing shall not apply in respect of Section 4.10(a)(i) (Litigation), Section 4.13 (Tax Representations), Section 5.11(a)(i) (Litigation), and Section 5.24 (Tax Representations), or (ii) unless and until, and then only to the extent that, Losses arising out of an individual claim or series of unrelated claims, aggregate to an amount in excess of 1% of the Purchase Price (the “Deductible”), in which case Sellers will only be liable for the amount of Losses sought by an Indemnitee in excess of the Deductible.
(c)    The maximum aggregate Liability of Sellers, and an Indemnitee’s sole recourse (other than the RWI Policy, if any) for indemnification, under Section 10.2(a), Section 10.2(c) (solely with respect to the pre-Closing covenants covered under Section 10.1(b)(i)), and Section 10.2(d)(2) of the Disclosure Schedule, is limited to an amount equal to 10% of the Purchase Price.
(d)    Except as otherwise provided in Section 10.2(c), the maximum Liability of Sellers, and an Indemnitee’s sole recourse (other than the RWI Policy, if any) for indemnification by Sellers, under or in connection with this Agreement and/or the transactions contemplated by this Agreement (except in the case of Fraud) is limited to the Final Closing Cash Consideration, as finally determined pursuant to Section 2.5, actually received by Sellers.
(e)    The indemnification obligations of Buyer will be capped at the amount of the Final Closing Cash Consideration, as finally determined pursuant to Section 2.5, actually received by Sellers.
(f)    The amount of any Losses for which indemnification is provided under this Article X shall be reduced to take account of any net Tax benefit actually realized (in the form of a reduction in a Tax payable to a Tax Authority or receipt of a Tax refund, including any interest with respect thereto) by the Indemnitee or any of its Affiliates (including as a result of an allocation of such Tax benefit to the Indemnitee or any of its Affiliates by a “pass-through entity”) arising in or prior to the Tax period in which the applicable indemnity payment is made, but only to the extent such Tax benefit is not reasonably expected to be offset by a Tax Liability that will be incurred by the Indemnitee or any of its Affiliates in future periods by reason of the incurrence of such Losses or receipt of the applicable indemnification payment under this Article X for such Losses (it being understood the amount of such future Tax Liability shall be determined taking into account any anticipated additional Tax benefits of the Indemnitee or its Affiliates to be realized in future periods as a result of such Losses).
(g)    Notwithstanding anything in this Agreement to the contrary, for the purposes of this Article X (including for purposes of the definition of “Excluded Taxes”), each representation and warranty in this Agreement shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect” or similar phrases or qualifiers contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty); provided that the foregoing shall not apply in respect of Section 5.6(a) (Financial Statements), Section 5.7 (Absence of Undisclosed

Liabilities), Section 5.8 (Absence of Certain Changes or Events) and Section 5.18 (Material Contracts) solely for purposes of the definition of “Material Contract” and to the extent related to the “material,” “in all material respects,” “Material Adverse Effect” or similar phrases or qualifiers contained in such representation or warranty.
(h)    Any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication and in no event shall (i) any Indemnitor be obligated to indemnify any Indemnitee with respect to any Losses with respect to any matter to the extent such matter was taken into account in any adjustment pursuant to Section 2.6; or (ii) any Indemnitee be indemnified under different provisions of this Agreement for the same Losses.
(i)    All Losses will be determined, and any indemnification in respect of Losses will be made, net of any insurance (including under the RWI Policy, if applicable) or other third party proceeds or benefits actually recovered or actually received by Indemnitee in connection with the fact(s) or matter(s) giving rise to such Losses. If Buyer procures a RWI Policy, each Indemnitee will use commercially reasonable efforts to pursue any such proceeds or benefits, both before and after payment of any indemnification hereunder; and any such proceeds or benefits are recovered in connection with the fact(s) or matter(s) giving rise to Losses after any indemnification payment has been made in respect of such Losses without taking into account such proceeds or benefits, Indemnitee upon recovering the same will promptly pay them over to Indemnitor.
(j)    No claim for indemnification in respect of any breach of a representation or warranty or covenant set forth in this Agreement may be made after the applicable expiration date for such representation or warranty or covenant set forth in Section 10.1 above.
(k)    Each Party will make commercially reasonable efforts to mitigate the Losses for which any other Party is required to indemnify it, and no Party will be entitled to indemnification in respect of any Losses that could have been avoided by such commercially reasonable efforts.
Section 10.7.    Order of Recourse. Buyer’s rights to indemnification for Losses will be satisfied in the following order: (i) first, from the RWI Policy (if any, and to the extent covered thereby); and (ii) thereafter, from Sellers in accordance with, and subject to the limitations set forth in, this Agreement.
Section 10.8.    Exclusive Remedies. From and after the Closing, except in the case of Fraud, the provisions of this Article X are the sole and exclusive remedies of the Parties hereto in respect of this Agreement, the other Transaction Documents, and the transactions contemplated hereby (whether based on this Agreement, the other Transaction Documents, tort (including negligence, gross negligence, and strict liability), contract, statutory or common law, or otherwise).
Section 10.9.    Tax and Other Treatment of Indemnity. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

ARTICLE XI

TERMINATION
Section 11.1.    Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Sellers and Buyer;
(b)    by either Buyer or Sellers if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of such order, decree, ruling, injunction or other action;
(c)    by either Buyer or Sellers at any time after 5:00 p.m. (New York time) on December 31, 2021 (the “Outside Date”) and prior to the Closing by giving written notice to Sellers (in the case of a termination by Buyer) or to Buyer (in the case of a termination by Sellers) unless the conditions to Closing (other than those to be satisfied at Closing) have been satisfied or waived prior to such time; provided that, if the Parties are still in good faith pursuing outstanding Required Consents listed in the Required Consents Schedule, and all other conditions to Closing (other than those to be satisfied at Closing) have been satisfied, then the Outside Date automatically and without further action by any Party, will be extended to March 31, 2022;
(d)    by Buyer, by giving written notice to Sellers, if (i) the representations and warranties of Sellers and the Colony Fund Entities in Article IV and Article V fail to be true and correct such that the condition set forth in Section 9.1 would not be satisfied, or (ii) Sellers have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 9.2 would not be satisfied (in either case, other than as a result of an intentional material breach by Buyer of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty, or obligation cannot be cured or, if curable, continues unremedied for a period of fifteen (15) Business Days after Sellers have received written notice from Buyer of the occurrence of such failure or breach (provided that in no event will such fifteen (15) Business Day period extend beyond the day preceding the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Buyer at any time that Buyer is in breach of any of Buyer’s representations, warranties, covenants, or agreements contained herein which breach would result in the failure to satisfy any of the conditions set forth in Section 8.1 or Section 8.2 as of the date of termination if the Closing were to occur on such date;
(e)    by Sellers, by giving written notice to Buyer, if (i) any of the representations and warranties of Buyer in Article VI fail to be true and correct such that the condition set forth in Section 8.1 would not be satisfied, or (ii) Buyer has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2 would not be satisfied (in either case, other than as a result of an intentional material breach by Sellers of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty, or obligation cannot be cured or, if curable, continues unremedied for a period of fifteen (15) Business Days after Buyer has received written notice from Sellers of the occurrence of such failure or breach (provided that in no event will such fifteen (15) Business Day period extend beyond the day preceding the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Sellers at any time that any Seller is in breach of any of Sellers’ representations, warranties, covenants, or agreements contained herein which breach would result in the failure to satisfy any of the conditions set forth in Section 9.1 or Section 9.2 as of the date of termination if the Closing were to occur on such date; and
(f)    by Buyer, if the allocable amount attributable to the Excluded Assets as set forth on the Asset Reference Schedule is greater than 35% of the estimated Purchase Price (reduced by the allocable amount attributable to the Transfer Cost Excluded Assets as set forth on the Asset Reference Schedule).
Section 11.2.    Survival; Effect of Termination.
(a)    In the event that this Agreement is terminated pursuant to Section 11.1:
(i)    This Agreement will become void and of no further force and effect, except that the provisions of this Article XI and Article XII will remain in effect, and that no such termination will have any effect on any rights or obligations of any Party in respect of any willful and material breach of this Agreement occurring prior to such termination, or on the Liability of any Party hereto for Fraud; and
(ii)    Buyer shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Sellers or destroy, and will cause its Representatives to return to Sellers or destroy, all of the documents and other materials received from Sellers or its Subsidiaries or their respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Buyer shall comply with all of its obligations under Section 7.8 and if requested by a Seller or Transferred Entity, provide certification reasonably acceptable to such Seller or Transferred Entity of such compliance.
(b)    In the event that this Agreement is validly terminated then within three (3) Business Days after such termination, the Parties will cause the Escrow Agent pay to Buyer in cash by wire transfer of immediately available funds an amount equal to the Escrow Amount (as adjusted pursuant to the terms of the Escrow Agreement), except in the event that Sellers validly terminate this Agreement pursuant to Section 11.1(e) and in such event, within three (3) Business Days after such termination, the Parties will cause the Escrow Agent pay to Sellers in cash by wire transfer of immediately available funds an amount equal to the Escrow Amount (as adjusted pursuant to the terms of the Escrow Agreement).

ARTICLE XII

MISCELLANEOUS
Section 12.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors, permitted assigns, heirs, executors, and administrators. No Party to this Agreement may assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each of the other Parties to this Agreement (which consent may be granted or withheld in such Parties’ sole discretion); provided that (i) Sellers may assign any rights hereunder to a wholly-owned Subsidiary without Buyer’s consent; (ii) Buyer may collaterally assign its rights hereunder to its lenders or any collateral agent or trustee therefor without Sellers’ consent; and (iii) Buyer may assign any rights and obligations (including any right to purchase or obtain the Interests) hereunder to its Affiliates (provided however, that Buyer may not assign its rights hereunder (in whole or in part) (a) to an entity which is not a wholly-owned Subsidiary of Fortress Investment Group LLC, and (b) unless such assignee agrees and undertakes directly for the benefit of Sellers that it shall, jointly with Buyer, be liable to Sellers for compliance with the obligations so assumed and assigned to it) without Sellers’ consent; provided, further, that in the case of any assignment described in the foregoing clauses (i), (ii), and (iii), (x) no such assignment shall relieve the assignor of its obligations hereunder, (y) prompt written notice shall be provided to the other Parties to this Agreement, and (z) such assignment shall not cause delay or have a negative impact on the consummation or the Closing of the transactions contemplated by this Agreement. Any attempted assignment or transfer in violation of this Section 12.1 shall be null and void.
Section 12.2.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement (and unless otherwise specifically stated therein, each other Transaction Document) shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
(b)    Except as otherwise provided in this Agreement, the Parties hereto irrevocably (i) consent to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), for the purposes of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby, (ii) waive any objection to the laying of venue of any Legal Proceeding brought in such court, (iii) waive and agree not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum, (iv) agree that the Laws described in the second sentence of Section 12.2(a) shall govern any such action, and (v) agree that service of process or of any other papers upon such Party by registered mail at the address to which notices are required to be sent to such Party under Section 12.5 shall be deemed good, proper and effective service upon such Party.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER, OUT OF, OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 12.3.    Expenses. Except as otherwise specified in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Notwithstanding anything herein to the contrary, each of Sellers and Buyer shall be responsible for 50% of (a) all governmental fees and charges applicable to any requests for Government Consents, including any filing fees related to the HSR Act and any other Antitrust Laws applicable to the transactions contemplated hereby, (b) the cost of “tail” policies purchased pursuant to Section 7.11(c) up to the cap specified in Section 7.11(c) and (c) any Transfer Taxes except to the extent set forth in Section 12.3 of the Disclosure Schedule. In addition, the expenses provisions set forth in Section 12.3 of the Disclosure Schedule shall also apply and be deemed incorporated herein.
Section 12.4.    Severability. Whenever possible, each provision of this Agreement and any Transaction Document is to be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement or any Transaction Document is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such Transaction Document, and the Parties shall use best efforts to amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.
Section 12.5.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, on the date delivered, (b) when transmitted via e-mail (or other electronic device), on the date the delivering party receives confirmation during normal business hours (and, if not during normal business hours, the next Business Day), (c) one Business Day after being sent prepaid by a reputable courier service (providing proof of delivery), or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
If to Sellers, to or in the care of:
Colony Capital, Inc.
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487
Attn:    Director, Legal Department
Email:    clny-legal@clny.com
with a copy to (which shall not constitute notice) sent at the same time and by the same means to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attn:    David Brinton
Neil Barlow
Email:    David.Brinton@CliffordChance.com
Neil.Barlow@CliffordChance.com

If to Buyer, to or in the care of:
c/o Fortress Investment Group, LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attn:      Constantine Dakolias
              General Counsel, Credit Funds
               Richard Fleming
Email:    Dean@fortress.com
    gc.credit@fortress.com
           rfleming@fortress.com

c/o Fortress Investment Group, LLC
11611 San Vicente Blvd
10th Floor
Los Angeles, CA 90049
Attn:      Noah Shore
               David Hammerman
Email:    nshore@fortress.com
dhammerman@fortress.com

with a copy to (which shall not constitute notice) sent at the same time and by the same means to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn:    Ariel J. Deckelbaum
    Conrad Van Loggerenberg
Harris B. Freidus
Email:    ajdeckelbaum@paulweiss.com
    cvanloggerenberg@paulweiss.com
    hfreidus@paulweiss.com
Any Party may change its address for the purpose of this Section 12.5 by giving the other Party written notice of its new address in the manner set forth above.
Section 12.6.    Waivers and Amendments. This Agreement and each Transaction Document may be amended, superseded, cancelled, renewed or extended, and the terms hereof or thereof may be waived, only by a written agreement signed (in counterparts or otherwise) by each of the Parties hereto or thereto, or in the case of a waiver, by the Party waiving compliance. The failure of a Party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement or any Transaction Document will not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, will preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 12.7.    Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
Section 12.8.    Public Announcements. The initial press release regarding this Agreement shall be a mutually acceptable joint press release. Prior to the Closing, no Party hereto shall make any press release or public announcement setting forth the terms of the transactions contemplated hereby without the approval of the other Parties hereto (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything to the contrary in Section 7.8, either Party (or any of its Affiliates) may release information concerning the transactions contemplated hereby at any time after the date of this Agreement, (i) in the manner in which its Affiliates publicly disclosed transactions prior to the date hereof consistent with past practice, (ii) to comply with any applicable Laws, including pursuant to governmental regulations and statutes as required by Law for publicly filing entities or pursuant to an order by a court of competent jurisdiction or (iii) to the extent, in the good faith judgment of Buyer’s or Sellers’ outside counsel, accountants, or advisors, as applicable, such disclosure is required to be disclosed (including in any registration statement, other disclosure document, press release or public announcement) in connection with such Party’s (or any of its Affiliates’) quarterly earnings results, earnings guidance or capital raising, other fund-raising activities and reporting activities; provided, however, in either of clauses (ii) or (iii), such disclosing Party shall give the other Parties a reasonable opportunity to review and comment on such disclosure. Notwithstanding the foregoing or anything to the contrary in Section 7.8, nothing herein shall limit the right of an Affiliate of either Party that is a public reporting company to publicly disclose the transaction consistent with any statements previously made in compliance with this Section 12.8 and to the extent required pursuant to applicable Law.
Section 12.9.    Entire Agreement. This Agreement and all other Transaction Documents (including the exhibits and schedules hereto and thereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among Sellers and Buyer with respect to the subject matter hereof (including the Letter of Intent, as it may have been amended). No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist among the Parties, except as expressly set forth in this Agreement and the other Transaction Documents.
Section 12.10.    No Third-Party Beneficiaries. The D&O Indemnified Persons are intended third-party beneficiaries of the provisions of Section 7.11(d), and each of them has the right to enforce such provisions directly. Except as set forth in the preceding sentence, nothing herein is intended or will be construed to give any Person other than the Parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.
Section 12.11.    Construction. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement reflects the language mutually chosen by the Parties to express their understanding and agreement, and no Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.
Section 12.12.    Exhibits and Schedules. The exhibits and schedules, including the Disclosure Schedule, referenced herein, will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All references herein to any Disclosure Schedule or schedules and exhibits shall be deemed references to such parts of this Agreement to the extent reasonably apparent on its face, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Schedule with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules of this Agreement to the extent such disclosure is reasonably applicable on its face. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. No disclosure in the Disclosure Schedule of any contract, document, actual or potential Liability, default, breach, violation, limitation, impediment or other fact or matter constitutes an admission or implication that the same is in fact material or has caused or may cause a Material Adverse Effect, notwithstanding that the related representations and warranties may call for such disclosure only to the extent the same is material or has caused or may cause a Material Adverse Effect.
Section 12.13.    Enforcement. The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 12.14.    Counterparts. This Agreement and each Transaction Document may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties, it being understood that each Party need not sign the same counterpart. Execution of this Agreement by electronic imaging or electronic signature will constitute effective execution of this Agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 12.15.    Legal Counsel; Waiver of Conflicts; Attorney-Client Privilege.
(a)    Recognizing that Clifford Chance has acted as legal counsel to Sellers (and certain of their current and former direct and indirect stockholders and other beneficial owners) prior to the Closing, and that Clifford Chance will continue to act as legal counsel to Sellers (and certain of their current and former direct and indirect beneficial owners and stockholders) after the Closing, Buyer agrees that, after the Closing, none of Buyer or its Affiliates will have any right to access or control any Attorney-Client Communications, including of the Transferred Entities and the Fund Vehicles, which will be the property of (and be controlled by) Sellers or any of their Affiliates, as applicable.
(b)    Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Transferred Entities), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges and the expectation of client confidence as to all Attorney-Client Communications belong to Sellers, the Transferred Entities, or their respective Affiliates, as applicable, and will not pass to or be claimed by Buyer or any of its Affiliates that are not part of the Transferred Entities, and (ii) Sellers, the Transferred Entities or their respective Affiliates, as applicable, will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates that are not part of the Transferred Entities not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication; or (y) take any action which would reasonably be expected to cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute; provided, however, if a dispute arises between Buyer or any Transferred Entity or their Affiliates and a third party (other than Sellers in respect of the transactions contemplated hereunder) after the Closing, Buyer or any Transferred Entity or their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Clifford Chance to such third party and may use such information in any such dispute; provided that Buyer or any Transferred Entity or their Affiliates may not waive such privilege without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed.
Section 12.16.    Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as Parties hereto and their permitted assignees, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, lender, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any Liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of Sellers or Buyer under this Agreement (whether for indemnification or otherwise) or of or for any Legal Proceeding based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, nothing in this Section 12.16 shall in any way limit or modify the rights and obligations of Buyer or Sellers under this Agreement or the D&O Indemnified Parties; provided, further, that this Section 12.16 shall not apply in the event of Fraud.
Section 12.17.    No Rescission. Except in the event of Fraud, no Party will be entitled to rescind any transaction contemplated by this Agreement.
Section 12.18.    Time of the Essence. Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement and the other Transaction Documents.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Purchase Agreement to be executed as of the date first above written.

BUYER:
CF TROY HOLDINGS LLC,
a Delaware limited liability company
By: /s/ William A. Covino
Name: William A. Covino
Title: Chief Financial Officer

[Signature Page to (CLNY) Purchase Agreement]

SELLERS:
COLONY CAPITAL OPERATING COMPANY, LLC
By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY CAPITAL CREDIT II, L.P.
By: ColonyGP Credit II, LLC, its general partner

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONYGP CREDIT II FEEDER, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY CAPITAL CREDIT III, L.P.
By: ColonyGP Credit III, LLC, its general partner

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

[Signature Page to Purchase Agreement]

COLONYGP CREDIT III FEEDER, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY CAPITAL CREDIT IV, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONYGP CREDIT IV FEEDER, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY CAPITAL CREDIT V, L.P.
By: CDCF V GP Holdco, LLC, its general partner

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

[Signature Page to Purchase Agreement]

COLONYGP CREDIT V, S.A.R.L.
Represented by Colony Capital Luxembourg S.a.r.l.

By: /s/ Ioannis Ermilios
Name: Ioannis Ermilios
Title: Authorised Signatory

COLARMONIA GP, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY THL K CO-INVESTMENT GENPAR, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY THL CO-INVESTMENT GENPAR,
LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

[Signature Page to Purchase Agreement]

COLCOGP STRATEGIC PARTNERS III, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLHMGP STRATEGIC PARTNERS, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLEMERALD GENPAR S.A.R.L.
Represented by Colony Capital Luxembourg S.a.r.l.

By: /s/ Ioannis Ermilios
Name: Ioannis Ermilios
Title: Authorised Signatory

COLONY CAPITAL INVESTMENT
ADVISORS, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

[Signature Page to Purchase Agreement]

COLONY CAPITAL ADVISORS, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

CDCF IV INVESTMENT ADVISOR, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLARMONIA MANAGER, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

CDCF V INVESTMENT ADVISOR, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

[Signature Page to Purchase Agreement]

CNI ELITE STOR FUND VI MANAGEMENT,
LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

COLONY CAPITAL SAS

By: /s/ Nadra Moussalem
Name: Nadra Moussalem
Title: President

COLONY CAPITAL SAS, FILIALE DI ROMA

By: /s/ Nadra Moussalem
Name: Nadra Moussalem
Title: Preposto

COLONY CAPITAL SAS,
SUCCURSALE LUXEMBOURG

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Representants permanents

[Signature Page to Purchase Agreement]

COLONY CAPITAL SAS,
SUCCURSALE LUXEMBOURG

By: /s/ Ioannis Ermilios
Name: Ioannis Ermilios
Title: Representants permanents

[Signature Page to Purchase Agreement]